UNITED STATES

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VIATRIS™

2021 PROXY STATEMENT

Annual Meeting of Shareholders

2021 PROXY STATEMENT Annual Meeting of Shareholders

A Message from

The Executive Chairman of the Board

Dear Fellow Shareholders:

We are pleased to publish our first Proxy Statement since the formation of Viatris Inc., a company that we believe is uniquely positioned to provide broad access to high-quality, affordable medications around the world. And although we refer to Viatris as a new kind of healthcare company — which it is — in fact it represents the culmination of more than a decade of strategic vision and execution, rooted in our long-standing mission of patient access and a dedication to creating a one-of-a-kind global platform to serve that critical patient need while also providing a robust, sustainable investment proposition.

Viatris’ Total Shareholder Return Business Model and Unprecedented Global Platform

Starting with the strong foundation set by Mylan, which had grown to reach more than 165 countries representing greater than 95% of the world’s population, Viatris truly was built with a sense of purpose: a company with significant reach that fills critical global health voids, while doing both good and well.

(1)	Based on the population of countries reached.

In August 2018, Mylan’s Board formed a Strategic Review Committee to begin exploring ways to further unlock the value of the global platform it had created over the previous decade based on a belief that the company remained significantly undervalued. Following extensive analysis and many discussions with Mylan’s shareholders, the Board decided to combine Mylan with Upjohn to form Viatris and return the combined company to its origin in the United States, creating a more shareholder-centric governance and business model, and transforming the enterprise into an even more robust and integrated global healthcare platform.

Our new business model focuses on total shareholder returns with a shareholder-friendly capital allocation plan — beginning with the announcement of an annualized inaugural dividend of $0.44 per share — while also positioning the company for multiple expansion.

Viatris is simply unique: we are confident that we have the talent, the global infrastructure, and the ingrained mission to reach a broad number of patients, regardless of geography or circumstance, while also creating a desirable investment opportunity for both current and future shareholders.

A Unique Mission of Access and Sustainability

The significant value of our unique global infrastructure has been placed in sharp focus as the COVID-19 pandemic spread throughout the world over the past 18 months, challenging healthcare systems and patient health at unprecedented levels. Never before in our lifetimes has it been clearer that access to high quality, affordable medications is a critical need for every healthcare system and individual around the world. We believe that Viatris is uniquely positioned to meet these essential global health needs — not just to respond to a global pandemic — but to address a growing global void by providing reliable, sustainable access to the broadest range of therapies.

We are proud of our journey and will continue with a steadfast commitment to responsible and sustainable operations and leveraging our collective expertise to empower people worldwide to live healthier at every stage of life, recognizing that our actions affect the stakeholders and communities we serve. Our sustainability priorities are not only aligned with our business objectives, but also are embedded throughout our organization. The Viatris Board and management team share a strong interest in our environmental, social and governance performance, and we are committed to continue driving these efforts forward.

A Two Phase Strategy to Build Viatris for a Sustainable Long-Term Business Model

As we laid out at the inception of Viatris, our plan to create value is based on a detailed and disciplined two-phase roadmap, all while integrating two distinct businesses and capturing synergies across the combined enterprise. Phase 1 of our strategy, which commenced with the creation of Viatris and is expected to be completed by the end of 2023, is intended to set the company up for long-term sustainability, focusing on delevering our balance sheet and returning capital to shareholders. Phase 2 of our strategy, which is expected to begin upon the completion of Phase 1, will be focused on returning the company to growth.

Our key financial metric of generating optimal cash flows will support our strategic priorities — including further strengthening and maintaining our investment-grade profile, capturing synergies, and continuing to invest in our pipeline and other business development opportunities through our disciplined capital allocation plan.

Generation of cash flow will remain key to our long-term financial strength and delivering on our commitment to shareholders, as evidenced by the Board’s decision to make it one of the key metrics of management’s short- and long-term compensation. Viatris has demonstrated its ability to consistently generate substantial cash flows, and we anticipate cash flow generation to grow in the coming years as a result of our expectations for continued strong performance, a reduction in one-time costs, and continued improvements in cash flow conversion. Optimizing cash flow generation will continue to be our North Star.

Our Proven R&D Execution and Innovative Global Healthcare Gateway®

We have a well-established track record of developing and commercializing several first-to-market complex products. Our receipt of an historic approval from the U.S. Food and Drug Administration in July for the industry’s first-ever interchangeable biosimilar product in the U.S., Semglee® or insulin glargine-yfgn, is another recent notable example. We’re extremely proud once again of this scientific achievement and of the many that came before it that have helped broaden access to important medicines for patients, physicians, payers, and providers around the world.

We intend to continue directing our high-value and productive research and development into a more complex organic pipeline while leveraging our global platform, competencies, and expertise in various fields to fuel more partnerships through our Global Healthcare Gateway® — which enables companies without local expertise or global platforms the ability to access more patients and markets worldwide than they could possibly reach on their own. The Global Healthcare Gateway® will sit at the heart of Viatris, driven by the multitude of our core competencies, including research and development, manufacturing and quality, commercial, supply chain, regulatory, and legal expertise.

Looking Towards the Future

We continue to lay the important building blocks for the company and are instilling robust internal processes and disciplines to manage and maximize the business. Now that we have established our new, truly global footprint — with the remaining internal building processes well underway in preparation for Phase 2 of our strategy — our capital allocation approach provides the potential to return even greater value to our investors.

Although we have accomplished much during Phase 1 of our roadmap, and while the Board and management finalize the plan for Phase 2 of our strategy — which we are excited for management to deliver in short order — the Board also will continue to focus on further unlocking shareholder value. This will include, but will not be limited to, potential share repurchases, exploring additional listings on other global exchange trading platforms, opportunistic business development, strategic transactions, and investing or divesting businesses or assets in one or more market — all while the Board and management continue to focus on maintaining our previously stated financial commitments and investment-grade rating.

In closing, as we look with confidence to the future of Viatris, we also want to recognize that the foundation of this great company was built over the years on the shoulders of thousands of incredibly talented and dedicated past and current employees around the world. We are humbled by their commitment, and thankful for all that they have done for patients around the world and for our shareholders. The talent of our global workforce, management team, and Board, and our expectations to maximize the value of Viatris’ extraordinary global platform for the benefit of shareholders, patients, and partners, are what give us such great confidence in the future of Viatris.

On behalf of our entire Board of Directors, we are proud to represent shareholder interests in this great company and look forward to meeting with you at the 2021 Annual Meeting of Shareholders.

Sincerely,

Robert J. Coury

Executive Chairman of the Board

Viatris Inc.

A Message from

Our Chief Executive Officer

Dear Fellow Viatris Shareholders,

I am pleased to report that we are off to a fantastic start and I could not be prouder of all that our colleagues around the world have accomplished. Our shared dedication to patients and shareholders drives us as we continue to integrate our operations, deliver on our financial commitments, and build a strong foundation for future growth.

Creating a New Kind of Healthcare Company

Since November 2020, Viatris’ new but seasoned management team has been leading the company’s integration efforts, restructuring the business and ensuring robust visibility and transparency in our financial reporting.

We are executing on our internal roadmap which focuses on enhancing our processes and systems to drive the discipline necessary to further maximize our one-of-a-kind global platform. A few of our key accomplishments to date—which have been achieved while also maintaining business continuity and customer service levels at or above historic peak levels—include:

•	United Upjohn and Mylan colleagues located in 59 markets globally;

•	Developed a robust exit strategy for the multitude of transition service agreements that were entered into with Pfizer in connection with the combination of Mylan and Pfizer’s Upjohn business;

•

Began to implement an integrated management reporting system and Enterprise Resource Planning (ERP) capabilities that will enable us to combine and enhance insights in support of our new business model.

We expect our ongoing efforts will lead to a Viatris that is lean, focused, and fit for the future with purpose-built research and development, medical and commercial capabilities for an increasingly differentiated product portfolio and the efficient support and expertise of enabling functions required of a truly global company.

Delivering on our Financial Commitments

We have defined a two-phased strategy to create value for shareholders. During Phase 1, which began November 16, 2020 and is expected to be completed at the end of 2023, we are committed to setting a strong foundation for long-term growth, strengthening our balance sheet and returning capital to shareholders. Our results in the first half of 2021 demonstrated our ability to deliver on and exceed expectations and highlighted the strength of our revenue and cash flow generation. During this same period, Viatris also:

•	Paid down $1.15 billion in debt and is well on track to achieve $6.5 billion in debt repayment by 2023;

•	Remained on track to achieve approximately $500 million of cost synergies in 2021 and at least $1 billion of cost synergies by 2023;

•	Initiated, declared and paid our inaugural quarterly dividend; and

•	Launched a companywide cash optimization program to sustainably improve our cash conversion ratio, which gives us confidence that we can continue to generate significant cash flows.

In Phase 2 of our strategy, which is expected to begin in 2024, we anticipate a return to growth. Many of the key building blocks for this growth are already in place, and we expect to continue to solidify them throughout Phase 1. We look forward to discussing the elements of Phase 2 in the near future.

An Increasingly Innovative and Differentiated Pipeline

Our confidence in the future delivery of our pipeline is rooted in our strong historic development programs and remarkable list of firsts, including the recent approval of Semglee® (insulin glargine-yfgn), the first interchangeable biosimilar ever approved in the U.S., and the launch of the first biosimilar to Humira® (adalimumab) in Japan. In addition, we are working on many programs including the potential to be first to market for our BOTOX® (onabotulinumtoxinA) and Eylea® (aflibercept) biosimilars.

While we will continue to diligently pursue important generics opportunities, we will increasingly focus on limited-competition complex and novel products targeting gaps in care and biosimilars, all with a first-to-market emphasis and serving our mission of patient access. It is no secret that both the biologics and the complex products categories are critical to patient health and growing at a rapid pace. The global biologics market was valued at $363 billion in 2021 and is expected to reach a value of approximately $750 billion by 20281. Similarly, the complex products market was valued at approximately $240 billion in 2021 and is anticipated to reach approximately $345 billion by 20262. As we launched Viatris, approximately 75% of the brand value of our pipeline was composed of complex products and biosimilars3. This robust pipeline is supported by our approximately 2,500 science and regulatory experts around the world. We believe that Viatris’ early vision and continued commitment has given us one of the deepest biosimilar and complex product pipelines in the industry and that we are well positioned to capitalize on these growth opportunities in the future.

[1]	Reports and Data, Global Biologics Market: By Product Type, By Application, By End-Use, Regional Outlook and Segment Forecasts 2018, 2028, October 22, 2021.
[2]	Based on estimates of the Company and its consultants as of October 25, 2021.
[3]	IQVIA Multination Integrated Data Analysis Service and Regulatory Insights Moving Annual Total ending 9/20

Our Global Healthcare Gateway® Built to Fuel Growth and Partnerships

The Global Healthcare Gateway® is open for business. We are actively engaging with potential partners to help them accelerate possibilities of using their own healthcare assets to reach more patients by leveraging our unique global platform—our R&D, supply chain, manufacturing, regulatory, commercial and legal expertise. Although the global platforms and infrastructure supporting our innovative Global Healthcare Gateway® are not entirely new, what is new is how we expect to enhance our disciplined capital allocation approach to business development, and our organic and inorganic R&D investments through a focused governance structure to ensure the highest level of strategic decision-making. Our acquisition of Aspen’s thrombosis business in Europe is just one example of the value-creation opportunities presented by the Global Healthcare Gateway®. Due to the strategic fit with our European hospital business, we are well on our way to drive top line synergies and change the trajectory to stabilize a historically declining business.

Our Commitment to Corporate Social Responsibility (CSR)

At Viatris, our commitment to CSR is deeply embedded in our mission and operating model. As evidenced in our inaugural Global Sustainability Report, we continue to expand access for patients worldwide across a wide range of therapeutic areas. As one of many examples, Viatris leveraged its global platform to expand access in India and other low- and middle-income countries to the life-saving drug Remdesivir during the global COVID-19 pandemic. Most recently, Viatris was recognized as a top 5 company on the prestigious Fortune® Change the World List. This recognition is a testament to the hard work and dedication of our colleagues to stem the tide of HIV/AIDS over the course of more than ten years.

Our People, Our Culture

Our approximately 38,000 diverse colleagues are fueled by a shared passion, purpose, and genuine care for the patients we serve, and see healthcare not as it is, but as it should be.

To us, that means empowering patients worldwide to live healthier at every stage of life. It also means empowering our colleagues to be the best they can be every day. This is our mindset as we build our performance-driven, highly engaging and inclusive culture: “The Viatris Way”. Since Day 1, we have had several accomplishments that lay the foundation for the kind of company we want to be, including:

•  Establishing four inaugural Employee Resource Groups (ERGs): Blacks, Women, LGBTQ+ and Working Parents. We believe that it is only through the diverse experiences and perspectives of all our colleagues that we can elicit the best ideas, drive innovation, and achieve business results; and

•  Being recognized on the Forbes® 2021 World’s Best Employers list.

Shareholder Engagement

As we continue our journey to shape the Viatris of the future and deliver on our financial commitments, we will continue to look for more ways to unlock value, and we are committed to open and frequent communication with shareholders as we pursue this goal. Since the inception of Viatris, management has held more than 230 meetings with current and potential shareholders, and we look forward to continuing the dialogue.

Thank you for your continued support of the work we do every day.

Notice of 2021 Annual Meeting

of Shareholders

Date and Time Friday, December 10, 2021 11:00 a.m., Eastern Time	Location Hilton Naples, 5111 Tamiami Trail North, Naples, Florida 34013

Dear Viatris Shareholders:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) of Viatris Inc. (“Viatris” or the “Company”). The meeting will be held on Friday, December 10, 2021 at 11:00 a.m. Eastern Time at the Hilton Naples, 5111 Tamiami Trail North, Naples, Florida 34013. At the meeting, holders of Viatris’ issued and outstanding common stock as of the close of business on October 21, 2021 (the “Record Date”) will be asked to consider and act upon the following items of business, which are more fully described in this Proxy Statement.

Items of Business

Page

1. To elect four Class I directors to hold office until the 2023 annual meeting.	10

2. To approve, on a non-binding advisory basis, the 2020 compensation of the named executive officers of the Company (the “Say-on-Pay vote”).	35

3. To conduct a non-binding advisory vote on the frequency of the Say-on-Pay vote.	66

4. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.	67

5. To transact any other business that properly comes before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record as of the Record Date are entitled to receive notice of, participate in and to vote at the 2021 Annual Meeting and any postponements or adjournments thereof.

On or about October 29, 2021, we mailed to Viatris shareholders as of the Record Date a Notice of Internet Availability of Proxy Materials (“Internet Notice”), which includes instructions on how to access our 2021 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 (“Form 10-K”) on the Internet, and how to cast your vote. See ”Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?” on page A-1 for more information. If you received your proxy materials for the 2021 Annual Meeting by mail, the Proxy Statement, the Form 10-K and proxy card were enclosed.

Please know that your vote is very important, and you are encouraged to vote promptly. Please carefully review the proxy materials for the 2021 Annual Meeting and follow the instructions below to cast your vote on all of the voting matters. Whether or not you expect to attend the 2021 Annual Meeting, we urge you to read the proxy statement and vote your shares as soon as possible using any of the following methods.

Voting Information

How to Vote

Please vote using one of the following advance voting methods. In all cases, you should have your Internet Notice, or if you requested to receive printed proxy materials, your proxy card or voting instruction form, in hand and follow the instructions.

Shareholders of Record
(shares registered on the books of the Company via American Stock Transfer)

Via Internet Visit https://www.proxyvotenow.com/vtrs

By phone Call 1-855-429-7917 or the telephone number on your proxy card

By mail Sign, date and return your proxy card

Beneficial Owners
(shares held through your bank or brokerage account)

Via Internet Visit www.proxyvote.com

By phone Call 1-800-454-8683 or the telephone number on your voting instruction form

By mail Sign, date and return your voting instruction form

All shareholders of record may vote in person at the 2021 Annual Meeting. Beneficial owners may vote in person at the 2021 Annual Meeting if they have a legal proxy, and follow the instructions described in the response to the question titled “How do I vote if I am a beneficial owner of shares of Viatris common stock and hold them in street name?” on page A-4.

Important Meeting Information

The 2021 Annual Meeting is currently scheduled to be held in person. Due to continued and evolving regulations regarding travel, gatherings, and other restrictions relating to COVID-19 public health concerns, the Company’s directors and officers may be required to participate remotely or the Company may decide to hold the meeting in a different location or virtually. The Company also must impose additional requirements on meeting attendees to protect attendees’ health and safety and may need to impose additional limitations dependent upon local requirements. Attendees will be required to provide the results of a negative COVID-19 test (viral or antigen) taken within the prior 72 hours or may alternatively provide proof of vaccination in order to enter the meeting. In addition, attendees must observe social distancing requirements. We will announce any relevant updates via press release and on our website at investor.viatris.com, and we encourage you to check our website prior to the meeting if you plan to attend.

If you plan to attend the 2021 Annual Meeting in person, you must register in advance. See the question titled “How can I attend the 2021 Annual Meeting?” on page A-2 for information about the location, format and how to register to attend the meeting.

For important information concerning the 2021 Annual Meeting, voting and other matters, please refer to Appendix A – Questions and Answers, beginning on page A-1.

By Order of the Viatris Inc. Board of Directors,

Burt Park

Chief Governance Counsel and Corporate Secretary

October 29, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2021 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 10, 2021.

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 are available at www.proxydocs.com/VTRSV. Information on our website is not considered part of this Proxy Statement.

A Message from the Executive Chairman of the Board

A Message from Our Chief Executive Officer

Notice of 2021 Annual Meeting of Shareholders

The Breadth and Potential of the Viatris Business Model	1

Company Snapshot	1

Our Shareholder-Centric Business Model	3

Our Commitment to Good Corporate Governance	4

Looking Forward	7

Viatris’ Board of Directors	8

Item 1 – Election of Directors	10

How Our Board Governs and Is Governed	18

Setting and Overseeing Strategy	23

Risk Oversight	23

How Our Directors Are Selected and Evaluated	25

Certain Relationships and Related Transactions	26

How Directors Are Compensated	27

Security Ownership	31

Security Ownership of Directors, Nominees and Executive Officers	31

Security Ownership of Certain Beneficial Owners	32

Executive Officers	33

Item 2 – Advisory Vote to Approve the Compensation of the Named Executive Officers of the Company	35

Compensation Discussion and Analysis	36

Named Executive Officers	36

Executive Summary – Important Background and Key Considerations	37

Introduction	38

Viatris: A New Kind of Healthcare Company	38

Selected Highlights	39

The Viatris Executive Compensation Philosophy	40

Shareholder Engagement and Responsiveness	41

Viatris’ 2021 Performance-Based Compensation Program	43

Compensation Year 2020	45

Elements of 2020 Compensation (Mylan, Upjohn, and Viatris)	45

Executive Compensation Tables	56

2020 Summary Compensation Table	57

Estimated Potential Payments in Connection with a Termination of Employment or Change in Control	63

CEO Pay Ratio	65

Item 3 – Advisory Vote on the Frequency of the Say-on-Pay Vote	66

Item 4 – Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021	67

Principal Accounting Fees and Services	68

Audit Committee Pre-Approval Policy	68

Report of the Audit Committee of Viatris’ Board	69

Appendix A – Questions and Answers	A-1

Appendix B	B-1

Forward-Looking Statements	B-1

Non-GAAP Financial Measures	B-2

2021 Proxy Statement | i

The Breadth and Potential of the Viatris Business Model

Company Snapshot

The Viatris Mission

Viatris Inc. (“Viatris” or the “Company”) was launched in November 2020 with a vision to build a new kind of healthcare company — we see healthcare not as it is, but as it should be. Simply put, our mission is to empower people worldwide to live healthier at every stage of life. This vision and mission were among the primary drivers for establishing Viatris through the combination (the “Combination”) of Mylan N.V. (“Mylan”) and Pfizer Inc.’s (“Pfizer”) Upjohn business (the “Upjohn Business”).

We know that good health matters to everyone, everywhere. This universal truth is the inspiration behind our mission, and we believe that we are well-positioned to be a source of stability in a world of evolving healthcare needs.

Operational Overview

Viatris’ unique operating model supports our mission to provide the broadest possible access to medicine, regardless of a patient’s geography or circumstance. Our ability to meet those needs is driven by one-of-a-kind global research and development (“R&D”), manufacturing, quality, commercial, supply chain, regulatory, and legal expertise, and an outstanding leadership team and global workforce. The following table provides a brief snapshot of our global focus and ability to positively impact healthcare around the world.

2021 Proxy Statement | 1

Product Portfolio: Our commitment to sustainable access to medicines embedded within our business model.

	Developed Markets	Emerging Markets	Japan, Australia & New Zealand (JANZ)	Greater China

Products in development by region*	180	90	45	40

Products pending approval by region*	430	1,200	20	5

*	Data as of December 30, 2020

Patients: Medicines and services addressing many of the world’s most pressing health needs

•

We believe that Viatris is uniquely positioned to meet essential global health needs — not just to respond to a global pandemic — but to address a growing global void by providing reliable, sustainable access to the broadest range of therapies

•	Our antiretroviral products reached 5x as many HIV patients as all the branded originators combined based on data from IQVIA Holdings Inc. as of February 2021

•	1,400+ approved molecules

•	>300 biosimilar marketing authorization approvals globally

Employees: Dedicated colleagues working together worldwide to serve the interests of patients around the world. As of September 30, 2021, we had:

•	~ 38,500 employees across 70+ countries

•	~ 2,800 R&D regulatory and medical experts

•	~ 10,000 members of our field force

Global Public Health: Partnerships and advocacy to expand access to medicine

•	Engage with 100+ trade associations and not-for-profit organizations in >40 countries as well as patient and industry groups and other partners

Environment: Stewardship of the natural resources entrusted to us

•	95% pharmaceutical waste diverted from landfills to incineration or energy recovery facilities

•	Increased renewable energy use by 485% from 2015 through the end of 2020 (based on legacy Mylan data)

•	Became a signatory to the UN CEO Water Mandate

Community: Leveraging our resources to support healthcare, education and welfare

•	>500 million doses of medicine donated in 2020 by legacy Mylan and Upjohn and Viatris

•	Global collaboration with Sesame Workshop to provide resources to support the social and emotional needs of families across generations and around the world during the COVID-19 pandemic

In just the first half of 2021, we demonstrated the power of our R&D platform and the potential for us to move up the value chain to deliver long-term value creation. For example, we received approval for Bevacizumab (biosimilar to Avastin) by Australia’s Therapeutic Goods Administration, the United Kingdom’s Medicates and Healthcare products Regulatory Agency, and several other regulators in Europe. We also received approvals for our insulin aspart (biosimilar to Novolog) in Europe. We were also proud to achieve the industry’s first approval of an interchangeable biosimilar product in the U.S., our interchangeable Semglee® product, which will allow substitution of Semglee® for the reference

2 | 2021 Proxy Statement

product, Lantus®, at the pharmacy counter. We believe this will help broaden access to this important diabetes medicine for patients, physicians, payers and providers. These approvals are important milestones that not only continue to underscore the strength of our internal scientific capabilities, but also support our belief in the promising future of the Company as we continue to work to identify innovative ways to increase access to complex treatments for patients.

Viatris’ Innovative Global Healthcare Gateway®

Upon the formation of Viatris in November 2020, we established a unique Global Healthcare Gateway®. With our expansive global platform and demonstrated R&D, manufacturing, quality, commercial, supply chain, regulatory, and legal expertise, we have the infrastructure to offer other companies without local expertise or global platforms access to more patients and markets worldwide than they could possibly reach on their own. By becoming a Partner of Choice®, we believe that we can enhance our collective impact on patients’ lives, accelerating the expansion of patient access to medicine across our global footprint — and creating additional value for shareholders.

With the establishment of the Global Healthcare Gateway®, we also have implemented a robust discipline around strategy and capital allocation — for both in-house projects as well as our determinations as to which external projects and partners provide sound opportunities to serve our mission while at the same time promoting our goals of long-term value creation and sustainability.

Our Shareholder-Centric Business Model

Focus on TSR

Viatris was strategically organized and formed as a shareholder-centric company, with a business model and capital allocation plan focused on total shareholder return (“TSR”). Our strategy to create value is based on a detailed, disciplined roadmap for sustainable success: execute on the current business, continue to deliver our pipeline, deploy our capital effectively, and capture synergies across the combined enterprise. And, as we continue to execute on that plan, we are developing longer-term strategies to return to revenue growth and further refine our future capital allocation priorities.

In 2021, Viatris began delivering on its promise to return value to shareholders. Upon the formation of Viatris, we committed to instituting a dividend policy and commencing a rapid delevering program. In June 2021, we paid our first quarterly dividend of $0.11 per share, and we paid another $0.11 per share dividend in September of this year. In addition, we paid down $1.15 billion in debt during the first half of the year. Given our expectations for continued significant cash flows to be generated by our global platform, we believe that we will have the ability to continue to invest in the long-term sustainability of the company while also continuing to create long-term value for shareholders.

Robust Shareholder Engagement

Our shareholder-centric model also is rooted in the Board and management’s commitment to on-going, robust dialogue to discuss and solicit shareholder feedback on key strategic, operational, financial, governance, and executive compensation topics, and to address other topics of importance to shareholders. Since the formation of Viatris in November 2020, management has participated in multiple public forums and/or discussions with shareholders to discuss these topics.

In addition, during the Fall of 2021, the Board conducted extensive shareholder outreach as part of its commitment to regular engagement. The Executive Chairman, the Lead Independent Director, and the Chairs of the Audit, Compensation and Governance and Nominating Committees participated in these meetings. In our Fall engagement, we reached out to holders of approximately 46% of our outstanding shares (based on June 30, 2021 data), including approximately 90% of the outstanding shares held by our 25 largest shareholders and 77% of the outstanding shares held by our 50 largest shareholders as of that date. Key topics discussed during those meetings included, among others, the long-term strategic plan; capital allocation; executive compensation; the product pipeline; environmental, social and governance matters; the Board; and key learnings post-closing of the Combination. We believe that these meetings were productive and appreciated the support and input of our shareholders.

2021 Proxy Statement | 3

Our Commitment to Good Corporate Governance

Board Structure and Oversight

Viatris’ Board is firmly committed to robust oversight and good corporate governance. This includes, among other factors discussed below:

•  A Board committee structure that supports comprehensive review and oversight of corporate strategy; management and performance; enterprise, operational, and commercial risk management; culture and human capital management; global drug pricing and commercialization; environmental and corporate social responsibility (CSR) matters; information security; and actions and developments globally regarding the COVID-19 pandemic, among many other matters (see pages 5 to 7)

•  The Board committees include Audit, Compensation, Compliance, Executive, Finance, Governance and Nominating, Risk Oversight, and Science and Technology Committees

•  A dedicated and visionary Executive Chairman who ensures a highly informed, interactive, and committed Board that is characterized by strong independent membership with diverse and relevant experience and expertise

•  A strong Lead Independent Director/Vice Chair, who, in consultation with the Executive Chair determines meeting agendas, schedules, and information to be sent to the Board, separately approves those items, and calls/presides at executive sessions and meetings of the independent Directors (see page 19)

•  Board members who have a wealth of diverse experience and expertise (see page 9) and broad access to multiple levels of Company employees as well as external experts

In addition, we believe that Viatris’ incorporation in Delaware further supports our shareholder-centric model and is responsive to certain shareholder discussions prior to the closing of the Combination. Our corporate governance structure includes, among other things:

•	a one-share, one vote single common stock class structure;

•

a majority voting standard for uncontested director elections, with a director resignation provision as well as a majority vote requirement for other items to be voted on by shareholders (including amendments to our certificate of incorporation and bylaws);

•

proxy access for director nominations that gives eligible shareholders (those who have continuously held shares of our common stock for at least three years, among other requirements) the ability to nominate candidates for election to the Board that are included in our proxy materials; and

•	declassification of the Viatris Board beginning at the 2023 annual meeting of shareholders after which all directors will be subject to shareholder election annually by a majority of the voting power.

For additional information regarding Board governance and oversight, please see pages 18 to 25.

4 | 2021 Proxy Statement

Our Performance-Driven Compensation Program

The Board is committed to a transparent, performance-oriented, and shareholder-aligned executive compensation program. We link performance pay to important metrics that measure profitability, the health of our product pipeline, capital productivity, our ability to cover debt obligations, and relative share performance compared to our peers. The Viatris compensation program for 2021 (our first full year) and beyond is highly performance-based and aligned with shareholders. In developing that program, the Board and Compensation Committee addressed certain legacy company commitments approved by the legacy companies as well as the need to retain key executives to stay with, organize, integrate and lead the new company.

Our streamlined compensation program was developed to incentivize achievement of our strategic goals, support the short- and longer- term needs of the Company to meet those goals and help ensure long-term sustainability, meet the competition for executive talent, consider perspectives of shareholders relating to Mylan’s compensation programs, and our focus on shareholder value creation. In connection with our Fall engagement with shareholders, we have received positive feedback on the new Viatris compensation program.

Please see “Viatris’ 2021 Performance-Based Compensation Program” on pages 43 to 45.

Corporate Social Responsibility

We share the belief of the investor community in the importance of CSR as an element of good corporate governance. Managing key CSR issues is fundamental to our mission and supports long-term shareholder value creation.

Viatris’ Board of Directors oversees management’s efforts with respect to CSR efforts and programs through its Risk Oversight Committee. The Head of Corporate Affairs reports directly to the Chief Executive Officer (“CEO”) and, together with the Head of the CSR function, reports quarterly to the Risk Oversight Committee. Viatris’ CSR function operates as a center of excellence within the Corporate Affairs leadership team and helps drive the strategic and operational development of CSR across the Company.

A multifunctional CSR Advisory Committee comprised of global leaders convenes monthly and supports the progress and integration of relevant CSR topics.

We encourage you to read our inaugural Global Sustainability Report, which is located on the Corporate Responsibility section of our website.1 The report sets forth Viatris’ work on important environmental, social and governance (ESG) matters and efforts to create positive social impact, including with respect to providing sustainable access to medicine. Fortune recently recognized Viatris for this work by ranking the Company fifth out of 53 on its 2021 “Change the World List.” The annual ranking showcases companies that have had a positive societal impact through activities that are part of their core business strategy. We report on our impact across several key areas, including:

Patient Health

We are committed to deploying our unique platform and portfolio to establish sustainable access to medicine and help to address some of the world’s most pressing health challenges, including:

•	infectious diseases, such as HIV/AIDS, tuberculosis and hepatitis;

•	noncommunicable diseases in the areas of cardiovascular health, oncology, respiratory, diabetes and mental health, among others; and

•	a global need for more affordable medicines including, for example, biosimilar treatment options.

[1]	Please note that our website and its contents are not incorporated by reference into this proxy statement.

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Employee Well-Being

We are committed to ensuring that Viatris is a place where employees can find a purpose and make a difference in the world. Our goal is to continue to foster an engaging, inclusive, and rewarding work environment, with a continued emphasis on employee health and safety.

Diversity and Inclusion

Diversity and inclusion are essential to our mission, and we seek to foster diversity in all aspects of our business, including through our supplier network. We seek to affirm the importance of diversity, inclusion, and equal opportunity for all employees and to create a positive, productive work environment. Among other initiatives:

•	Viatris endorses the UN Women’s Empowerment Principles to advance gender equality in the workplace, marketplace and community.

•	Viatris has launched Employee Resource Groups (ERGs), each of which is led by an executive-level sponsor, focusing on diversity discussions and experience from employees worldwide.

•	Viatris has implemented employee diversity training and expects to set diversity and inclusion goals that will be tracked beginning in 2022.

Environmental Health

We have a global integrated approach to managing our use of water, impact on and from climate change, energy efficiency, waste reduction and air emissions.

We are actively engaged in promoting environmentally responsible manufacturing, including through the continued adoption of the Common Antibiotic Manufacturing Framework.

We are performing a climate scenario analysis and expect to set science-based climate targets, as well as water and waste targets, and to communicate on these goals in our Global Sustainability Report.

Global Public Health

Our global policy advocacy is focused on the specific ways that Viatris can help to address the world’s most pressing healthcare issues. Our policy priorities include preserving access to quality medicines, building healthier markets; and strengthening a safe and resilient supply of treatments across borders. We engage with key partners, including patient advocacy groups and industry associations, to amplify our impact.

Community Health

We know that our work has the potential to positively impact the health of communities worldwide, especially those where we have a physical presence. Whether through philanthropic giving, partnerships or volunteerism, our efforts support access to education and healthcare as well as local community programs, and our work addresses common global themes and leverages our capabilities, while addressing unique local needs.

COVID Responsiveness

As the COVID-19 pandemic continues to challenge patients, healthcare systems and governments worldwide, we remain committed to doing our part to support public health needs.

Our efforts during the past year include:

•	Working with health authorities in India to maintain a supply of Remdesivir, and executing an agreement with Gilead Sciences, Inc. to commercialize the product in 127 low- and middle-income countries.

•

Implementing measures to protect the safety and health of colleagues working in manufacturing facilities, and to avoid supply chain disruptions for critical medicines in short supply due to increased demand.

6 | 2021 Proxy Statement

•	Providing access to SARS-CoV-2 Antibody Tests (Lateral Flow Method) in many Emerging Market countries.

•	Charitable contributions totaling nearly $2 million for COVID-relief efforts around the world, including countries hardest hit by the second wave of infections in the Spring of 2021.

•

Supporting mental health programs, including: sponsorship of ‘Panacea’ in India, a series of virtual sessions on yoga, stress management, nutrition, and mental health to help overcome COVID-19 related anxiety, fear and mental trauma; and

•	Collaborating with Sesame Workshop to help young children deal with stress and fear, and to encourage positive caregiving strategies.

Looking Forward

Together with the scale and quality of Viatris’ global platform, the formation of the company in November 2020 also led to the creation of a critical new dimension to our long-term value proposition for shareholders – scale in our balance sheet. Given our expectations for continued significant cash flows to be generated by our global platform, we believe that we will have the ability to continue to invest in the long-term sustainability of the company, while also returning value to shareholders.

The consistency of mission, the talents of our Board, leadership, and global workforce, and the opportunity to maximize the value of our extraordinary global platform for the benefit of shareholders are what give us such great confidence in the future of Viatris.

It is with this backdrop summarizing our mission, the strength and breadth of our platform, and our commitment to good corporate governance that we invite you to carefully review the rest of this Proxy Statement. We trust that it will inform your decision to support Viatris’ ongoing journey to make a lasting and positive difference in the world.

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Viatris’ Board of Directors

Board Overview

The Board and the Governance and Nominating Committee believe that each of our Directors possesses the qualifications, experience, judgment, leadership, and business skills necessary to provide robust oversight of the Company in the complex and evolving healthcare environment in which we operate.

The Board also believes our Directors represent diverse viewpoints and that the personal backgrounds and qualifications of our Directors, considered as a group provide a composite mix of experience, knowledge and abilities and reflect the Board’s commitment to fostering principles of experience, integrity, inclusion and mutual respect. The Board has three women members and three of our Board committees are chaired by women (Compensation; Finance; and Governance and Nominating). Our directors also include three individuals that identify as female, one individual that identifies as African American or Black, one individual that identifies as Two or More Races or Ethnicities and one individual that identifies as Asian, as such terms as defined in the instructions to NASDAQ’s Board Diversity Matrix.

As discussed on pages 25 to 26 and as set forth in our Corporate Governance Principles, the Board seeks to identify a diverse talent pool of qualified candidates for consideration as part of the Board’s refreshment and succession planning. The Board also seeks to combine the skills and experience of its long-standing Board members with fresh perspectives, insights, skills and experiences of new members.

The following chart highlights certain of our Directors’ key skills and experience and you will find symbols representing key skills and experience applicable to each Director set forth in his or her biography. A summary of the importance of each key skill and experience is also noted.

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Independence	Committees Chaired by Women	Age Distribution

The following pages provide additional background information on each of our Directors.

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Item 1

Election of Directors

The first item for consideration at the 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) is the election of four Class I Director nominees. The Board has, upon the recommendation of our Governance and Nominating Committee, nominated each of our current Class I Directors, Neil Dimick, Michael Goettler, Ian Read, and Pauline van der Meer Mohr (the “Nominees”) for re-election as Class I Directors at our 2021 Annual Meeting. If re-elected, each Nominee will serve as a Director until our 2023 annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. For more information on Viatris’ current Board structure and the sunset of its classified board, see “How Our Board Governs and Is Governed—Viatris’ Board Structure” beginning on page 18.

The Board and the Governance and Nominating Committee have carefully evaluated the experience, structure, culture, diversity, operation, interactions, collaboration, and performance of the full Board; the talents, expertise, and contributions of individual Directors, including the Nominees; the Board’s leadership; the integration and evolution of the Company; the Board’s critical role in governance, risk oversight, and continuing to develop and lead the strategic direction of the Company; the Board’s ability to respond to the continued change and disruption in the healthcare industry; anticipated future opportunities and challenges facing the Company; and the Board’s ongoing commitment to ensuring shareholder value creation and long-term sustainability to the benefit of shareholders and other stakeholders. Based on these considerations, among others, Viatris’ Board recommends a vote “FOR” the election of each of the Nominees.

The Board’s general criteria for nomination to the Board are set forth below:

•	highest ethical character and shares the values of the Company

•	personal and/or professional reputations that are consistent with the image and reputation of the Company

•	relevant expertise and experience and ability to offer advice and guidance to the CEO and senior management based on that expertise and experience

•	sound business judgment

•	diverse perspectives and personal backgrounds reflecting a mix of nationalities, ethnicities, races, ages and/or genders

These criteria, among others identified by the Board from time-to-time, reflect the traits, characteristics, abilities and experience that the Board looks for in determining candidates for election to the Board.

Information about each Nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that he or she should be re-elected as a Class I Director is set forth below on pages 11 to 12. Each Nominee is currently on Viatris’ Board and each has consented to act as a Director if elected at the 2021 Annual Meeting.

Board Recommendation

Viatris’ Board recommends a vote “FOR” the election of each Nominee.

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Class 1 Directors Nominated for Election at the 2021 Annual Meeting

Neil Dimick, C.P.A.*

Director since 2020 Age: 72 Board Committees: Audit (Chair); Compensation; Executive; Finance Other Public Company Boards: Resources Connection, Inc. Independent Director

Mr. Dimick has served on the Viatris Board since the closing of the Combination on November 16, 2020. Mr. Dimick has served on the board of directors of Resources Connection, Inc. (NASDAQ: RECN) since November 2003, and chairs its Audit Committee and serves on its Compensation Committee. Mr. Dimick previously served as a Director of Mylan from 2005 until the closing of the Combination, most recently chairing the Audit Committee and serving as a member of the Executive, Finance, and Risk Oversight Committees. Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation (NYSE: ABC), a wholesale distributor of pharmaceuticals, from 2001 to 2002. From 1992 to 2001, he was Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, a wholesale drug distributor. Prior to that, Mr. Dimick was a Partner with Deloitte & Touche LLP (“Deloitte”) for eight years. Mr. Dimick also served on the boards of directors of WebMD Health Corp. from 2005 to September 2017; Alliance HealthCare Services, Inc. from 2002 to August 2017; and Thoratec Corporation from 2003 to October 2015.

Key Skills and Experience:

Mr. Dimick’s qualifications to serve on Viatris’ Board include, among others, his experience and expertise regarding public company management, corporate governance, finance, the healthcare industry, global business, risk oversight and strategy and M&A.

*	C.P.A. distinction is “inactive” status.

Michael Goettler

Director since 2020 Age: 54 Board Committees: Science and Technology Other Public Company Boards: N/A Director and CEO

Mr. Goettler has served as Viatris’ CEO and on the Viatris Board since the closing of the Combination on November 16, 2020. His responsibilities include leading the overall performance of the Company and executing on the strategies developed in collaboration with the Executive Chairman and the Board, including the strategy to launch Viatris’ Global Healthcare Gateway®, among other responsibilities.

From January 2019 until the closing of the Combination, Mr. Goettler was the Group President of Pfizer’s Upjohn division (“Upjohn”), where his responsibilities included leading the division’s performance and strategy, including commercial, R&D, operations and enabling functions. From July 2018 until December 2018, Mr. Goettler served as Executive Vice President, Established Products Division, which subsequently became Upjohn. Mr. Goettler also served as Global President of Pfizer Inflammation & Immunology from January 2018 until June 2018; Global President of Pfizer’s Rare Disease Business from January 2016 until December 2017; Global Commercial Officer, Senior Vice President for Pfizer’s Global Innovative Pharma Business from January 2014 until December 2015; and Regional President, Europe for Pfizer Specialty Care and Chair of the European Management Team from June 2012 until December 2013.

From 2015 until 2020, Mr. Goettler served on the board of directors of Population Services International, a global organization dedicated to improving the health of people in the developing world. Since 2019, Mr. Goettler has been a member of the Tsinghua School of Pharmacy Advisory Board.

Key Skills and Experience:

Mr. Goettler’s qualifications to serve on the Viatris Board include, among others, his experience and expertise regarding public company management, finance, the healthcare industry, human capital management, global business and strategy and M&A.

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Ian Read

Director since 2020

Age: 68

Board Committees:

Compliance; Science and Technology (Chair)

Other Public Company Boards:

Kimberly-Clark Corporation

DXC Technology

Population Health Investment Co. Inc.

Director

Mr. Read has served on the Viatris Board since the closing of the Combination on November 16, 2020. Mr. Read also has served as Operating Executive of The Carlyle Group’s (NASDAQ: CG) Global Healthcare Group since January 2020, where he advises on growth strategies, leadership, talent development, effective operations, and risk management. Mr. Read has served as Lead Independent Director of Kimberly-Clark Corporation’s (NYSE: KMB) board of directors since March 2008 and currently serves on that company’s Management Development & Compensation and Nominating and Corporate Governance Committees. Mr. Read has also served as Chairman of DXC Technology (NYSE: DXC) since February 2020 and is the co-founder of Population Health Investment Co. Inc. (NASDAQ: PHIC), serving as that company’s Executive Chairman since November 2020. In September 2020, Mr. Read joined the supervisory board of avateramedical N.V., a private financial holding company that focuses on investments in and start-ups of medical technology companies. He also serves as an advisory board member of Tennor Holding B.V., avateramedical’s largest shareholder. In addition, Mr. Read has served as chairman of the board of directors of TriNetX, LLC, a private company that is a global health research network, since February 2021. Mr. Read previously held several positions at Pfizer between 1978 and 2019, including Executive Chairman from January 2019 until December 2019 and Chief Executive Officer from December 2010 until December 2018. He served as Chairman of Pfizer’s board of directors from December 2011 to December 2018.

Key Skills and Experience:

Mr. Read’s qualifications to serve on the Viatris Board include, among others, his experience and expertise regarding public company management, corporate governance, finance, the healthcare industry, human capital management, global business and strategy and M&A.

Pauline van der Meer Mohr

Director since 2020 Age: 61 Board Committees: Compensation; Compliance; Risk Oversight Other Public Company Boards (outside the U.S.): ASM International N.V. HSBC Holdings plc Independent Director

Ms. van der Meer Mohr has served on the Viatris Board since the closing of the Combination on November 16, 2020. Ms. van der Meer Mohr is currently a director of HSBC Holdings plc (LON: HSBA), chairing that company’s Group Remuneration Committee and serving as a member of its Group Audit Committee and the Nomination & Corporate Governance Committee and, in September 2021, she became a member of the supervisory board of ASM International N.V. (AMS: ASMIY). From 2011 to May 2021, she was also a member of the supervisory board of Royal DSM N.V. (AMS: DSM), most recently serving as Deputy Chair, chairing its Remuneration Committee and serving on its Nomination Committee. She also is a member of the supervisory board of EY Netherlands LLP, currently serving as Chair. Ms. van der Meer Mohr also serves as the Chair of the Dutch Corporate Governance Code Monitoring Committee and as Chair of the Appointment Advisory Committee for the President of the Supreme Court of the Netherlands, and she is a member of the Capital Markets Committee of the Dutch Authority for Financial Markets. Previously, Ms. van der Meer Mohr served on the board of directors of Mylan from 2018 until the closing of the Combination, where she most recently served on the Compensation and Risk Oversight Committees. She also served on the supervisory board of ASML Holding N.V. (NASDAQ and AMS: ASML) from 2009 until April 2018, and as President of the executive board of Erasmus University in Rotterdam from 2010 to 2016. Ms. van der Meer Mohr began her career in the legal profession and previously held several legal and management positions at Royal Dutch Shell Group from 1989 to 2004. In 2004, she was appointed Group Human Resources Director at TNT N.V., now known as PostNL (AMS: PNL), before becoming Senior Executive Vice President and Head of Group Human Resources at ABN AMRO NV in 2006. She served as a member of the Dutch Banking Code Monitoring Commission in the Netherlands from 2010 to 2013, and began her own human capital consulting firm in 2008.

Key Skills and Experience:

Ms. Van der Meer Mohr’s qualifications to serve on the Viatris Board include, among others, her experience and expertise regarding public company management, corporate governance, finance, human capital management, global business, legal and regulatory oversight, risk oversight and strategy and M&A.

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Directors Whose Terms Expire in Subsequent Years

Set forth below is information regarding each continuing Director and information about his or her specific experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a Director of the Company.

Class II Directors – Directors whose terms expire in 2022

W. Don Cornwell

Director since 2020 Age: 73 Board Committees: Audit; Risk Oversight Other Public Company Boards: American International Group, Inc., Natura & Co Holding S.A. Independent Director

W. Don Cornwell has served on the Viatris Board since the closing of the Combination on November 16, 2020. Mr. Cornwell also has served on the board of directors of American International Group, Inc. (NYSE: AIG) since 2011, and serves on its Audit and Nominating and Corporate Governance Committees. He has also been a member of the board of directors of Natura & Co Holding S.A. (NYSE: NTCO) since January 2020 and serves on its Finance and Corporate Governance Committees. Mr. Cornwell was a Director of Avon Products, Inc. from 2002 until its acquisition by Natura in 2020. Mr. Cornwell served on the Pfizer (NYSE: PFE) board of directors from 1997 until the closing of the Combination, where he most recently chaired the Regulatory and Compliance Committee and was a member of the Governance and Sustainability Committee. Mr. Cornwell served as Chairman and Chief Executive Officer of Granite Broadcasting Corporation from 1988 until his retirement in August 2009 and served as Vice Chair until December 2009. Mr. Cornwell also serves on the board of trustees of Big Brothers Big Sisters of New York City and is the Vice Chairman of the board of directors of Blue Meridian Partners, a partnership of philanthropists that invests in strategies to impact social problems confronting young people and families in poverty.

Key Skills and Experience:

Mr. Cornwell’s qualifications to serve on the Viatris Board include, among others, his experience and expertise regarding public company management, corporate governance, finance, the healthcare industry, human capital management, global business, legal and regulatory oversight and strategy and M&A.

Harry A. Korman

Director since 2020 Age: 64 Board Committees: Compliance; Governance and Nominating; Risk Oversight (Chair); Science and Technology Other Public Company Boards: N/A Independent Director

Mr. Korman has served on the Viatris Board since the closing of the Combination on November 16, 2020. Mr. Korman served as a director of Mylan from 2018 until the closing of the Combination, most recently chairing the Risk Oversight Committee and serving as a member of the Compliance, Governance and Nominating, and Science and Technology Committees. Previously, Mr. Korman held senior executive roles of increasing responsibility at Mylan Inc. and its subsidiaries from 1996 until July 2014. He served as Mylan Inc.’s global Chief Operating Officer from January 2012 until July 2014, after which he served in a consultant role with Mylan Inc. for one year. Prior to his service as Chief Operating Officer, he was the President, North America of Mylan Inc. commencing in October 2007. Mr. Korman also served as President of Mylan Pharmaceuticals Inc. from February 2005 to December 2009. He joined Mylan in 1996 after the company’s acquisition of UDL Laboratories, Inc. (n/k/a Mylan Institutional Inc.), and served as its President, among other prior responsibilities. Mr. Korman has served as a past Director and Vice Chairman of the Generic Pharmaceutical Association, now known as the Association for Accessible Medicines. He also previously served as a Director and Vice Chairman of the HDMA Foundation, which serves the healthcare industry by providing research and education focused on healthcare supply issues.

Key Skills and Experience:
Mr. Korman’s qualifications to serve on the Viatris Board include, among others, his experience and expertise regarding the healthcare industry, global business, risk oversight and strategy and M&A.

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Rajiv Malik

Director since 2020 Age: 60 Board Committees: Science and Technology Other Public Company Boards: N/A Director and President

Mr. Malik has served as Viatris’ President and on the Viatris Board since the closing of the Combination on November 16, 2020. His responsibilities include the day-to-day operations of the Company, overseeing the Company’s commercial business units, the Commercial Development, Medical, Information Technology and Quality functions, as well as R&D and Operations.

Previously, Mr. Malik served as President of Mylan from January 2012 until the closing of the Combination. His responsibilities with Mylan included leading the company’s global commercial, scientific, operational, information technology and business development activities in more than 165 countries and territories. In addition, he oversaw the operations that managed a portfolio of more than 7,500 products, a pipeline of approximately 1,200 products and more than 40 manufacturing facilities around the world. He also served on the Mylan Board from 2012 until the closing of the Combination. Mr. Malik also held various senior roles at Mylan, including Executive Vice President and Chief Operating Officer from July 2009 to December 2012, and head of Global Technical Operations from January 2007 to July 2009. Prior to joining Mylan in January 2007, Mr. Malik served as Chief Executive Officer of Matrix Laboratories Limited (now Mylan Laboratories Limited) from July 2005 to June 2008. Prior to joining Matrix, he served as Head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005, and as Head of Global Regulatory Affairs and Head of Pharma Research for Ranbaxy from October 1999 to September 2003.

Key Skills and Experience:

Mr. Malik’s qualifications to serve on Viatris’ Board include, among others, his knowledge and experience regarding public company management, the healthcare industry, human capital management, global business and strategy and M&A.

Richard A. Mark, C.P.A.

Director since 2020 Age: 68 Board Committees: Audit; Finance; Risk Oversight Other Public Company Boards: Goldman Sachs BDC, Inc. Independent Director

Mr. Mark has served on the Viatris Board since the closing of the Combination on November 16, 2020. Mr. Mark currently serves on the board of directors of Goldman Sachs BDC, Inc. (“GSBDC”) (NYSE: GSBD), and GS Middle Market Lending Corp. II, chairing their Audit Committees and serving on their Compliance, Compensation, Contract Review, and Governance and Nominating Committees. He previously served on the board of directors of Mylan from 2019 until the closing of the Combination, most recently serving on the Audit and Finance Committees. Previously, Mr. Mark served on the board of directors of Goldman Sachs Middle Market Lending Corp. prior to its merger with GSBDC in October 2020, most recently chairing its Audit Committee and serving on its Compliance, Governance and Nominating, and Contract Review Committees. Mr. Mark also was a Partner with Deloitte from June 2002 to May 2015, most recently leading the advisory corporate development function.

Prior to joining Deloitte, Mr. Mark held various positions with Arthur Andersen & Co., including Audit Partner. Mr. Mark also served from July 2015 until August 2016 as Chairman of the board of directors and as a member of the Audit Committee of Katy Industries, Inc., a manufacturer, importer and distributor of commercial cleaning and consumer storage products. He also served on the board of directors of Cadence Health from 1993 until its acquisition by Northwestern Memorial Healthcare (“Northwestern”) in September 2014. Following the acquisition of Cadence Health, Mr. Mark was a Director of Northwestern from September 2014 to August 2015, serving on its Executive and Nominating and Governance committees. Mr. Mark currently serves as a Director of Almost Home Kids, a not-for-profit corporation affiliated with Lurie Children’s Hospital of Chicago, which provides transitional care to children with complicated health needs, training for their families, and respite care. Mr. Mark also serves as a Director of Home Centered Care Institute, a not-for-profit corporation, which provides medical care to medically complex patients who are either homebound or home-limited.

Key Skills and Experience:

Mr. Mark’s qualifications to serve on the Viatris Board include, among others, his experience and expertise regarding public company management, corporate governance, finance, the healthcare industry, global business, risk oversight and strategy and M&A.

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Class III Directors – Directors whose terms expire in 2023

Robert J. Coury

Director since 2020 Age: 60 Board Committees: Executive (Chair) Other Public Company Boards: N/A Executive Chairman

Mr. Coury has served as Viatris’ Executive Chairman since the closing of the Combination on November 16, 2020. Mr. Coury leads the Viatris Board; oversees the strategic direction of the Company with the Board and in collaboration with executive management; advises the management team as they execute on the Company’s strategy to drive value creation and to otherwise unlock value; oversees management’s execution of the business strategies approved by the Board; oversees executive talent management; and ensures robust engagement with shareholders and other key stakeholders, among other responsibilities.

Mr. Coury most recently served as Executive Chairman of Mylan. During his tenure with Mylan, Mr. Coury’s strategic vision led to the creation of a strong foundation for Viatris. Under Mr. Coury’s leadership, Mylan grew from the third-largest generics pharmaceutical company in the United States to one of the largest pharmaceutical companies in the world, earning spots in both the S&P 500 and, prior to Mylan’s reincorporation outside of the United States in 2015, the Fortune 500.

Mr. Coury was first was elected to Mylan’s Board in February 2002, having served since 1995 as a strategic advisor to the company. He became the Vice Chairman shortly after his election and served as Chief Executive Officer from September 2002 until January 2012. He then served as Executive Chairman from 2012 until he became non-executive Chairman in June 2016. As Executive Chairman between 2012 and 2016, Mr. Coury’s primary responsibilities were similar to those noted above. As non-executive Chairman, Mr. Coury continued to provide the overall strategic leadership for Mylan and was directly involved in shareholder engagement and material transactions involving Mylan, as well as in other matters considered significant by Mylan’s Board. The Mylan Board reappointed Mr. Coury as Executive Chairman in April 2020. In that role, Mr. Coury’s responsibilities were similar to his current responsibilities, and he provided leadership and strategic direction in navigating the unique challenges posed to Mylan and the pharmaceutical industry by the COVID-19 pandemic and oversight of work related to the Combination.

Mr. Coury is the founder and president of the Robert J. Coury Family Foundation, which is a private foundation formed to help support his philanthropic efforts and his mission of giving back. He has served as a member of the University of Southern California President’s Leadership Council since 2014. Mr. Coury also participates in the Goldman Sachs Healthcare Advisory Council.

Key Skills and Experience:

Mr. Coury’s qualifications to serve on the Viatris Board include, among others, his unique strategic vision, leadership, extensive knowledge of the industry and the Company and its management and businesses around the world, demonstrated outstanding business acumen, proven ability to proactively anticipate and respond to opportunities and challenges, and strong business judgment.

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JoEllen Lyons Dillon

Director since 2020 Age: 58 Board Committees: Audit; Compliance; Executive; Governance and Nominating (Chair) Other Public Company Boards: N/A Independent Director

Ms. Dillon has served on the Viatris Board since the closing of the Combination on November 16, 2020. Ms. Dillon served as a Director of Mylan from 2014 until the closing of the Combination, most recently chairing the Compensation and Governance and Nominating Committees, and serving as a member of the Audit, Compliance and Executive Committees. She served from March 2013 to August 2017 as an executive officer of The ExOne Company (NASDAQ: XONE), an emerging growth company and global provider of three-dimensional printing machines and services. She was promoted to Executive Vice President in December 2014, adding to her original duties as Chief Legal Officer and Corporate Secretary. She held responsibilities for, among other things, capital markets development, corporate strategic planning, human resources, global compliance, investor relations, and international business development within Europe and Asia. Previously, Ms. Dillon had an almost 25-year legal career in corporate mergers and acquisitions and securities, where she represented both public and private companies in a variety of complex matters. She was a Partner with Reed Smith LLP, a law firm, from 2002 until 2011. She previously had been at the law firm Buchanan Ingersoll & Rooney PC from 1988 until 2002, where she became a Partner in 1997. Ms. Dillon serves as a member of the board of trustees of the Allegheny District chapter of the National Multiple Sclerosis Society and served as Chair and Audit Committee chair.

Key Skills and Experience:

Ms. Dillon’s qualifications to serve on the Viatris Board include, among others, her experience and expertise regarding public company management, corporate governance, finance, global business, legal and regulatory oversight, risk oversight and strategy and M&A.

Melina Higgins

Director since 2020

Age: 54

Board Committees:

Compensation (Chair); Executive, Finance (Chair); Governance and Nominating

Other Public Company Boards:

Genworth Financial Inc.

NextGen Acquisition Corp. II

Independent Director

Ms. Higgins has served on the Viatris Board since the closing of the Combination on November 16, 2020. In May 2021, Ms. Higgins became the nonexecutive Chair of the board of directors of Genworth Financial Inc. (NYSE: GNW), an insurance company. She has been a member of Genworth’s board since September 2013, and serves on its Audit and Management Development & Compensation Committees. In March 2021, Ms. Higgins joined the board of NextGen Acquisition Corp. II (NASDAQ: NGCA), a special purpose acquisition company, chairing its Nominating and Corporate Governance Committee and serving on its Audit and Compensation Committees. In January 2016, Ms. Higgins became nonexecutive Chair of the board of directors of Antares Midco Inc., a private company that provides financing solutions for middle market, private equity-backed transactions. Ms. Higgins served as a Director of Mylan from 2013 to the closing of the Combination, most recently chairing the Finance Committee and serving on the Audit, Compensation, and Executive Committees. She previously held senior roles of increasing responsibility at The Goldman Sachs Group, Inc. (NYSE: GS), a global investment banking, securities and investment management firm, including Partner and Managing Director, from 1989 to 1992 and 1994 to 2010. Ms. Higgins served as a member of Goldman’s Investment Committee of the Principal Investment Area, which oversaw and approved global private equity and private debt investments. She also served as Head of the Americas for Private Debt and as co-Chairperson of the Investment Advisory Committee for GS Mezzanine Partners funds. Ms. Higgins is a member of the Women’s Leadership Board of Harvard University’s John F. Kennedy School of Government.

Key Skills and Experience:

Ms. Higgins’ qualifications to serve on the Viatris Board include, among others, her experience and expertise regarding corporate governance, finance, global business, risk oversight and strategy and M&A.

16 | 2021 Proxy Statement

James M. Kilts

Director since 2020 Age: 73 Board Committees: Compensation; Finance Other Public Company Boards: Advantage Solutions Inc. The Simply Good Foods Company Unifi Inc. Independent Director

Mr. Kilts has served on the Viatris Board since the closing of the Combination on November 16, 2020. Mr. Kilts is a founding Partner of Centerview Capital, a private equity firm, and has served as non-executive Chairman of Advantage Solutions Inc. (NASDAQ: ADV) since October 2020 following that company’s combination with Conyers Park II Acquisition Corp., where he served as Executive Chairman from May 2019. Since August 2021, Mr. Kilts has served as co-Chief Executive Officer of Conyers Park III Acquisition Corp. (NASDAQ: CPAAU), a special purpose acquisition company. He has served as Chairman of The Simply Good Foods Company (NASDAQ: SMPL) since 2017, and serves on that company’s Nominating and Corporate Governance Committee. Since 2016, Mr. Kilts has served as a Director of Unifi Inc. (NYSE: UFI) and currently serves on that company’s Compensation Committee. Since 2006, Mr. Kilts has been a Director and Member of Centerview Capital Holdings LLC. Previously, Mr. Kilts served on the board of directors of Pfizer from 2007 until the closing of the Combination, where he most recently served on the Compensation Committee; MetLife, Inc. (NYSE: MET) from 2005 until June 2020, where he most recently chaired the Compensation Committee and was a member of the Governance and Corporate Responsibility Committee; The Procter & Gamble Company (NYSE: PG) from 2005 to 2006; as Chairman of Conyers Park Acquisition Corporation from its formation in April 2016 until its merger with The Simply Good Foods Company in July 2017; as a non-executive Director of Nielsen Holdings plc (NYSE: NLSN) from 2006 until 2017, Chairman of Nielsen Holdings from 2011 until 2013, and Chairman of Nielsen Company B.V. from 2009 until 2014; and as a Director of MeadWestvaco Corporation from 2006 until 2014. Mr. Kilts also served as Chairman and Chief Executive Officer of The Gillette Company from 2001 to 2005 and President from 2003 to 2005, and as President and Chief Executive Officer of Nabisco Group Holdings Corporation from 1998 until its acquisition in 2000. Mr. Kilts also serves as a Director of Ole Smoky Distillery LLC, a craft spirits company; as a Life Trustee of Knox College; on the board of trustees of the University of Chicago; and as a life member of the Advisory Council of the University of Chicago Booth School of Business. Mr. Kilts also served as Chairman of Big Heart Pet Brands from 2011 until 2015.

Key Skills and Experience:

Mr. Kilts’ qualifications to serve on the Viatris Board include, among others, his experience and expertise regarding public company management, corporate governance, finance, the healthcare industry, global business and strategy and M&A.

Mark W. Parrish

Director since 2020 Age: 66 Board Committees: Audit; Compliance (Chair); Executive; Governance and Nominating Other Public Company Boards: Omnicell, Inc. Lead Independent Director and Vice Chairman

Mr. Parrish has served as the Lead Independent Director and Vice Chairman of the Viatris Board since the closing of the Combination on November 16, 2020. He served as Chief Executive Officer of TridentUSA Health Services (“TridentUSA”), a provider of mobile X-ray and laboratory services to the long-term care industry, from 2008 to August 2018, and as Executive Chairman from 2008 to 2013. From August 2018 to September 2019, he served as Executive Chairman of TridentUSA. In February 2019, TridentUSA filed for protection under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy in September 2019. Since January 2013, Mr. Parrish has served on the board of directors of Omnicell, Inc. (NASDAQ: OMCL), a company that specializes in healthcare technology, and serves on its Audit and Compensation committees; and since May 2019, he has served on the board of directors, and is the Chairman of the Audit Committee, of Comprehensive Pharmacy Services, a private company that specializes in the outsourcing of hospital pharmacies. He served on the board of directors of Mylan from 2009 until the closing of the Combination, most recently serving as Lead Independent Director and Vice Chairman and as Chair of the Compliance Committee and member of the Audit, Executive, Governance and Nominating, and Risk Oversight Committees; Silvergate Pharmaceuticals, a private company that develops and commercializes pediatric medications, from 2013 until June 2019; and Golden State Medical Supply, a private company that specializes in meeting unique labeling and sizing needs and pharmaceutical packaging, serialization and distribution, from May 2014 until August 2019, when it was acquired by Court Square. From 1993 to 2007, Mr. Parrish held management roles of increasing responsibility with Cardinal Health Inc. (NYSE: CAH) and its affiliates, including Chief Executive Officer of healthcare supply chain services, from 2006 to 2007. Mr. Parrish serves as president of the International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies, and as senior adviser to Frazier Healthcare Ventures, a healthcare-oriented growth equity firm.

Key Skills and Experience:

Mr. Parrish’s qualifications to serve on the Viatris Board include, among others, his experience and expertise regarding public company management, corporate governance, the healthcare industry, human capital management, global business, risk oversight and strategy and M&A.

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Director Independence

Viatris’ Board has determined that Mr. Cornwell, Ms. Dillon, Mr. Dimick, Ms. Higgins, Mr. Kilts, Mr. Korman, Mr. Mark, Mr. Parrish, and Ms. van der Meer Mohr are independent Directors under the applicable NASDAQ listing rules. In making these determinations, the Board considered, with respect to Mr. Cornwell’s independence, that Mr. Cornwell’s son is a partner of PJT Partners (“PJT”), which served as a financial advisor to Mylan in connection with the Combination; Mr. Cornwell’s son was not involved in PJT’s work for Mylan. With respect to Mr. Korman’s independence, the Board considered (a) Mr. Korman’s past employment by Mylan Inc. from 1996 through July 2014 and his prior consulting services for Mylan Inc. from July 2014 to July 1, 2015 and (b) that Mr. Korman’s son had a paid internship with a Mylan subsidiary during the summer of 2019. With respect to Mr. Mark, the Board considered his prior service as a partner at Deloitte, Viatris’ independent registered public accounting firm. The Board determined that any such past arrangements, transactions or relationships would not interfere with the exercise of independent judgment by Mr. Cornwell, Mr. Korman or Mr. Mark in carrying out his respective responsibilities as a Director of Viatris.

Messrs. Coury, Goettler, Malik, and Read are not independent Directors under applicable NASDAQ listing rules.

How Our Board Governs and Is Governed

Viatris’ Board Structure

As set forth in our Amended and Restated Bylaws (the “Bylaws”), the Company has a majority vote standard for director elections in the event of an uncontested election and a plurality standard in the event of a contested election. The Bylaws also provide that if a nominee for Director who is an incumbent is not elected and no successor has been elected at such meeting, the Director shall promptly tender his or her irrevocable resignation to the Board, such resignation to be effective upon acceptance by the Board.

In connection with the Combination, Mylan and Pfizer agreed that the Viatris Board would be classified for three years with respect to the time for which directors hold office (designated as Class I, Class II and Class III). The first term of office of the Class I Directors expires as of the date of the 2021 Annual Meeting; the first term of office of the Class II Directors expires as of the date of the 2022 annual meeting of shareholders; and the first term of office of the Class III Directors expires as of the date of the 2023 annual meeting of shareholders. At the 2021 Annual Meeting, the Class I Directors are being submitted for election for a term of office to expire at the 2023 annual meeting of shareholders; and at the 2022 annual meeting of shareholders, the Class II Directors will be submitted for election for a term of office to expire at the 2023 annual meeting of shareholders. Commencing with the 2023 annual meeting of shareholders and at all subsequent annual meetings of shareholders, all Directors will be submitted for election at each annual meeting of shareholders. Neil Dimick, Michael Goettler, Ian Read, and Pauline van der Meer Mohr are in Class I; W. Don Cornwell, Harry A. Korman, Rajiv Malik, and Richard A. Mark are in Class II; and Robert J. Coury, JoEllen Lyons Dillon, Melina Higgins, James M. Kilts, and Mark W. Parrish are in Class III. In addition, the parties to the Combination determined prior to closing that the Viatris Board would consist of 13 members: Robert J. Coury, Michael Goettler, three persons designated by Pfizer (W. Don Cornwell, James M. Kilts and Ian Read) and eight persons designated by Mylan (the other current Directors of the Company).

The members of the Board collectively have expertise in developing and overseeing strategies in the context of this complex and rapidly changing environment, as well as a deep understanding of the management team and culture of the Company, our global platforms, the healthcare systems in which we operate, and the opportunities and challenges facing the Company around the world. Our Board members have experience with branded and generic pharmaceuticals businesses; corporate governance, compliance, and enterprise risk management; information security; corporate social responsibility; corporate strategy and complex international M&A; financing; human capital management; commercial and operational management; director and executive compensation; commercial and operational management; R&D; pharmaceutical manufacturing and quality; the regulatory environments in which we operate around the world; and business integration, among many other areas. We are confident that the collective experience and expertise of our Directors enables the Board to effectively guide and oversee the management team.

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Mr. Coury serves as Executive Chairman of the Company. Mr. Coury’s primary responsibilities include overall leadership and strategic direction of the Company, and leadership and coordination of activities of the Board, among others. See also page 34.

Mr. Parrish is the Lead Independent Director and Vice Chairman of the Board. The responsibilities of the Lead Independent Director include calling and presiding over executive sessions of the independent Directors, consulting with the Executive Chairman regarding Board meeting schedules, agendas, and information sent to the Board and separately approving those items, and serving as a liaison between the Executive Chairman and independent Directors. The Executive Chairman and the Lead Independent Director serve as point persons for shareholders wishing to communicate to the Board.

Considering the opportunities and challenges facing the Company, the Board has determined that its current leadership structure — Mr. Coury as Executive Chairman, Mr. Parrish as Lead Independent Director and Vice Chairman, Mr. Goettler as CEO, Mr. Malik as President, and a strong, independent majority of Directors with collective experience overseeing each of Mylan and Upjohn — enables it to best oversee and empower the management team and is optimal for Viatris and its shareholders and other stakeholders.

Among the factors that demonstrate the Board’s commitment to good governance practices and enable it to provide highly effective oversight and direction are:

•  9 out of 13 Directors are independent;

•  The Board operates pursuant to Corporate Governance Principles, which are reviewed by the Governance and Nominating Committee at least annually;

•  The Executive Chairman possesses deep knowledge of our management, business, and the healthcare industry, and he fosters a culture of robust Board engagement, interaction, and oversight;

•  The Board has a strong Lead Independent Director, who is also Vice Chairman, with key areas of expertise and experience (including, among others, public company management, corporate governance, corporate compliance, information security, risk management oversight, and the healthcare industry) that help enhance the Board’s oversight of management and the Company;

•  The members of the Board have experience overseeing Mylan and Upjohn, which helps support the ongoing integration of the two businesses and provides the Board with a strong understanding of the opportunities and challenges facing the combined company;

•  The Audit, Compensation, Finance, Governance and Nominating, and Risk Oversight Committees are composed entirely of independent Directors (as defined in the applicable NASDAQ listing rules and applicable Securities and Exchange Commission (“SEC”) rules);

•  Board approval of any appointment of members to the Audit, Compensation, Compliance, Governance and Nominating, and Risk Oversight Committees must include an affirmative vote by at least a majority of the independent Directors;

•  All Board committees operate pursuant to written charters and conduct annual self-assessments;

•  The Risk Oversight Committee assists the Board in its oversight of management’s efforts with respect to CSR-related matters and the Company’s enterprise risk framework, infrastructure and controls, and receives updates from senior management on data security, cybersecurity, and information security-related matters, and CSR topics on at least a quarterly basis;

•  The independent Directors on the Viatris Board and its committees receive extensive information and input from multiple layers of management and external advisors, engage in detailed discussion and analysis regarding matters brought before them (including in executive session), and actively engage in the development and approval of significant corporate strategies;

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•  The Viatris Board and its committees have full access to officers and employees of the Company; and

•  The Viatris Board and its committees have the authority to select, retain, and supervise advisors as necessary to fulfill their mandates.

Meetings of Viatris’ Board

Following the closing of the Combination on November 16, 2020, the Viatris Board met two (2) times in 2020. In addition, Directors attended meetings of individual Board committees of which they were members after such date in 2020. All Directors attended more than 75% of the aggregate of Viatris Board meetings and meetings of the committees of which they were a member in 2020 after the closing of the Combination. From January 1, 2021 to October 22, 2021, the Viatris Board met seven (7) times: all Directors attended more than 75% of the aggregate of Viatris Board meetings and meetings of the committees of which they were a member in 2021 through such date. Pursuant to our Corporate Governance Principles, Directors are expected to attend the annual meeting of shareholders of the Company, where practicable.

Viatris’ Corporate Governance Principles require the independent Directors of the Board to meet in separate executive sessions periodically, and at least twice annually, during regularly scheduled meetings of the Board. The independent Directors of the Board met two times in executive session in 2020 following the closing of the Combination and two (2) times between January 1, 2021 and October 22, 2021, with Mr. Parrish presiding at those executive sessions.

Meetings of Viatris Board Committees

The committees of the Viatris Board include the Audit Committee, the Compensation Committee, the Compliance Committee, the Executive Committee, the Finance Committee, the Governance and Nominating Committee, the Risk Oversight Committee, and the Science and Technology Committee. Each committee operates pursuant to a written charter, a current copy of which, along with our Amended and Restated Certificate of Incorporation, Bylaws, and Corporate Governance Principles, is available on Viatris’ website at https://www.viatris.com/en/About-Us/Corporate-Governance.

All members of the Audit, Compensation, Finance, Governance and Nominating, and Risk Oversight Committees, and a majority of the members of the Compliance Committee, are independent Directors, as defined in the applicable NASDAQ listing rules and applicable SEC rules, and all members of each of these committees are non-employee Directors. Board approval of any Director appointment to the Audit, Compensation, Compliance, Governance and Nominating, and Risk Oversight Committees must include at least a majority of the independent Directors. The Viatris Board has determined that Mr. Dimick, the Chair of the Audit Committee, is an “audit committee financial expert”, as that term is defined in the rules of the SEC.

Information regarding each of the committees on the following pages provide additional discussion of committee responsibilities with respect to risk oversight.

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The table below provides the current membership (as of the date of this Proxy Statement) and meeting information for 2020 (following the closing of the Combination on November 16, 2020) and 2021 (through October 22, 2021) for each Viatris Board committee held during each such period. In 2021, the committees collectively held 29 meetings through October 22, 2021.

Director	Audit	Compensation	Compliance	Executive	Finance	Governance and Nominating	Risk Oversight	Science and Technology
W. Don Cornwell	✓						✓
Robert J. Coury				Chair
JoEllen Lyons Dillon	✓		✓	✓		Chair
Neil Dimick	Chair	✓		✓	✓
Michael Goettler								✓
Melina Higgins		Chair		✓	Chair	✓
Harry A. Korman			✓			✓	Chair	✓
James M. Kilts		✓			✓
Rajiv Malik								✓
Richard A. Mark	✓				✓		✓
Mark W. Parrish	✓		Chair	✓		✓
Ian Read			✓					Chair
Pauline van der Meer Mohr		✓	✓				✓
Meetings during 2020(1)	2	1	1	0	0	1	0	0
Meetings during 2021	6	5	3	1	5	3	4	2

(1)

2020 Viatris meetings include meetings held from November 16, 2020 through December 31, 2020 and do not include meetings of the Mylan board, and committees that took place prior to closing of the Combination.

AUDIT COMMITTEE Members Mr. Dimick (Chair) Mr. Cornwell Ms. Dillon Mr. Mark Mr. Parrish

The Audit Committee’s key oversight responsibilities include, but are not limited to:

•  Integrity of the Company’s financial statements and its accounting and financial reporting processes

•  Effectiveness of the Company’s internal control over financial reporting

•  Qualifications, independence, and performance of the independent registered public accounting firm

•  Services to be performed by, and fees payable to, the independent registered public accounting firm

•  Internal Audit group

•  Company processes and procedures related to risk assessment and risk management of financial and disclosure control-related, as well as SEC reporting-related, matters

•  Related party transactions

•  Company compliance with applicable legal and regulatory requirements (including U.S. federal securities laws) regarding the preceding matters

•  Review of any critical audit matters identified by the independent registered public accounting firm in connection with its audit of the Company’s annual financial statements

COMPENSATION COMMITTEE Members Ms. Higgins (Chair) Mr. Dimick Mr. Kilts Ms. van der Meer Mohr

The Compensation Committee’s key oversight responsibilities include, but are not limited to:

•  Executive Chairman, CEO, and senior management compensation, including the corporate goals and objectives relevant to such compensation

•  Board and committee compensation

•  Equity compensation plans in which Directors and/or executives participate

•  Compensation and benefits-related disclosures in annual reports and proxy statements

•  Relationship between compensation policies and practices and the Company’s risk management with respect to compensation-related matters

•  From time to time reviewing reports from management regarding pay equity, human capital management and succession planning

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COMPLIANCE COMMITTEE Members Mr. Parrish (Chair) Ms. Dillon Mr. Korman Mr. Read Ms. van der Meer Mohr

The Compliance Committee’s key oversight responsibilities include, but are not limited to:

•  Chief Compliance Officer’s implementation of the Company’s corporate compliance program

•  Making recommendations to the Board and/or management with respect to Viatris’ corporate compliance program, the Code of Business Conduct and Ethics, and significant related global policies, such as anti-corruption and fair competition policies

•  Reviewing significant global compliance-related policies implementing the Company’s Code of Business Conduct and Ethics, or related to the operations of the Company’s business and its mode or methods of doing business, including, for example, policies relating to pricing and/or commercialization of Company products and services

•  Reviewing metrics used by management or requested by the Committee to provide insight into the status and efficacy of the corporate compliance program, including the Company’s global compliance systems and organization

•  Reviewing reports of significant actual and alleged violations of the Code of Business Conduct and Ethics, corporate policies and procedures, and applicable laws and regulations

•  Reviewing checks and balances implemented by the Company designed to support and promote compliance with approved corporate policies, legal rules, and regulations

•  Overseeing the Company’s policies and procedures for corporate political and lobbying expenditures

EXECUTIVE COMMITTEE Members Mr. Coury (Chair) Ms. Dillon Mr. Dimick Ms. Higgins Mr. Parrish

The Executive Committee’s key oversight responsibilities include, but are not limited to:

•  Assisting the Board in fulfilling its fiduciary responsibilities by exercising those powers of the Board not otherwise limited by a resolution of the Board or by law

•  Strategic planning and additional oversight of strategy implementation

FINANCE COMMITTEE Members Ms. Higgins (Chair) Mr. Dimick Mr. Kilts Mr. Mark

The Finance Committee’s key oversight responsibilities include, but are not limited to:

•  Material mergers, acquisitions and combinations with other companies

•  Swaps and other derivatives transactions

•  Establishment of credit facilities

•  Potential financings with commercial lenders

•  Issuance and repurchase of the Company’s debt, equity, hybrid or other securities

GOVERNANCE AND NOMINATING COMMITTEE Members Ms. Dillon (Chair) Ms. Higgins Mr. Korman Mr. Parrish

The Governance and Nominating Committee’s key oversight responsibilities include, but are not limited to:

•  Corporate governance matters

•  The nomination or re-nomination of Director candidates

•  The Board’s review and consideration of shareholder recommendations for, and nominations of, Director candidates

•  The annual self-evaluation of the Board and its committees

•  Director orientation and continuing education programs

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RISK OVERSIGHT COMMITTEE Members Mr. Korman (Chair) Mr. Cornwell Mr. Mark Ms. van der Meer Mohr

The Risk Oversight Committee’s key oversight responsibilities include, but are not limited to:

•  Reviewing the enterprise risk framework, infrastructure, and controls implemented by management to help identify, assess, manage and monitor material risks

•  Reviewing management’s exercise of its responsibility to identify, assess and manage material risks not allocated to the Board or another committee, including, for example, data security programs and cybersecurity and information technology

•  Management’s efforts with respect to CSR matters

•  Meeting with the Chairs of the other committees at least two times a year to discuss enterprise risk and related matters

SCIENCE AND TECHNOLOGY COMMITTEE Members Mr. Read (Chair) Mr. Goettler Mr. Korman Mr. Malik

The Science and Technology Committee’s key oversight responsibilities include, but are not limited to:

•  Reviewing the overall strategy and direction of the Company’s R&D program

•  Reviewing presentations regarding significant emerging scientific and technological developments relevant to Viatris

Setting and Overseeing Strategy

The Board actively discusses and determines the Company’s strategies intended to ensure the growth, durability, and sustainability of the business, unlock value, and create long-term value for shareholders.

The Board’s strategic planning, under the leadership of the Executive Chairman, supports a diversified and differentiated portfolio that is not reliant on a single market or product, supporting patients’ access to medicine across geographies and therapeutic areas and resulting in stable and durable cash flows despite evolving, challenging, and often unpredictable, market conditions.

The Board expects that its strategy will drive a global platform with a sustainable, diverse and differentiated portfolio of prescription medicines, complex generics, and biosimilars supported by commercial and regulatory expertise, established infrastructure, best-in-class R&D capabilities, and high-quality manufacturing and supply chain excellence.

In addition to its expectation of creating, enhancing or otherwise unlocking the value of the Company’s unique global platform, the Board began implementing a strategy to reduce debt and return capital to shareholders through a strong focus on execution, restructuring, and rapid delevering, and started to return capital to shareholders by initiating a dividend in the second quarter of 2021.

The Board is committed to maintaining a dialogue with shareholders regarding a broad range of topics, including, among others, our differentiated strategy and business model; the Global Healthcare Gateway®; efforts to further unlock the value of our unique global platform and return capital to shareholders; delevering strategies; governance; compensation; promoting sustainability; and further enhancing efforts to advance our CSR performance.

Risk Oversight

Viatris operates in a complex and rapidly changing environment that involves many potential risks. In addition to general market, industry, R&D, supply chain, political, and economic risks, the Company faces potential risks related to the integration of Mylan and Upjohn; our ongoing global restructuring initiatives; information technology and cybersecurity; data privacy; financial controls and reporting; manufacturing and quality; legal, regulatory and compliance requirements and developments; finance; the global nature of our operations; human capital management and retention; environmental and social responsibility; and product portfolio and commercialization, among others. As

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a company committed to operating ethically and with integrity, we proactively seek to manage and, where possible, mitigate risks to help ensure compliance with applicable rules and regulations, maintain integrity and continuity in our operations and business, including in support of achieving strategic priorities, long-term financial and operational performance, protect our assets (financial, intellectual property, and information, among others), and enhance shareholder and other stakeholder value. Risk management is an enterprise-wide objective subject to oversight by the Board and its committees.

It is the responsibility of Viatris’ management and employees to identify material risks to our business and to implement and administer robust risk management and mitigation processes and programs, while also maintaining reasonable flexibility in how we operate. To further embed risk management and compliance into our culture, Viatris has a robust global corporate compliance program, implements relevant policies and procedures, trains employees on how to implement and comply with them, and maintains an extensive program of oversight and audit to help ensure compliance and appropriate enterprise risk management.

The Viatris Board, in turn, directly or through its committees, oversees the implementation of risk management and mitigation processes. The Board and its committees rigorously review with management the risk management program at least quarterly, as well as during the Board’s annual budget review and approval process. Each of our committees has full access to officers and employees of the Company, and our Board and committees also meet without members of management present.

The Board also has approved a Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer, Chief Financial Officer and Corporate Controller, and other related policies to help manage and mitigate risk globally.

Board Committees’ Role in Risk Oversight

•

The Audit Committee focuses on risks relating to financial and disclosure controls, SEC reporting matters, and oversight of Viatris’ internal audit function and independent registered public accounting firm. The Committee oversees, among other matters, the Company’s processes and procedures relating to risk assessment and risk management relating to financial, disclosure, and SEC reporting-related matters, and reviews with management the quality and adequacy of the Company’s internal control over financial reporting. Viatris’ internal audit function reports to and meets with the Committee at least quarterly to discuss potential risk or control issues, and the Committee regularly discusses the performance of the internal audit function, and the adequacy of resources available to this function. The Committee also meets quarterly with Viatris’ independent registered public accounting firm in executive session.

•

The Compensation Committee focuses on the design and administration of compensation-related plans and programs, and considers whether and how such plans and programs balance risk-taking and rewards, and align with shareholder interests. The Committee receives reports, on at least a quarterly basis, from management and outside advisors regarding compensation-related matters, and considers risk management in determining compensation structure. The Committee also reviews reports from management regarding pay equity, human capital management, and succession planning.

•

The Compliance Committee is responsible for overseeing the Chief Compliance Officer’s implementation of Viatris’ Corporate Compliance Program. The Chief Compliance Officer reports to the Committee and the CEO, and the Committee is responsible for appointing and, as applicable, replacing, this individual, and discusses the Chief Compliance Officer’s performance, responsibilities, plans and resources with the CEO. The Committee also makes recommendations to the Board with respect to the Corporate Compliance Program, the Code of Business Conduct and Ethics, and significant related global policies, and is responsible for reviewing reports of significant actual or alleged violations of the Code of Business Conduct and Ethics, corporate policies and procedures, and applicable laws and regulations. The Committee also discusses reports regarding non-financial compliance risk and risks associated with privacy, antitrust and competition, anti-corruption, and third-party risks, and reviews significant global compliance-related policies, including policies related to pricing and/or commercialization of Company products and services.

24 | 2021 Proxy Statement

•

The Finance Committee is responsible for reviewing and, as appropriate, providing recommendations to the Viatris Board with respect to significant strategies and policies of the Company relating to its capital structure and deployment and/or allocation of capital, material financial matters and transactions, and the risks related to such activities.

•

The Governance and Nominating Committee is responsible for identifying, assisting in recruiting, and nominating qualified individuals to become members of the Viatris Board, recommending committee assignments, overseeing the Board’s annual evaluation of the independence of Directors, and evaluating and assisting the Board in considering potential risks related to corporate governance. The Committee is also responsible for overseeing the annual self-evaluation of the Board and its committees and Director orientation and continuing education programs.

•

The Risk Oversight Committee assists the Board in its oversight of Viatris’ enterprise risk management framework. The Committee reviews the enterprise risk framework, infrastructure, and controls implemented by management to help identify, assess, manage, and monitor the Company’s material risks; reviews management’s exercise of its responsibility to identify, assess, and manage material risks not allocated to the Board or another committee, including, for example, data security programs and cybersecurity and information technology; oversees management’s activities with respect to CSR; and reviews the Company’s efforts to foster a culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation. The Committee also meets with the Chairs of the other committees at least two times a year to discuss enterprise risk and related matters.

Board Education

The Governance and Nominating Committee is responsible for overseeing and annually reviewing Director orientation and continuing education programs, including educational seminars, presentations, conferences and other Director education programs and opportunities presented by external and internal resources, on matters that may relate to, among other topics: compensation, governance, board process, risk oversight, audit and accounting, regulatory and other current issues. Directors also may elect to attend additional third-party educational events. The Company reimburses Directors for costs associated with any related seminars and conferences, including travel expenses.

How Our Directors Are Selected and Evaluated

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, and consistent with the Company’s Corporate Governance Principles, the Governance and Nominating Committee considers the following general criteria, among others, in nominating director candidates. These criteria reflect the traits, abilities, and experience that the Board considers in determining candidates for election:

•	highest ethical character and shares the values of the Company

•	personal and/or professional reputations that are consistent with the image and reputation of the Company

•	relevant expertise and experience and ability to offer advice and guidance to the Chief Executive Officer and senior management based on that expertise and experience

•	sound business judgment

•	diverse perspectives and personal backgrounds reflecting a mix of nationalities, ethnicities, races, ages and/or genders

In addition to the criteria set forth above, and any others the Governance and Nominating Committee or Viatris’ Board may consider, a majority of the members of the Board must be “independent”, as that term may be defined from time-to-time by the applicable NASDAQ listing standards, including that an independent Director must be free of any relationships which, in the opinion of the Board, would interfere with the exercise of such Director’s independent judgment in carrying out the responsibilities of a Director.

As needed, the Governance and Nominating Committee may identify new potential Director nominees by, among other means, requesting current Directors, executive officers, and external advisors to notify it if they become aware of

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persons meeting the criteria described above who would be suitable candidates for service on Viatris’ Board. The Committee also may, as needed, engage one or more firms that specialize in identifying director candidates. The Governance and Nominating Committee also may consider candidates recommended by shareholders in accordance with the procedures outlined in the question titled, “How do I recommend a candidate for nomination to Viatris’ Board?” on page A-7. The Committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder.

As appropriate, the Governance and Nominating Committee will review publicly available information regarding a potential candidate, request information from the candidate, review the candidate’s experience and qualifications, including in light of any other candidates the Governance and Nominating Committee might be considering, and conduct, together with other members of Viatris’ Board, one or more interviews with the candidate. Governance and Nominating Committee members or their designees also may contact one or more references provided by the candidate or may contact other members of the business community or persons who have first-hand knowledge of the candidate’s talents and experience. With respect to Board composition, the Board considers characteristics such as expertise, experience, knowledge, abilities and diversity (including, nationality, ethnicity, race, age, gender, education and professional background), among others.

Board Refreshment

Viatris’ Board, with the support of the Governance and Nominating Committee, seeks to identify a diverse talent pool of qualified candidates for consideration as part of the Board’s refreshment and succession planning. The Board also seeks to combine the skills and experience of its long-standing Board members with fresh perspectives, insights, skills, and experiences of new members in support of its belief that it is important for Directors to represent diverse viewpoints and, further, that the personal backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities and its commitment to fostering a culture of integrity, inclusion, dignity and mutual respect.

Viatris’ Board and Governance and Nominating Committee evaluate Board composition with respect to, among other matters, director independence, skills, experience, expertise, diversity, and other factors to ensure that the Board remains well-qualified to provide effective oversight of the Company and management. The Board and the Governance and Nominating Committee consider Viatris’ strategy, performance, operations, relevant industry and market conditions, and current and anticipated needs in terms of particular areas of experience and expertise (e.g., risk oversight, industry, science), among many other factors, to inform these refreshment practices and decisions.

As we continue to evaluate Board composition, we also work to establish a pool of qualified potential candidates to support our continued refreshment efforts.

Certain Relationships and Related Transactions

Based on a review of any transactions between Viatris and its Directors and executive officers, their immediate family members, and their affiliated entities, Viatris has determined that since the beginning of 2020, it was or is to be a participant in the following transactions in which the amount involved exceeds $120,000 and in which any of Viatris’ Directors, executive officers, or greater than five percent shareholders, or any of their immediate family members, had or will have a direct or indirect material interest:

Mylan had engaged The Coury Firm LLC (together with its predecessors, “TCF”), the principals of which are brothers and a son of Robert J. Coury, Executive Chairman, to provide certain services to Mylan. TCF is beneficially owned by brothers and trusts on behalf of brothers and children of Mr. Coury. TCF is in the business of providing strategic corporate benefits advice and services, among others. Since approximately 1995, TCF and, in the past, other affiliated entities of TCF, served as the broker in connection with several of Mylan’s employee benefit programs. Effective January 1, 2018, Mylan extended its previous contract with TCF for an additional three year period on substantially the same terms as its prior arrangement, which included a fixed base fee of $37,500 per month to be paid by Mylan to TCF, corresponding to the term of agreements negotiated with certain benefit plan carriers and capping payments over that time period.

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However, where required by law, TCF will continue to receive commissions directly from certain other benefit plan carriers, and in 2020 and through September 30, 2021, received payments totaling approximately $340,000 in commissions for these services directly from the insurance carriers (including payments for 2019 business paid in 2020). In August 2020 and commencing on September 1, 2020, the parties further extended this agreement through December 31, 2023 on substantially the same terms; in connection with the consummation of the Combination, Mylan Inc. is now a subsidiary of Viatris, and Viatris and its subsidiaries receive the services contemplated by the extended agreement.

Angela Campbell, Mr. Campbell’s spouse and herself a related person of Viatris, held roles of increasing responsibility at Mylan Inc. since June 2007 and is currently serving as Head of Operations Strategic Initiatives at Viatris. Ms. Campbell earned approximately $300,000 in compensation from Mylan Inc. in 2020 (consisting of base salary, an annual short-term incentive bonus, amounts realized from the exercise or vesting of long-term incentive awards and miscellaneous other benefits) where she was Head of Global Commercial Incentive Compensation and her compensation in 2021 is expected to be approximately $340,000 (consisting of base salary, an annual short-term incentive bonus, amounts realized from the exercise or vesting of long-term incentive awards and miscellaneous other benefits).

Mr. Malik is an executive officer of the Company and was party to an employment agreement with Mylan Inc., which contained standard indemnification provisions, and is currently party to a standard indemnification agreement with the Company. The Company has made payments to counsel to Mr. Malik of approximately $660,000 in 2020 and approximately $960,000 in 2021 through September 30, 2021 for services provided to Mr. Malik in connection with certain previously disclosed drug pricing matters. The Company anticipates making additional payments of approximately $400,000 in 2021 for ongoing services to be provided to Mr. Malik in connection with such matters. Viatris anticipates additional payment, repayment or advancement of these and other expenses during the pendency of these matters and anticipates that it will make payments for any such claims.

Viatris has a written related party transactions policy that establishes guidelines for reviewing and approving, as appropriate, transactions involving any Director, nominee for Director, “officer” (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Section 16 Officer”), person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, or person known by the Company to be an immediate family member of any such person in which (1) the amount involved will or may be expected to exceed $100,000; (2) Viatris or an affiliate of Viatris is or will be a participant; and (3) any related party has or will have a direct or indirect material interest. The Board also annually reviews certain relationships and related party transactions as part of its assessment of each Director’s independence.

How Directors Are Compensated

Non-Employee Director Compensation for 2020

The following table sets forth information concerning the compensation earned by Viatris’ non-employee Directors (each a “Non-Employee Director,” and, together, the “Non-Employee Directors”) for 2020. Directors who are employees of Viatris (Messrs. Coury, Goettler and Malik) receive no compensation for their Board service. With respect to the Non-Employee Directors who served on the Mylan Board until the closing of the Combination (Mses. Dillon, Higgins and van der Meer Mohr and Messrs. Dimick, Korman, Mark and Parrish), since Viatris holds the Mylan business as a result of the Combination, such service has a direct relationship with Viatris and therefore the amounts below include the 2020 pro-rated compensation received from Mylan by such Non-Employee Directors prior to the closing of the Combination as well as the 2020 pro-rated compensation received from Viatris by such Non-Employee Directors after the closing of the Combination. With respect to the Non-Employee Directors who served on Pfizer’s board of directors until the closing of the Combination (Messrs. Cornwell and Kilts), since prior to the Combination Pfizer had, among other things, transferred to Viatris substantially all of the assets and liabilities comprising the Upjohn Business and thereafter distributed to Pfizer shareholders all of the issued and outstanding shares of Viatris, such service does not have a direct relationship with Viatris and therefore the amounts below only include the 2020 pro-rated compensation received from Viatris by such Non-Employee Directors following the closing of the Combination. Mr. Read did not serve on the Mylan or Pfizer boards of directors in 2020 prior to the closing of the Combination and, therefore, the amounts below only

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include the 2020 pro-rated compensation received from Viatris by Mr. Read following the closing of the Combination. Prior to the closing of the Combination, the Upjohn Inc. board of directors consisted of three employee directors, Ms. Madden, Mr. Giordano and Mr. Supran, who were not independent and did not receive compensation for their service on the Upjohn Inc. board of directors. A discussion of the elements of Non-Employee Director compensation follows the table.

Name	Fees Earned or Paid in Cash ($)		RSUs ($)(4)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)

W. Don Cornwell(1)	12,500		—	—	—	12,500

JoEllen Lyons Dillon(2)	197,500		165,011	50,008	25,898	438,417

Neil Dimick(2)	185,000		165,011	50,008	29,538	429,556

Melina Higgins(2)	177,500		165,011	50,008	23,177	415,695

James M. Kilts(1)	12,500		—	—	—	12,500

Harry A. Korman(2)	148,750		165,011	50,008	14,791	378,559

Richard Mark(2)	125,000		165,011	50,008	6,667	346,686

Mark W. Parrish(2)	265,000		165,011	50,008	24,013	504,031

Ian Read(1)	12,500		—	—	—	12,500

Pauline van der Meer Mohr(2)	130,000	(3)	165,011	50,008	10,136	355,155

(1)

The amounts reported reflect fees earned by Messrs. Cornwell, Kilts and Read, each of whom was elected to the Board in connection with the Combination, during the period beginning on November 16, 2020 and ending on December 31, 2020. Information regarding the compensation earned by each of them in 2020 for their service to Pfizer can be found in Pfizer’s 2021 Proxy Statement.

(2)

The amounts reported reflect fees earned by Messrs. Dimick, Korman, Mark and Parrish and Mses. Dillon, Higgins and van der Meer Mohr, a portion of which relates to his or her service on the Mylan Board from January 1, 2020 to November 16, 2020, and the remaining portion of which relates to his or her service on the Viatris Board following the Combination through December 31, 2020.

(3)	Fees earned by Ms. van der Meer Mohr were paid in Euros. Such amounts were converted into Euros using the monthly conversion rate in effect when each payment was made.
(4)

Represents the grant date fair value of the specific award granted to the Non-Employee Director. Restricted stock unit (“RSU”) awards and option awards granted in 2020 vested on March 2, 2021. For information regarding assumptions used in determining the amounts reflected in the table above, please refer to Note 13 to the Company’s Consolidated Financial Statements contained in its Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”). The number of unvested RSUs held by each of the Non-Employee Directors, as of December 31, 2020, were as follows: Ms. Dillon, 9,440; Mr. Dimick, 9,440; Ms. Higgins, 9,440; Mr. Korman, 9,440; Mr. Mark, 9,440; Mr. Parrish, 9,440; and Ms. van der Meer Mohr, 9,440. The aggregate number of shares subject to stock options held by the Non-Employee Directors, as of December 31, 2020, were as follows: Ms. Dillon, 24,780; Mr. Dimick, 24,780; Ms. Higgins, 31,403; Mr. Korman, 30,770; Mr. Mark, 12,260; Mr. Parrish, 24,780; and Ms. van der Meer Mohr, 13,949.

(5)	Represents a reimbursement for certain U.K. taxes that were incurred as a result of attendance at Mylan Board Meetings in the U.K. from 2015 through 2020.

Viatris’ compensation philosophy for Non-Employee Directors is designed to attract and retain Directors with the experience necessary to represent the Company and oversee executive management. On an annual basis, the Viatris Compensation Committee considers market data for our Compensation Peer Group and input received from the Viatris Compensation Committee’s consultant regarding market practices for Director compensation. Any changes to Director compensation are approved by the Viatris Compensation Committee and the independent Directors.

Non-Employee Director Cash and Equity Compensation

In 2020, Non-Employee Directors of both Mylan and Viatris each received a pro-rated $100,000 annual retainer for their service on the boards of Viatris and/or Mylan. Non-Employee Directors also were reimbursed for actual expenses relating to meeting attendance.

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In 2020, the Non-Employee Directors of both Mylan and Viatris also received the following additional fees for their service on committees of the Viatris and/or Mylan boards, payable in each case in four equal quarterly installments (pro-rated for any partial quarter):

•	The Chair of the Audit Committee received an additional fee of $30,000 per year;

•	The Chair of the Compensation Committee received an additional fee of $25,000 per year;

•	The Chair of the Compliance Committee received an additional fee of $30,000 per year;

•	The Chair of the Finance Committee received an additional fee of $25,000 per year;

•	The Chair of the Governance and Nominating Committee received an additional fee of $25,000 per year;

•	The Chair of the Risk Oversight Committee received an additional fee of $25,000 per year;

•	The Chair of the Science and Technology Committee received an additional fee of $25,000 per year;

•	Each member of the Executive Committee who was a Non-Employee Director received an additional fee of $30,000 per year;

•	Each member of the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Oversight Committee received an additional fee of $15,000 per year;

•	Each member of the Compliance Committee and Finance Committee, and each Non-Employee Director member of the Science and Technology Committee received an additional fee of $10,000 per year; and

•	The Lead Independent Director received an additional fee of $60,000 per year.

In 2020, Non-Employee Directors of Mylan also were eligible to receive stock options or other grants under Mylan’s Amended and Restated 2003 Long-Term Incentive Plan (the “Amended 2003 Plan”). In March 2020, each Non-Employee Director of Mylan, other than Mr. Coury, was granted an option to purchase 6,151 ordinary shares at an exercise price of $17.48 per share, the closing price per share of Mylan’s ordinary shares on the date of grant, which option vested on March 2, 2021, and 9,440 RSUs, which also vested on March 2, 2021.

Director Compensation Structure for 2021

In March 2021, the Viatris Compensation Committee and the independent Directors approved the following Director compensation structure effective as of January 2021:

Element of Compensation	Amount
Board Member Retainer	$150,000
Committee Chair Fee	$25,000
Executive Committee Member Fee	$25,000
Lead Independent Director Compensation	$50,000
Annual Equity Grant Value (RSUs)	$200,000

Non-Employee Directors are also eligible to receive matching charitable contributions under the Company’s Director Matching Gift Program. Under this program, to the extent Directors choose to make charitable contributions to qualifying charitable organizations, the Company matches those contributions dollar-for-dollar up to an annual limit of $20,000 per person per calendar year.

Non-Employee Director Share Ownership Guidelines

In November 2020, the Viatris Board established share ownership requirements for Non-Employee Directors which required each Director to hold common stock valued at three times the amount of his or her annual cash retainer, excluding any cash retainer paid for committee service. Effective January 1, 2021, the Board adopted revised share ownership guidelines for Non-Employee Directors, requiring each to hold common stock valued at five times the

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amount of their annual cash retainer, excluding any cash retainer paid for committee service. Each Non-Employee Director has five years from his or her start date to attain compliance. These guidelines further demonstrate alignment of Viatris Directors’ interests with shareholders’ interests for the duration of their Board service. Common stock actually owned by the Non-Employee Director as well as restricted shares and unvested RSUs (including corresponding dividend equivalent units) count toward compliance with these requirements.

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Security Ownership

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the beneficial ownership of common stock of Viatris Inc. as of October 22, 2021 by (i) each Viatris Director, (ii) each named executive officer (“NEO”), and (iii) all Directors and executive officers of Viatris Inc. as a group (based on 1,209,391,843 shares of common stock of Viatris Inc. outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person also is considered to beneficially own shares that he or she has the right to acquire within 60 days of October 22, 2021. To Viatris’ knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below. The address for each beneficial owner listed in the table below is c/o Viatris Inc., 1000 Mylan Boulevard, Canonsburg, PA, 15317. As noted above, each Non-Employee Director has five years from his or her start date to attain compliance with our Stock Ownership Guidelines. In addition, each of our covered employees has five years to achieve minimum ownership requirements, as discussed in more detail in the Compensation Discussion & Analysis section of this document.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 days	Percent of Class
W. Don Cornwell	5,000		—	*
Robert J. Coury	1,509,637		212,465	*
JoEllen Lyons Dillon	25,067	(1)	24,780	*
Neil Dimick	60,703		24,780	*
Michael Goettler	6,081		—	*
Melina Higgins	122,571	(2)	31,403	*
James M. Kilts	64,905		—	*
Harry A. Korman	36,141		30,770	*
Rajiv Malik	722,701	(3)	331,694	*
Richard A. Mark	18,668		12,260	*
Anthony Mauro	168,124	(4)	153,886	*
Sanjeev Narula	7,314		—	*
Mark W. Parrish	67,753		24,780	*
Ian Read	—		—	*
Pauline van der Meer Mohr	15,705		13,949	*
All directors and executive officers as a group (20 persons(5))	2,932,619		989,833	*

*	Less than 1%.
(1)	Includes 18 shares of common stock held by Ms. Dillon’s spouse.
(2)	Includes 74,000 shares of common stock held by Ms. Higgins’ spouse.
(3)	Includes 460,319 shares held in an irrevocable trust for the benefit of Mr. Malik’s spouse and children.
(4)	Includes 5,574 shares held in Mr. Mauro’s 401(k) account.
(5)	Includes the 15 individuals set forth above as well as Messrs. Campbell, Cuneo, Ni, Roman and Taddese.

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Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of shareholders known to management to own beneficially more than five percent of the shares of common stock of Viatris as of October 22, 2021 (based on 1,209,391,843 shares of common stock of Viatris Inc. outstanding as of such date):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	129,072,141	(1)	10.7%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	89,526,414	(2)	7.4%
Wellington Management Group LLP and affiliates, 280 Congress Street, Boston, MA 02210	69,811,210	(3)	5.8%

(1)

Based on the Schedule 13G filed by The Vanguard Group with the SEC on January 8, 2021, The Vanguard Group has sole voting power over 0 shares of common stock, shared voting power over 2,028,926 shares of common stock, sole dispositive power over 123,690,942 shares of common stock and shared dispositive power over 5,381,199 shares of common stock.

(2)

Based on the Schedule 13G filed by BlackRock, Inc. with the SEC on February 2, 2021, BlackRock, Inc. has sole voting power over 78,521,524 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 89,526,414 shares of common stock and shared dispositive power over 0 shares of common stock.

(3)

Based on the Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP with the SEC on February 4, 2021, Wellington Management Group LLP has sole voting power over 0 shares of common stock, shared voting power over 67,990,306 shares of common stock, sole dispositive power over 0 shares of common stock and shared dispositive power over 69,811,210 shares of common stock; Wellington Group Holdings LLP has sole voting power over 0 shares of common stock, shared voting power over 67,990,306 shares of common stock, sole dispositive power over 0 shares of common stock and shared dispositive power over 69,811,210 shares of common stock; Wellington Investment Advisors Holdings LLP has sole voting power over 0 shares of common stock, shared voting power over 67,990,306 shares of common stock, sole dispositive power over 0 shares of common stock and shared dispositive power over 69,811,210 shares of common stock; and Wellington Management Company LLP has sole voting power over 0 shares of common stock, shared voting power over 67,257,978 shares of common stock, sole dispositive power over 0 shares of common stock and shared dispositive power over 67,280,712 shares of common stock. Based on the Schedule 13G, the securities as to which the Schedule 13G was filed are owned of record by clients of one or more investment advisers identified therein directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

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Executive Officers

The following table sets forth the names, ages, and positions of Viatris’ executive officers as of October 22, 2021:

Michael Goettler	54	Chief Executive Officer (principal executive officer)
Rajiv Malik	60	President
Sanjeev Narula	61	Chief Financial Officer (principal financial officer)
Paul Campbell	55	Chief Accounting Officer and Corporate Controller (principal accounting officer)
Brian Roman	51	Global General Counsel
Andrew Cuneo	45	President, Japan, Australia and New Zealand (“JANZ”)
Anthony Mauro	48	President, Developed Markets
Xiangyang (Sean) Ni	53	President, Greater China
Menassie Taddese	51	President, Emerging Markets
Robert J. Coury	60	Executive Chairman

Chief Executive Officer. Mr. Goettler has served as Viatris’ CEO since the closing of the Combination on November 16, 2020. His responsibilities include leading the overall performance of the Company and executing on the strategies developed in collaboration with the Executive Chairman and the Board, including the strategy to launch Viatris’ Global Healthcare Gateway®, among other responsibilities. Additional details regarding Mr. Goettler’s background and experience can be found under the heading “Viatris’ Board of Directors” on page 11.

President. Mr. Malik has served as Viatris’ President since the closing of the Combination on November 16, 2020. His responsibilities include the day-to-day operations of the Company, overseeing the Company’s commercial business units, the Medical, Information Technology and Quality functions, and R&D and Operations. Additional details regarding Mr. Malik’s background and experience can be found under the heading “Viatris’ Board of Directors” on page 14.

Messrs. Coury, Goettler, and Malik are also members of the Viatris Board.

Chief Financial Officer. Mr. Narula has served as Viatris’ Chief Financial Officer since the closing of the Combination on November 16, 2020. His responsibilities include oversight of the global Finance Department, which includes corporate controllership, financial planning and analysis, internal audit, and tax functions, among others. Prior to the Combination, Mr. Narula served as Chief Financial Officer of Pfizer’s Upjohn division beginning in January 2019, with responsibility for oversight of finance, procurement and business technology for all functions of the business. From January 2014 to January 2019, Mr. Narula served as Vice President, Finance for Pfizer’s Essential Health Business, with responsibility for finance, business development, financial planning and analysis, and the operating plan process and forecasting. Mr. Narula also held several other financial leadership positions during his 16 years at Pfizer and Upjohn, including as the finance lead for the Primary Care Business Unit. Prior to joining Pfizer, Mr. Narula held financial and operational leadership roles at American Express and Xerox.

Chief Accounting Officer and Corporate Controller. Mr. Campbell has served as Viatris’ Chief Accounting Officer and Corporate Controller since the closing of the Combination on November 16, 2020. He is responsible for oversight of the day-to-day operations of the accounting and finance functions of the Company, including planning, implementing, and managing the Company’s finance and accounting activities. Prior to the closing of the Combination, Mr. Campbell was Mylan’s Chief Accounting Officer, Senior Vice President and Controller. Before his appointment as Chief Accounting Officer in November 2015, Mr. Campbell served as Mylan’s Senior Vice President and Controller beginning in May 2015, with responsibility for overseeing the company’s accounting and financial operations and reporting, and he previously held roles of increasing responsibility at Mylan since 2002.

Global General Counsel. Mr. Roman has served as Viatris’ Global General Counsel since the closing of the Combination on November 16, 2020. His responsibilities include oversight of the Company’s global legal organization, including securities, global contracts, labor and employment, global regulatory, business development, litigation, and intellectual property,

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among other areas. From July 2017 until the closing of the Combination, Mr. Roman was Mylan’s Global General Counsel, with similar responsibilities. Prior to 2017, Mr. Roman served as Mylan’s Chief Administrative Officer from January 2016 until June 2017, with responsibility for oversight of the Human Relations, Compliance, Facilities, Security, Information Security, and Privacy functions. He served as Mylan’s Senior Vice President and Chief Compliance Officer from April 2010 until December 2015 and Vice President and General Counsel, North America from October 2005 until April 2010.

President, Japan, Australia, and New Zealand (JANZ). Mr. Cuneo has served as President, JANZ since the closing of the Combination on November 16, 2020. His responsibilities include oversight of the day-to-day operations in the region. From April 2017 until the closing of the Combination, Mr. Cuneo was Mylan’s President—Rest of World, with responsibility for executing on commercial objectives in more than 120 countries, including developed and emerging markets. Mr. Cuneo joined Mylan in February 2009 and served as Head of Global Business Development until April 2017. Previously, Mr. Cuneo served as Director of Merrill Lynch’s Global Healthcare Investment Banking Group.

President, Developed Markets. Mr. Mauro has served as President, Developed Markets since the closing of the Combination on November 16, 2020. His responsibilities include oversight of the commercial functions in more than 35 countries in North America and Europe, including sales and marketing strategies in those regions. From January 2016 until the closing of the Combination, Mr. Mauro served as Chief Commercial Officer of Mylan, with responsibility for overseeing Mylan’s commercial businesses around the world. Prior to 2016, Mr. Mauro served as Mylan’s President, North America beginning January 1, 2012. He served as President of Mylan Pharmaceuticals Inc. from 2009 through February 2013. Mr. Mauro previously served as Chief Operating Officer of Mylan Pharmaceuticals ULC in Canada, Vice President of North America Strategic Development, and Vice President of North America Sales.

President, Greater China. Mr. Ni has served as President, Greater China since the closing of the Combination on November 16, 2020. His responsibilities include oversight of day-to-day operations in the region and overseeing the development and execution of the Company’s strategy in Greater China. From March 2019 until the closing of the Combination, Mr. Ni served as Senior Vice President of Global Strategy, Business Development, and Commercial Development at Pfizer’s Upjohn division, with responsibility for corporate strategy, business development, global marketing, pricing and channel management, commercial operations, and commercial excellence. He was Head of Established Brands, Global Product and Portfolio Strategy with AstraZeneca from July 2017 until February 2019, with responsibility for the global established brands portfolio based in the U.S. Prior to that, he was Vice President of Alliances and Business Development for AstraZeneca China from April 2014 until July 2017 and Executive Director, Strategic Planning and Business Development from February 2013 to April 2014.

President, Emerging Markets. Mr. Taddese has served as President, Emerging Markets since the closing of the Combination on November 16, 2020. His responsibilities include oversight of day-to-day operations in the segment, including leading the segment’s commercial team and establishing and executing on the Company’s strategy. From October 2018 until the closing of the Combination, Mr. Taddese served as Regional President, Emerging Markets at Pfizer’s Upjohn division, with commercial responsibility for the Upjohn Business across the segment. From December 2017 until October 2018, Mr. Taddese served as Regional President for Pfizer’s Essential Health business in Africa and the Middle East, with responsibility for Pfizer’s established portfolio business throughout the region. Prior to that role, he served as Regional Lead and General Manager from January 2016 until November 2017, with responsibility for Pfizer’s Innovative Health Business in Africa and the Middle East. Previously, Mr. Taddese held a number of senior roles at Pfizer, including Vice President, Chief Financial Officer, GIP North America from January 2014 until December 2015, and Vice President and Chief Financial Officer, US Primary Care from April 2011 to December 2013.

Pursuant to our Bylaws, officers hold office until their successors are chosen and qualify in their stead or until their earlier death, resignation or removal.

Executive Chairman. Mr. Coury has served as Viatris’ Executive Chairman since the closing of the Combination on November 16, 2020. Mr. Coury leads the Viatris Board, leads the strategic direction of the Company with the Board and in collaboration with executive management, advises the management team as they execute on the Company’s strategy to drive value creation, and leads Company strategy on highly complex and strategic initiatives, while also ensuring robust board engagement with shareholders and other key stakeholders, among other responsibilities. Additional details regarding Mr. Coury’s background and experience can be found under the heading “Viatris’ Board of Directors” on page 15.

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Item 2

Advisory Vote to Approve the 2020 Compensation of the Named Executive Officers of the Company

As required by Section 14A of the Exchange Act, Viatris’ shareholders have the opportunity to vote to approve, on a non-binding, advisory basis, the 2020 compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which we also have referred to herein as the “Say-on-Pay vote”.

As detailed in the Compensation Discussion and Analysis section of the Proxy Statement, which begins on page 36, our NEO compensation program is designed to incentivize the continued development of our durable business and shareholder value creation over the short- and long-term, while providing a competitive level of compensation to recruit, retain, and motivate our talented NEOs. Our program also aligns compensation with performance and shareholder and other stakeholder interests. The Board urges you to consider the factors discussed in the Compensation Discussion and Analysis section when deciding how to vote on this Item 2.

Given the leadership, dedication, and performance of our NEOs, their proven ability to capitalize on opportunities and manage challenging market conditions, and the strong alignment between pay and performance in our compensation program, the Board recommends that shareholders vote “FOR” the following resolution at the 2021 Annual Meeting:

“RESOLVED, that Viatris shareholders approve, on an advisory basis, the 2020 compensation of the Company’s named executive officers, as disclosed on pages 36 to 64 of Viatris’ Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation and other tables and narrative discussion.”

Although advisory and not binding, the Compensation Committee and the Board will take into account the outcome of this vote when considering future compensation arrangements for Viatris’ NEOs as they deem appropriate.

This Say-on-Pay vote is our inaugural such vote. At the 2021 Annual Meeting, we are also providing our shareholders with the opportunity to provide an advisory vote indicating how frequently we should seek a Say-on-Pay vote, that is, whether shareholders would prefer an advisory vote on NEO compensation once every one, two or three years. As set forth in Item 3 on page 66, the Viatris Board will disclose its decision as to the frequency of the Say-on-Pay vote in accordance with the timing specified by Form 8-K.

Board Recommendation

Viatris’ Board recommends a vote “FOR” the approval, on an advisory basis, of the 2020 compensation of the NEOs.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the compensation of our NEOs for 2020.

Named Executive Officers

Michael Goettler Chief Executive Officer
Rajiv Malik President
Sanjeev Narula Chief Financial Officer
Anthony Mauro President, Developed Markets
Robert J. Coury Executive Chairman

36 | 2021 Proxy Statement

Executive Summary — Important Background and Key Considerations

Viatris has a shareholder-aligned compensation philosophy. Our compensation program supports Viatris’ business strategies and goals, drives performance, and aligns with shareholder outcomes. Compensation metrics are tied to key performance indicators relevant to the health and success of the business, shareholder value creation, and long-term sustainability (see pages 40 and 41).

Reported 2020 compensation reflects three distinct programs. Viatris was formed in November 2020 after the Combination of Mylan and Upjohn. As a result, reported 2020 compensation must be viewed as a reflection of three distinct compensation programs: those of Mylan, Upjohn, and Viatris (see pages 45 to 50).

Our 2020 compensation tables include certain one-time, transaction-related payments reflecting key considerations of the legacy companies and Viatris Board in setting up the Company. In 2020, the Board approved certain one-time payments to help ensure the retention of key personnel to support the successful combination of Mylan and Upjohn. These payments are reflected in the 2020 compensation tables but will not be part of the executive compensation program going forward (see pages 43 to 45).

In 2021, the Viatris Compensation Committee and Board implemented a new performance-based, shareholder-aligned compensation program. After closing of the Combination, the Board implemented a rigorous performance-based compensation program, with approximately 70% of executive target pay opportunity in the form of equity-based awards, and almost 60% of executive target pay opportunity tied to key, shareholder-aligned performance metrics.

The Viatris Compensation Committee and Board took several actions responsive to shareholder feedback in developing its initial executive compensation program. Consistent with shareholder feedback, we eliminated all NEO excise tax gross-ups that otherwise would have carried forward from prior contractual arrangements and froze or eliminated supplemental executive retirement benefits, among other actions described herein. (see also pages 41 to 43).

Employee health and safety has been a priority throughout the COVID-19 pandemic. Steps were taken throughout 2020 and in 2021 to protect the health of Mylan, Upjohn, and Viatris employees. We utilized screening and safe work protocols, and provided personal protective equipment (PPE) to employees. In addition, we provided bonuses to frontline workers in recognition of their efforts to help ensure that patients around the world continued to receive essential medications uninterrupted. Employees were also provided with additional benefits during the COVID-19 pandemic, including expansion of Employee Assistance Program counseling and flexible work arrangements, among other supplemental benefit offerings in certain countries (see pages 5 to 7).

Despite the challenges presented by the global pandemic, we continued to serve the needs of patient access in 2020 and 2021. Mylan and Pfizer’s Upjohn division (and Viatris post-Combination) collectively sold approximately 85 billion doses of medicine across 165 countries and territories in 2020 on a full year basis. Our dedicated colleagues around the world maintained consistent supply of product to ensure continued patient access while also effectively managing the integration of two large companies. See pages 39 and 40 for additional selected highlights.

Committed

to Delivering

Significant

Shareholder

Value

Unique global

platform

Unparalleled global reach

and global network with

sustainable, diverse, and

differentiated portfolio

Performance-

driven culture

Focused on commercial

execution, operational

excellence, financial

discipline, and corporate

social responsibility

Global

Healthcare

Gateway®

innovative global

infrastructure

offers partners ready

access to expanded

markets as well as our

organic development to

fuel future growth

Execution

roadmap to

optimize total

shareholder

return

Right internal conditions

to maximize value

creation with clear

execution plan and

disciplined capital

deployment

2021 Proxy Statement | 37

Introduction

Because Viatris first became a new public company in November 2020, this CD&A includes disclosure of compensation related to three distinct programs: those of Mylan, Upjohn and Viatris. Although Viatris is not a successor registrant of Mylan or Pfizer, we are presenting consolidated full-year compensation information with respect to the Viatris NEOs for 2020 consistent with applicable SEC regulations and to provide insight with respect to the full year as well as context for the Viatris compensation program moving forward. Specifically, this CD&A includes a discussion of both pre-Combination compensation of our NEOs with Mylan or Pfizer, as applicable, and our NEOs’ post-Combination compensation with Viatris. Notably, significant portions of the reported 2020 compensation include one-time transaction-related items that are not components of the Viatris 2021 compensation program.

As noted above, the reported 2020 compensation in this CD&A reflects three distinct corporate philosophies. However, given that the Viatris compensation program will be the sole program effective as of 2021, we will focus on the philosophy governing Viatris’ compensation program, which will provide the most relevant context for our program going forward.

Viatris: A New Kind of Healthcare Company

Viatris is a global healthcare company whose mission is to empower people worldwide to live healthier at every stage of life. Viatris brings together some of the industry’s best talent and an unparalleled business platform in service to patients, regardless of their geography or circumstance. We believe that the Company is uniquely positioned to deliver increased access to affordable, quality medicines for patients worldwide.

Viatris’ sustainable, diverse, and differentiated portfolio comprises more than 1,400 approved molecules across a wide range of key therapeutic areas, including globally recognized iconic and key brands, generics, complex generics, and biosimilars. Viatris operates manufacturing sites worldwide that produce oral solid doses, injectables, complex dosage forms, and active pharmaceutical ingredients.

Viatris provides trusted, high-quality medicines that treat nine out of 10 of the World Health Organization’s (WHO) leading causes of death. Viatris is a leading provider of antiretrovirals (ARVs) to treat HIV/AIDS and other infectious diseases. In 2020, 11.2 million people on HIV treatment used a Viatris ARV, meaning that nearly 50% of people on treatment of HIV in low- and lower-middle-income countries use one of our products. Our market leadership position is even stronger in pediatrics, where approximately 60% of the 950,000 children on treatment for HIV are on a Viatris product.

Upon the formation of Viatris in November 2020, we established a unique Global Healthcare Gateway®. With our expansive global platform and demonstrated R&D, manufacturing, quality, commercial, supply chain, regulatory, and legal expertise, we have the infrastructure to offer other companies without local expertise or global platforms access to more patients and markets worldwide than they could possibly reach on their own. By becoming a Partner of Choice®, we believe that we can enhance our collective impact on patients’ lives, accelerating the expansion of patient access to medicine across our global footprint — and creating additional value for shareholders.

With the establishment of the Global Healthcare Gateway®, we also have implemented a robust discipline around strategy and capital allocation — for both in-house projects as well as our determinations as to which external projects and partners provide sound opportunities to serve our mission while at the same time promoting our goals of long- term value creation and sustainability.

Viatris is headquartered in the United States, with global centers in Pittsburgh, Pennsylvania, Shanghai, China and Hyderabad, India.

38 | 2021 Proxy Statement

Selected Highlights

Selected Pre-Closing Highlights

2020 certainly was an unprecedented year for Mylan and the company’s outstanding colleagues around the world. Even as supply chains were challenged like never before as a result of the COVID-19 pandemic, Mylan’s global workforce and the Company’s one-of-a-kind global platform were key to our ability to continue delivery of medicines to patients around the world, including numerous critically needed treatments (e.g., ICU drugs and anti-infectives). Mylan supported our global colleagues by implementing various measures to protect their well-being, while also supporting public health efforts and taking action to help ensure that the Company remained in a position of financial strength.

Additionally, Mylan’s commercial teams around the world deployed new virtual tools to maintain essential internal connectivity and continued strong levels of customer service. In total, Mylan sold approximately 63.5 billion doses of medicines in 2020. During 2020, Mylan management also prepared the organization for an effective and highly efficient integration, and the R&D and Regulatory teams continued to progress important work to advance the development and launch of more complex generics and biosimilars to complement Mylan’s broad product portfolio. To help patients in need, Mylan also donated more than 500 million doses of medicines in 2020.

Upjohn and its outstanding global workforce also experienced an unprecedented year. In 2020, Upjohn implemented extensive measures to ensure the safety of its workforce and the continued supply of its branded and generic established medicines, which include 20 primarily off-patent legacy brands, such as Lyrica®, Lipitor®, Celebrex®, and Viagra®, as well as an authorized generics business in the US. In total, Upjohn sold approximately 22.5 billion doses of medicines in 2020.

Prior to the Combination, Upjohn also undertook the extensive work necessary to separate from Pfizer. Additionally, Upjohn worked to rebalance its focus in China and expand its reach to more retail channels to respond to emerging trends toward consumerism and also offset volume losses from the recent volume based procurement (VBP) program aimed at hospitals. In parallel, Upjohn diligently pursued day one planning for Viatris, which was executed without any business disruption.

Together, our legacy businesses in 2020 utilized our resources and expertise to, among other things: help provide access to COVID testing in multiple countries; help limit supply chain disruptions for critical medicines ranging from maintenance treatments for chronic conditions to intensive care unit drugs and anti-infectives in short supply due to increased demand; provide sufficient supply for 11 million people to be treated with our ARVs; and leveraged a global platform to help expand access in India and other low- and middle-income countries to the life-saving drug Remdesivir; and donated more than 500 million doses of medication, among many other activities.

Selected Viatris Post-Closing Highlights

Since the closing of the Combination, the Company has undertaken a broad and thorough integration, including the Viatris Board, management, and our approximately 38,500 colleagues globally. This has been accomplished without significant disruption in service or supply of our products globally. We also have been building on our strong combined foundation and developing strategies to enhance value for shareholders and other stakeholders, including employees and the patients who rely on our products. At our March 1, 2021 investor day, we outlined the following objectives, among others:

•

Leverage Viatris’ unique and differentiated business model. We intend to leverage Viatris’ unique global scale and geographic reach, sustainable, diverse and differentiated portfolio and pipeline, powerful operating platform and commercial capabilities, performance-driven culture, sustainable cash flows, and disciplined capital allocation to deliver long-term shareholder value.

•

Deliver on our financial commitments. In the near term, Viatris is focused on disciplined capital deployment, delevering and rebalancing our business, realizing $1 billion in synergies within 3 years following the closing of the Combination. We deployed our strong cash flow to enable the Company to initiate a dividend in the second quarter of 2021 and repay approximately $1.15 billion of debt between January 1, 2021 and June 30, 2021. In June 2021, we paid

2021 Proxy Statement | 39

our first quarterly dividend of $0.11 per share, and we paid another $0.11 per share dividend in September of this year.

•

Drive future growth through our Global Healthcare Gateway®. With our highly-disciplined strategic and capital allocation processes, Viatris believes that the Global Healthcare Gateway® will provide significant opportunity not only to leverage our unique global platform to connect more patients to our products and services, but also for our partners to do the same. We are focused on strong discipline for capital allocation, internal decision-making and external communications.

•

Advance our sustainability priorities in alignment with our business objectives. Viatris is building upon a strong, foundational commitment to corporate responsibility, with a global platform to provide sustainable access to high quality and affordable medicine, as well as a dedication to fostering an engaging and inclusive organization and reducing its environmental impact. The Company partners with more than 100 organizations around the world to help address some of the world’s most pressing health, social and environmental challenges, and is committed to creating lasting, positive impact as it delivers on its mission for patients, employees, shareholders, and other stakeholders.

In just the first half of 2021, we demonstrated the power of our R&D platform and the potential for us to move up the value chain to deliver long-term value creation. For example, we received approval for Bevacizumab (biosimilar to Avastin) by Australia’s Therapeutic Goods Administration, the United Kingdom’s Medicines and Healthcare products Regulatory Agency, and several other regulators in Europe. We also received approvals for our insulin aspart (biosimilar to Novolog) in Europe. We were also proud to achieve the industry’s first approval of an interchangeable biosimilar product in the U.S., our interchangeable Semglee® product, which will allow substitution of Semglee® for the reference product, Lantus®, at the pharmacy counter. We believe that this will help broaden access to this important diabetes medicine for patients, physicians, payers and providers. These approvals are important milestones that not only continue to underscore the strength of our internal scientific capabilities, but also support our belief in the promising future of the Company as we continue to work to identify innovative ways to increase access to complex treatments for patients.

The Viatris Executive Compensation Philosophy

The Viatris Compensation Committee and Board’s compensation philosophy for 2021 and beyond reflects the Company’s performance-based, TSR-focused business model and is designed to help ensure that Viatris continues to attract and retain high-performing executives given the highly competitive market for executive talent. The compensation program has the following key objectives, among others:

•

Attract, Motivate, and Retain Highly-Skilled Executives. In order to attract and retain the leaders needed to drive execution of our ambitious goals, we provide market competitive compensation with an emphasis on performance-based long-term incentives. We have designed our compensation program to help ensure that the Company, our shareholders and other stakeholders continue to benefit from the talents of our leadership team and global workforce, while also recruiting new talent on an on-going basis.

•

Align with Shareholder Interests. We use long-term incentives, including a relative TSR modifier for PRSUs, and share ownership requirements, to align executive interests with those of shareholders by linking pay to long-term performance and share price appreciation.

•

Drive Company Performance. Our compensation program is designed with metrics carefully linked to our business strategies and financial goals, such as adjusted EBITDA to focus on profitability of operations, product submissions to support long-term sustainability of the business, a leverage metric to encourage rapid delevering, and cash flow metrics to support future strategies and potential dividend growth.

40 | 2021 Proxy Statement

Our pay mix reinforces our commitment to both shareholder alignment and pay and performance alignment. The chart below highlights the pay mix composition of the executive compensation program for our NEOs during 2021.

Consistent with our philosophy of driving long-term company performance, the Viatris Compensation Committee, with the advice of its independent compensation consultant, plans to annually consider a range of potential alternative performance metrics that link to our strategy and align with long-term value creation for shareholders.

The Compensation Committee also is considering incorporating CSR goals as part of future executive compensation programs, potentially including one or more of the following: access to medicines, product safety and quality, workforce diversity and inclusion, the environmental impact of our operations, and/or other metrics. The Compensation Committee has also implemented a year-round process to set and monitor the compensation program, as well as to assess shareholder feedback and ensure that feedback is considered in the compensation-setting process.

Additional details regarding our 2021 compensation program are on pages 43 to 45.

Governance and Other Considerations Impacting Viatris Compensation Decisions

The Compensation Committee and Board proactively consider external governance-related developments and trends relating to executive compensation. The Compensation Committee and Board believe that each company must independently assess which market practices and trends are appropriate for the company at any particular time in the company’s history and remain fully committed to maintaining a strong compensation governance philosophy that is aligned with shareholder interests and best practices. See also pages 40 to 41.

In setting or approving executive compensation, the Compensation Committee and Board also may consider, in addition to any corporate goals and objectives specific to an individual executive, some or all of the following: pay for performance, alignment with long-term shareholder interests, advancement of Company strategic goals, maintenance of an appropriate level of fixed and at-risk compensation, remaining competitive with companies within the Company’s peer group, competition for executive talent, internal pay equity, an executive’s leadership and mentoring skills and contributions, talent management, the executive’s contributions to establishment or execution of corporate strategy, retention, recognition of individual performance and contributions, compliance with the Code of Business Conduct and Ethics, Company policy and applicable law, and/or any other factors determined by the Board or the Viatris Compensation Committee to be in the interests of the Company.

Shareholder Engagement and Responsiveness

In our extensive Fall 2021 shareholder engagement, which began in early October 2021, the Viatris Board reached out to holders of approximately 46% of our outstanding shares (based on June 30, 2021 data), including approximately 90% of the outstanding shares held by our 25 largest shareholders and 77% of the outstanding shares held by our 50 largest shareholders as of that date. These meetings included institutional investor executives, governance and stewardship team leads, and portfolio managers, among others. Key topics discussed during those meetings included, among others, the long-term strategic plan; capital allocation; executive compensation; the product pipeline; environmental, social and governance matters; the Board; and key learnings post-closing of the Combination.

2021 Proxy Statement | 41

Prior to the Combination, Mylan had extensive engagement with shareholders both before and after Mylan’s June 2020 Annual General Meeting of Shareholders. The discussions focused on the anticipated Combination, Viatris’ expected business model, strategies, and new management team, the anticipated rollout of a new Viatris compensation program following the closing of the Combination, and alignment of compensation with shareholder interests, among other matters. The feedback from shareholders was discussed with members of the Viatris Compensation Committee and Board, as was shareholder feedback from engagement meetings between Mylan directors and shareholders prior to the Combination. Shareholder feedback regarding alignment of compensation with shareholder interests was an important consideration for the Viatris Compensation Committee in designing and approving our 2021 compensation program in March of this year.

The Viatris Compensation Committee and Board are committed to continued robust engagement with shareholders regarding our compensation program and trends and developments relating to executive compensation, among other topics. We welcome these opportunities and will continue to take shareholder feedback into consideration as we further evolve our compensation program.

In that regard, the Viatris Compensation Committee and the Board, considering business strategies and needs as well as feedback gathered through the above-noted discussions, incorporated the following design features and changes in the combined company’s compensation plans and programs effective as of 2021:

•

Eliminated NEO Excise Tax Gross Ups. The Viatris Compensation Committee agreed with Messrs. Malik and Mauro in November 2020 to eliminate existing excise tax gross ups relating to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which had been contained in legacy Transition and Succession Agreements with Mylan. No other Viatris NEO has a right to an excise tax gross up.

•

No New Fixed-Term NEO Employment Agreements. The Viatris Compensation Committee and Board determined that, other than Mr. Coury’s previously disclosed 2020 employment agreement, the Board will not approve any new fixed-term NEO employment agreements going forward.

•

No Retirement Benefit Agreements. Mylan provided supplemental retirement benefits to certain officers in the form of individual Retirement Benefit Agreements. Following the closing of the Combination, Mr. Malik agreed with the Viatris Compensation Committee to freeze his Retirement Benefit Agreement, and he will no longer accrue any additional benefits under the agreement. No other Viatris executive is party to a Retirement Benefit Agreement. In addition, the Viatris Compensation Committee and Board determined that Viatris will not enter into any new Retirement Benefit Agreements with executives.

•

Discontinued Tax Equalization Benefits. Mylan previously provided tax equalization benefits to Mr. Malik relating to his expatriate assignment to the United States. Following the closing of the Combination, the Viatris Compensation Committee discontinued future tax equalization benefits.

•

Robust Clawback Policy. The Viatris Board adopted a robust clawback policy, which applies to both performance-based cash and equity awards and covers all senior executives. The policy provides for potential recoupment of incentive compensation under certain circumstances relating to financial restatements, misconduct by executives, and failure to manage others who commit misconduct. See also page 53.

•

60% of Equity-Based Awards Delivered as Performance-Based Incentive Awards. For 2021, the Viatris Compensation Committee and the Board set the proportion of equity-based awards granted as PRSUs at 60% of the total mix and did not include stock options among those awards.

42 | 2021 Proxy Statement

The following table summarizes these and other key compensation-related governance practices adopted by the Viatris Compensation Committee and Board with respect to 2021 compensation.

What We Do

✓ Maintain a significant portion of compensation aligned with shareholder interests and tied to share price or financial and operational business performance

✓ Employ metrics for annual and long-term incentives that support both short- and long-term strategies and align with shareholder interests

✓ Base long-term incentives heavily on performance-based metrics and short-term incentives entirely on performance-based metrics

✓ Set rigorous and measurable performance goals and periodically review and discuss executive performance

✓ Use double-trigger vesting for annual long-term incentive awards upon a change in control

✓ Retain independent compensation consultants that report directly to the Compensation Committee

✓ Maintain strong share ownership guidelines

✓ Maintain a robust clawback policy

✓ Engage with shareholders on compensation and governance matters

✓ Consider peer groups and market data in determining compensation

What We Don’t Do

X Excise tax gross-ups

X Exercise positive discretion in determining annual incentive compensation or LTI payouts

X Re-pricing of stock options

X Hedging or pledging of shares

X Supplemental retirement agreements

X New fixed-term NEO employment agreements

As further described below, the Viatris Compensation Committee has designed the going-forward compensation program to be straightforward, predominantly performance-based, and shareholder-aligned.

Viatris’ 2021 Performance-Based Compensation Program

As discussed, 2020 was a transitional year for the compensation of our NEOs, as Mylan and Upjohn came together late in the year to form Viatris.

Going forward, the Viatris Compensation Committee and the Board are committed to a straightforward, performance-based compensation program that is focused on key metrics that will help ensure continued execution against our strategy and a robust, sustainable organization, while aligning compensation with Company performance and shareholder value creation. Although distinct from the 2020 compensation programs of Mylan, Upjohn and Viatris, we are including information regarding the 2021 Viatris compensation program to highlight important changes made by the Compensation Committee and the Board and our responsiveness to past shareholder feedback. This section provides a brief overview of the Viatris 2021 compensation program and philosophy.

2021 Proxy Statement | 43

2021 Compensation Structure for NEOs

The table below shows the compensation structure for our NEOs in 2021. As noted, the program is predominantly performance-based and shareholder-aligned.

NEO	Base Salary	Target Annual Incentive (as % of Base Salary)	Target LTI (as % of Base Salary)

Michael Goettler	$1,300,000	150%	700%

Rajiv Malik	$1,200,000	125%	600%

Sanjeev Narula	$800,000	100%	350%

Anthony Mauro	$800,000	115%	400%

Robert J. Coury	$1,800,000	150%	600%

Shareholder-Aligned Performance-Based Metrics

Our 2021 annual incentive program includes adjusted EBITDA(1) (40%), free cash flow(1) (40%), and global regulatory submissions (20%) metrics, which are designed to incentivize Viatris executives toward achievement of our financial and sustainability objectives announced in February 2021.

Long-term incentive awards for 2021 are predominantly performance-based, with 60% of each NEO’s award in the form of PRSUs and 40% in the form of RSUs. The 2021 PRSU grants include free cash flow(1) and leverage metrics, as well as a relative market performance metric (relative TSR), which is used as a shareholder-aligned modifier to determine the final payout percentage. Each metric is measured over a 3-year performance period. These metrics align with and further our strategies of delevering, returning capital to shareholders, and delivering shareholder returns, among others.

(1)	Adjusted EBITDA and free cash flow are calculated from Viatris’ audited financial statements in the manner described in Appendix B.

2021 Total Target Compensation

The chart below shows the target total direct compensation opportunity for each of our NEOs in 2021.

NEO	Base Salary	Target Annual Incentive	Target Long- Term Incentive	2021 Total Target Compensation(1)

Michael Goettler	$1,300,000	$1,950,000	$9,100,000	$12,350,000

Rajiv Malik	$1,200,000	$1,500,000	$7,200,000	$9,900,000

Sanjeev Narula	$800,000	$800,000	$2,800,000	$4,400,000

Anthony Mauro	$800,000	$920,000	$3,200,000	$4,920,000

Robert J. Coury	$1,800,000	$2,700,000	$10,800,000	$15,300,000

(1)	Total Target Compensation is defined as the sum of base salary, target annual incentive, and target long-term incentive.

Viatris 2021 Peer Group

While the competitive market for our executives is one factor the Viatris Compensation Committee considers when making compensation decisions, the Committee does not target the compensation of NEOs within a specific percentile of any set of peer companies and considers peer group and industry data along with many other factors when determining compensation.

44 | 2021 Proxy Statement

The peer group thus is used as one of several reference points for determining executive compensation and includes Viatris’ business competitors and companies that Viatris competes with for executive talent. Below is the peer group selected by the Viatris Compensation Committee following the Combination.

Abbott Laboratories	Biogen Inc.	Novartis AG

Abbvie Inc.	Bristol-Myers Squibb Company	Pfizer Inc.

Amgen Inc.	Eli Lilly and Company	Regeneron Pharmaceuticals, Inc.

Bausch Health Companies Inc.	Gilead Sciences, Inc.	Sanofi

Baxter International Inc.	Merck & Co., Inc	Teva Pharmaceutical Limited

Compensation Year 2020

Because the Combination was not completed until the middle of the fourth quarter of 2020, most of the elements of the compensation programs affecting 2020 NEO compensation were established by the predecessor organizations prior to the Combination. Accordingly, 2020 compensation is based on the consolidated programs of Mylan, Pfizer (for its Upjohn division), and Viatris – and does not reflect the Viatris program going forward.

Elements of 2020 Compensation (Mylan, Upjohn, and Viatris)

Base Salaries

Prior to the Combination, the base salaries of Messrs. Malik, Mauro and Coury were established by Mylan, and the base salaries of Messrs. Goettler and Narula were established by Pfizer.

After closing of the Combination, the Viatris Compensation Committee, with the advice of an independent compensation consultant, established base salaries for the NEOs commensurate with their new roles with Viatris. Messrs. Goettler and Narula received base salary increases compared to their Upjohn salaries commensurate with their

2021 Proxy Statement | 45

assumption of significantly more responsibility in their roles as the Chief Executive Officer and Chief Financial Officer, respectively, of an approximately $20 billion market cap public company, as of December 31, 2020, as compared to their prior roles as executives within an operating division of Pfizer. Mr. Malik’s base salary was adjusted in part in recognition of his increased responsibilities with Viatris, which include oversight of the integration and leading efforts to meet synergy targets. Base salaries for Messrs. Mauro and Coury remained flat compared to their salaries prior to the closing of the Combination.

Set forth below are the total annual base salaries that the NEOs were eligible to receive in 2020 while employed by Mylan or Upjohn, respectively, and Viatris post-Combination. See the Summary Compensation Table on pages 57 to 58 for the combined actual 2020 salary for each NEO.

NEO	Legacy Salary	Viatris

Michael Goettler	$825,000	$1,300,000

Rajiv Malik	$1,150,000	$1,200,000

Sanjeev Narula	$515,000	$800,000

Anthony Mauro	$800,000	$800,000

Robert J. Coury	$1,800,000	$1,800,000

2020 Annual Incentive Compensation Programs

After closing of the Combination, the Viatris Compensation Committee and Board decided that annual incentive payouts for 2020 would be based on a combination of Mylan’s, Pfizer’s and Viatris’ bonus programs based on (a) actual performance (in their legacy roles) during the first three fiscal quarters of 2020 and (b) target bonus for the remaining fiscal quarter of 2020. The following discussion provides details regarding 2020 annual incentive compensation determinations relating to the NEOs based on the above-noted timeframes and calculations.

Pre-Combination Legacy Mylan 2020 Annual Incentive Compensation Targets

The Mylan Compensation Committee approved performance-based annual cash awards to motivate the Mylan executive officers to achieve certain operational and financial goals identified as important to the successful execution of Mylan’s business strategies and which were aligned with the creation of shareholder value.

Individual annual incentive payout targets were established for each NEO, expressed as a percentage of base salary, as noted in the table below. Actual payouts could range from 0% to 200% of each NEO’s annual incentive target based on achievement of performance goals.

NEO	Target Annual Incentive (as % of Base Salary)	Target Annual Incentive ($)*

Rajiv Malik	125%	$1,445,355

Anthony Mauro	115%	$920,000

Robert J. Coury	150%	$2,700,000

*

For Mr. Malik, the target represents a blended target annual incentive based on his salary of $1.15 million through November 15, 2020 and $1.2 million through the remainder of 2020. Mr. Malik’s target bonus percentage of 125% did not change during the year. For Mr. Coury, the target annual incentive was established in connection with the Executive Chairman Agreement, which was previously disclosed as described below.

Pre-Combination Mylan 2020 Annual Incentive Metrics and Goals

In 2020, the Mylan Compensation Committee set adjusted EBITDA and global regulatory submissions as equally-weighted metrics (50% each) in its annual incentive program.

The Mylan Compensation Committee considered adjusted EBITDA an important measure of the company’s profitability and a way to motivate executives to focus on both top-line growth as well as efficient operations. Adjusted EBITDA replaced the prior year’s adjusted diluted earnings per ordinary share metric and was responsive to shareholder feedback suggesting the use of metrics that were not denominated on a per-share basis.

46 | 2021 Proxy Statement

The Mylan Compensation Committee continued the use of global regulatory submissions as an annual incentive metric due to the clear importance of developing and launching a robust pipeline of molecules that Mylan could manufacture and sell over subsequent years. The Mylan Compensation Committee believed that a robust product pipeline supported the sustainability of the business model and also served Mylan’s mission of providing access to high quality, affordable medications.

The respective targets related to these metrics and Mylan’s performance are described in the next section entitled “2020 Annual Incentive Performance Relating to Mylan Legacy Executives”.

In setting these goals, the Mylan Compensation Committee considered a broad variety of data, including industry forecasts, internal projections, demographic data, advice from outside advisors, benchmarking data, and the company’s annual operating plan. The Mylan Compensation Committee also considered the variability and cyclicality of the business, noting that targets may increase or decrease from year to year due to factors impacting the business, such as market conditions, the regulatory environment, timing of product approvals, and both immediate and long-term strategic priorities of the business. The targets may vary while still retaining the same level of rigor and motivational impact on the executive team and aligning with the company’s long-term strategy for sustainable business development and its goal of creating value for shareholders.

In 2020, as the company focused on its strategic priority of economic profit, it was necessary to make incremental investments in both sales and marketing as well as R&D efforts and to divest certain products. These investments and actions were intended to support long-term value creation for shareholders and other stakeholders by, among other things, furthering Mylan’s efforts to move its portfolio and pipeline up the value chain, investing organically in key brands, and executing on Mylan’s commercial assets around the globe.

The Mylan Compensation Committee recognized that these investments would be expected to reduce adjusted EBITDA in 2020 while serving long-term strategic, shareholder, and other interests. In addition, global regulatory submissions were expected to be lower in 2020 as compared to 2019 due to a heavier emphasis on more challenging specialty and complex generic products and Mylan’s focus on submission of products expected to generate greater economic profit.

Due to the unknown timing of the closing of the anticipated Combination, as well as the expectation that 2020 would be a transition year due to the Combination, the Mylan Compensation Committee set a target range, rather than a point target goal, for the adjusted EBITDA metric in the annual incentive program.

2020 Annual Incentive Performance Relating to Mylan Legacy Executives

The table below shows the targets and actual performance results relating to each annual incentive compensation metric during the first three quarters of 2020.

Metric	Weighting	Threshold	Target	Maximum	Mylan Results*

Adjusted EBITDA**	50%	$2,170 million	$2,290 million - $2,531 million	$2,652 million	$2,614 million

Global Regulatory Submissions***	50%	72	80	88	95

*	Mylan results for the first three fiscal quarters of 2020.
**

Adjusted EBITDA is derived from Mylan’s financial statements in the same manner as Mylan’s publicly reported adjusted EBITDA, except that the calculation for the incentive program utilized budgeted foreign exchange rates. Mylan’s adjusted EBITDA for the nine months ended September 30, 2020 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B.

***	The Science and Technology Committee reviewed the actual results of the global submissions included in the incentive compensation program.

As noted, the Viatris Compensation Committee and Board decided in November 2020 that, with respect to the legacy Mylan executives (Messrs. Malik, Mauro and Coury), 2020 annual incentive payouts would be based on (a) actual performance against targets during the first three quarters, and (b) target bonus for the remaining fiscal quarter of 2020. Operational results were prorated three-quarters based on Mylan’s actual results (reflecting the three completed quarters prior to the Combination) and one-quarter based on target performance (reflecting the remaining quarter of 2020). The operational performance through the 9-month period for Mylan equated to 184.23%. Taking into consideration the target measurement for the fourth quarter, the full-year pro-rata results provided a full-year payout of 163.17%.

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Pre-Combination Legacy Upjohn Division 2020 Annual Incentive Compensation Targets

Annual incentive compensation for legacy executives of the Upjohn division, Messrs. Goettler and Narula, was set by Pfizer prior to the closing of the Combination, based on the approved 2020 Upjohn budget. After the closing of the Combination, the Viatris Compensation Committee and Board determined that the 2020 annual incentive payout for Messrs. Goettler and Narula would be based on (a) accrued results (as accrued by Pfizer) for the first three fiscal quarters and (b) a target bonus for the final fiscal quarter of 2020. Operational results were prorated three-quarters based on Upjohn results (reflecting the three completed quarters prior to the Combination) and one-quarter based on target (reflecting the remaining quarter of 2020).

The following table reflects the target annual incentive compensation award for Messrs. Goettler and Narula during 2020.

NEO	Upjohn Division Target Annual Incentive*	Viatris Target Annual Incentive**	Blended 2020 Target Annual Incentive***

Michael Goettler	$732,225	$1,950,000	$885,279

Sanjeev Narula	$207,400	$800,000	$281,880

*	Upjohn target annual incentive represents full-year target opportunity based on Upjohn salary mid-point and target bonus percentage determined by Pfizer.
**	Viatris target annual incentive represents full-year target opportunity based on Viatris base salary and target bonus percentage determined by the Viatris Compensation Committee and Board.
***

Blended target annual incentive represents a blended rate based on Pfizer target annual incentive through November 15, 2020 and through the remainder of 2020 based on Viatris target opportunity. For 2020, the pre-Combination target amount was prorated for 320 days and the post-Combination target amount was prorated for 46 days.

2020 Annual Incentive Performance Relating to Upjohn Legacy Executives

At the closing of the Combination, Upjohn had accrued bonuses at 110% of target opportunity. For the period following the closing of the Combination, the Viatris Compensation Committee made the determination to pay bonuses at target achievement; therefore the prorated value of the combined bonus for the full year equates to 107.5%.

Viatris Annual Incentive Compensation Payouts for 2020

The annual incentive compensation payouts for 2020, as determined in accordance with the descriptions above, are shown in the Summary Compensation Table on page 57.

2020 Long-Term Incentive Compensation Programs

Mylan’s 2020 Long-Term Incentive Grants to Legacy Mylan Executives

In February 2020, the Mylan Compensation Committee approved the grant of PRSUs, RSUs and stock options to Messrs. Malik and Mauro, consistent with other Mylan executives. Treatment of 2020 long-term incentive compensation was in accordance with the terms of the Business Combination Agreement between Mylan and Pfizer and is explained in more detail below in the section titled “Combination-Related Treatment of Mylan Equity Awards”.

The mix of the awards consisted of 50% PRSUs, 40% RSUs, and 10% stock options. Mr. Coury was appointed as Executive Chairman of Mylan in April 2020, shortly after long-term incentive grants were approved for other executives, and therefore did not receive a long-term incentive award at that time. Had Mr. Coury been granted an award at that time, the value would have been approximately $10.8 million.

NEO	PRSU	RSU	Stock Options

Rajiv Malik	$3,450,000	$2,760,000	$690,000

Anthony Mauro	$1,600,000	$1,280,000	$320,000

Robert J. Coury	No Annual Equity Grant Provided in 2020

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RSUs and stock options granted in 2020 vest in three annual installments on each anniversary of the grant date. PRSUs cliff-vest on the third anniversary of the grant date, subject to achievement of performance goals. In 2020, the Mylan Compensation Committee approved the grant of PRSUs subject to two equally weighted financial performance metrics (i.e., return on invested capital (“ROIC”) and the ratio of adjusted free cash flow to “indebtedness” (as defined in Mylan’s revolving credit facility dated as of July 27, 2018) (“Adjusted FCF/Credit Agreement Debt”)) and one relative market performance metric (i.e., relative TSR).

The ROIC metric incentivizes effective use of the Company’s capital to drive cash flow generation, and the Adjusted FCF/Credit Agreement Debt performance metric incentivizes prudent balance sheet management. Each of these incentivized behaviors was closely aligned with Mylan’s strategies to drive a durable and sustainable business. In addition, the relative TSR modifier impacts executive pay based on Mylan’s performance as compared to industry competitors.

Metric	Weighting	Threshold	Target	Maximum

ROIC*	50%	8%	10%	12%

Adjusted FCF/Credit Agreement Debt**	50%	13%	15%	18%

Relative TSR of Peer Group***	Multiplier	At or Below 25th Percentile of Peer Group	Between 25th and 75th Percentiles of Peer Group	At or Above 75th Percentile of Peer Group

Payout Opportunity (as % of Target)		40%	100%	180%

*	ROIC would have been calculated as described in Appendix B.
**

Adjusted FCF/Credit Agreement Debt would have been first calculated for each year in the performance period as the ratio of Mylan’s adjusted free cash flow (calculated as described in Appendix B) to “indebtedness” (as defined in Mylan’s revolving credit facility dated as of July 27, 2018), and the values for each year in the performance period would then be averaged to determine the ratio of Adjusted FCF/Credit Agreement Debt. Credit Agreement Debt would have been calculated as described in Appendix B, subject to adjustment following the end of the performance period on a pro forma basis in the event of a material acquisition of products or assets during the applicable fiscal year that would have a material impact on indebtedness during the fiscal quarter in which such acquisition closes.

***

Relative TSR would have been calculated by comparing the difference between Mylan’s 30-day trailing average closing ordinary share price at the day before the beginning of the performance period and the day before the end of the performance period plus any dividends paid during the performance period against the same metric for each company in Mylan’s historical peer group.

For information on the performance metrics relating to Viatris’ long-term incentive grants going forward, see “Viatris’ 2021 Performance-Based Compensation Program” on pages 43 to 45.

Combination-Related Treatment of Mylan Equity Awards

Consistent with the terms of the Business Combination Agreement between Pfizer and Mylan, all previously-granted and outstanding Mylan equity-based awards (including the above-described February 2020 grants) were treated as follows:

•

PRSU Awards. Each outstanding PRSU award in respect of Mylan ordinary shares was converted into an award of Viatris RSUs on a one-for-one basis assuming target level performance. These Viatris RSU awards cliff-vest on the third anniversary of the grant date of the original award, subject to accelerated vesting in connection with qualifying terminations of employment.

•

RSU Awards. Each outstanding RSU award in respect of Mylan ordinary shares was converted into a Viatris RSU award on a one-for-one basis. These Viatris RSU awards vest ratably in three equal installments on each anniversary of the grant date of the original award, subject to accelerated vesting in connection with qualifying terminations of employment.

•

Stock Options. Each outstanding stock option to purchase Mylan ordinary shares was converted into the right to receive an option to purchase shares of Viatris common stock on a one-for-one basis and the exchange was value-neutral, as the Black-Scholes-Merton value of the stock options was kept constant in the conversion. These Viatris options vest ratably in three equal installments on each anniversary of the grant date of the original award, subject to accelerated vesting in connection with qualifying terminations of employment.

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Combination-Related Treatment of Pfizer’s 2020 Long-Term Incentive Grants to Legacy Upjohn Executives

In February 2020, in light of the anticipated closing of the Combination, Pfizer granted Messrs. Goettler and Narula cash-based long-term incentive awards in lieu of the equity-based awards typically granted by Pfizer, as follows:

NEO	Cash Long-Term Incentive Award
Michael Goettler	$2,400,000
Sanjeev Narula	$425,000

These awards were subject to time-based vesting conditions. Consistent with the terms of an Employee Matters Agreement (entered into between Pfizer and Upjohn prior to the closing of the Combination), long-term incentive grants for the legacy Upjohn executives vested on a pro rata basis reflecting the period of service from the grant date to the date of closing of the Combination, and the remaining portion of the award was forfeited, in accordance with the terms of the award agreements.

As required by the terms of the Employee Matters Agreement, Viatris then granted RSUs to Messrs. Goettler and Narula to replace the value of any forfeited Pfizer awards, including the above-described February 2020 awards (the “Make-Whole Awards”). The Make-Whole Awards vest at the same intervals as the corresponding forfeited Pfizer awards that they replaced, subject to accelerated vesting in connection with qualifying terminations of employment. The table below shows the total value of forfeited Pfizer long-term awards for Messrs. Goettler and Narula and the number of Make-Whole Awards granted to them based on the Employee Matters Agreement.

NEO	Forfeited Pfizer Long-Term Incentive Value	Number of Make-Whole Viatris RSUs
Michael Goettler*	$2,759,055	177,432
Sanjeev Narula**	$330,367	21,246

*

The forfeited value for Mr. Goettler is a total of $54,408, $839,042 and $1,865,605 from Pfizer awards granted in 2018, 2019 and 2020, respectively. The forfeited values were granted as three separate Make-Whole Awards in the amount of 3,499, 53,958 and 119,975 RSUs, respectively, that will vest following the Pfizer vesting schedule in 2021, 2022 and 2023.

**	The value for Mr. Narula is the amount forfeited from Pfizer awards granted in 2020 that will vest following the Pfizer vesting schedule in 2023.

Transaction-Related Compensation Matters

Certain Arrangements with Messrs. Goettler and Narula

Following the closing of the Combination, Viatris entered into an agreement with Mr. Goettler pursuant to which Mr. Goettler would be entitled to receive an amount equal to two times his base salary and target bonus in the event of a termination without cause, which would increase to two and a half (2.5) times his base salary and target bonus in the event such termination occurred following the first anniversary of the Combination.

Pfizer was party to an agreement with Mr. Narula, which was assumed by Viatris, pursuant to which Mr. Narula would be entitled to an amount equal to two (2) times his base salary and his highest annual bonus paid by Pfizer, Upjohn or Viatris in respect of the four calendar years preceding his date of termination (even if paid in a later year) in the event of certain terminations within 24 months of the Combination.

In addition, the Make-Whole Awards issued to Messrs. Goettler or Narula would vest in connection with such terminations.

Certain One-Time Retention Arrangements with Messrs. Malik and Mauro

Prior to the Combination, Mylan was party to Transition and Succession Agreements with each of Messrs. Malik and Mauro, which were assumed by Viatris upon closing of the Combination. The Transition and Succession Agreements govern the terms and conditions of each of Mr. Malik’s and Mr. Mauro’s employment and eligibility for severance benefits and payments for a two-year period following a change in control of Mylan, which occurred as a result of the

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Combination. In the event Mr. Malik and/or Mr. Mauro incurs a qualifying termination under the Transition and Succession Agreement through the second anniversary of the Combination, he would be entitled to a severance payment equal to three times the sum of his base salary and highest bonus paid, a pro rata bonus for the year of termination based on actual performance, and three years of continued health and other benefits. In addition, any equity awards held prior to the Combination would vest in connection with such termination.

To incentivize Mr. Malik and Mr. Mauro to remain with Viatris in light of their importance to the launch, integration leadership and operation of Viatris, as well as development and execution of strategies going forward, and their existing Transition and Succession Agreement severance rights, Viatris entered into a retention agreement with each of them pursuant to which each will have the opportunity to earn the value of the separation benefit under his respective Transition and Succession Agreement (approximately $11 million for Mr. Malik and approximately $6.5 million for Mr. Mauro) following a service period of two (2) years following the Combination (the “Retention Agreements”). The Transition and Succession Agreements will remain in effect pursuant to their existing terms, but in no event will Messrs. Malik or Mauro be eligible to earn both the benefits under their Transition and Succession Agreement and the Retention Agreement. The Transition and Succession Agreements will expire if payments are made pursuant to the corresponding Retention Agreements.

In addition, prior to the Combination, Mylan was party to a Retirement Benefit Agreement (the “Malik RBA”) with Mr. Malik, which was assumed by Viatris upon closing of the Combination. The Malik RBA provides Mr. Malik with a supplemental form of retirement and death benefit. Pursuant to the Malik RBA, Mr. Malik, upon retirement following completion of 10 or more years of service, would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of 15% of the sum of his base salary and target annual bonus on the date of retirement for a period of 15 years. Having completed at least 10 years of continuous service as an executive, Mr. Malik is 100% vested in the retirement benefit under the Malik RBA. When Mr. Malik joined Mylan in January 2007, Mylan established a nonqualified deferred compensation plan on his behalf in light of the fact that he was not eligible for certain retirement plans at the time. Although the Company does not currently contribute to the plan account, it will be distributed to Mr. Malik upon termination of his employment, or upon other qualifying distribution events, such as his retirement, disability or death or the Company’s termination of the plan.

Mr. Malik agreed with the Viatris Compensation Committee that the Malik RBA would be frozen as of the Combination and that, for periods following the Combination, he would cease to accrue additional benefits under the Malik RBA following the Combination. Mr. Malik also agreed that he would no longer be eligible for tax equalization benefits that he has historically received.

As discussed above, in connection with negotiation of the Retention Agreements, each of Mr. Malik and Mr. Mauro agreed with the Viatris Compensation Committee to voluntarily waive his right to the Section 280G tax gross-up contained in his Transition and Succession Agreement.

The actions noted above are consistent with perspectives shared by shareholders during Mylan’s robust shareholder engagement efforts over the past several years.

Executive Chairman Employment Agreement

In connection with the Combination, Mylan and Pfizer determined that Mr. Coury would serve as Executive Chairman of Viatris. The Mylan Board subsequently disclosed, prior to the shareholder vote on the Combination, its intended compensation program for Mr. Coury in that role. Shortly after the closing of the Combination, on November 20, 2020, the Viatris Compensation Committee and Board approved an employment agreement with Mr. Coury in connection with his service as Executive Chairman of the Company (the “Executive Chairman Agreement”).

The terms of the Executive Chairman Agreement, which has a term through December 31, 2025, are generally consistent with those previously described in Mylan’s definitive proxy statement filed on February 13, 2020 and the information statement included as Exhibit 99.1 to Viatris’ Form 8-K filed with the SEC on August 6, 2020 and the same as those disclosed in Amendment No. 1 to the Form 10-K that was filed with the SEC on April 30, 2021.

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Under the Executive Chairman Agreement, Mr. Coury receives (i) an annual base salary of $1.8 million, (ii) an annual performance-based target bonus equal to 150% of base salary, and (iii) an annual grant of long-term incentive compensation with a grant date value equal to 600% of base salary.

In addition, Mr. Coury received a one-time cash recognition award of $10 million, which recognized and rewarded Mr. Coury for, among other things: the fact that Mr. Coury assumed an executive role with Mylan in April 2020 but did not receive an annual equity grant at that time (which, had it been awarded, would have been valued at approximately $10.8 million); his strategic leadership of Mylan; the unexpected and significantly increased efforts expended by Mr. Coury on company matters since April 2020, including during the COVID-19 pandemic; his significant leadership in the analysis and negotiations relating to the Combination and integration planning matters with respect to the Combination; and his expected leadership, direction and efforts for the combined company so that shareholders can realize the significant opportunity and benefits that are expected from the Combination.

The Executive Chairman Agreement also provides that, upon termination of employment without cause, resignation for good reason, termination upon non-renewal, disability or death, each as defined in the Executive Chairman Agreement, Mr. Coury would receive (i) a severance payment equal to three times the sum of (x) his base salary at the time of termination and (y) the greater of his target bonus or highest bonus paid under the Executive Chairman Agreement through such date, (ii) a prorated annual bonus for the year of termination, (iii) accelerated vesting of equity awards held at the time of termination, and (iv) continued benefits for a three year period.

Pursuant to the Executive Chairman Agreement, Mr. Coury also received a shareholder-aligned grant of 1.6 million PRSUs, which are divided into five separate vesting tranches requiring significant share price appreciation and outstanding total shareholder returns (including dividends and other distributions) of 25%, 50%, 75%, 100% and 150% from the date of grant through December 30, 2025 (the “Value Creation Award”). In the case of the first three tranches, the awards are subject to a retention requirement through the first anniversary of achieving the shareholder return goal and in the case of the final two tranches, the awards are subject to a retention requirement through the term of the award. The award would vest in full upon termination of employment without cause, resignation for good reason, disability or death, each as defined in the Executive Chairman Agreement.

The Viatris Compensation Committee as well as all of the independent members of the Viatris Board believe that the Executive Chairman Agreement and this heavily performance-based award will benefit all Viatris shareholders by further aligning and incentivizing Mr. Coury to achieve Viatris’ total shareholder return and return of capital goals.

Limited Perquisites

We provide certain limited perquisites to our NEOs, including the following:

•	Each NEO receives a car allowance or the use of a leased vehicle and payment of certain ancillary expenses. The NEOs are responsible for paying any taxes incurred relating to this perquisite.

•

Our NEOs take an extraordinarily active approach to overseeing and managing Viatris’ global operations, which necessitates and will continue to necessitate a significant amount of U.S. domestic and international travel time after the lifting of COVID-based restrictions due to our diverse business centers, manufacturing and other facilities, and many client and vendor locations around the world. Viatris provides management with access to corporate aircraft to assist in the management of Viatris’ global platform by providing a more efficient and secure traveling environment, including where sensitive business issues may be discussed or reviewed, as well as maximum flexibility to our executives in the conduct of business. For reasons of business efficiency and continued security-related concerns (including personal security, especially given the global nature of Viatris’ business, as well as privacy of business information and communications), we also may from time-to-time require certain executives to use corporate aircraft for business and personal purposes.

•	For reasons of continued security-related concerns, we may from time-to-time provide certain NEOs with personal security.

•

In 2020, in connection with the relocation of Messrs. Goettler and Narula to the United States and then to Pittsburgh, Pennsylvania, we provided certain limited repatriation and relocation benefits to each of them.

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401(k) Restoration Plan

The 401(k) Restoration Plan (the “Restoration Plan”) permits employees (including NEOs) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Code to (i) defer a portion of base salary and bonus compensation, (ii) for employees (other than the NEOs with a Retirement Benefit Agreement) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by Viatris), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under Viatris’ 401(k) plan if not for the limits on contributions and deferrals imposed by the Code. Company matching contributions immediately vest and Company non-elective contributions are subject to an initial three-year vesting period. Upon a change in control (as defined in the Restoration Plan), a participant will become 100% vested in any unvested portion of his or her non-elective contributions. Distributions of such participant’s vested account balance will be made in a lump sum within 60 days following a participant’s separation from service (or such later date as may be required by Section 409A of the Code).

Viatris 2021 Share Ownership Requirements

Viatris maintains robust share ownership requirements for our NEOs. The requirement is expressed as a multiple of base salary and shown in the table below.

Position	Ownership Requirement
Executive Chairman	6x
Chief Executive Officer	6x
President	4x
Other NEOs	3x

In addition to the NEOs, the Viatris share ownership policy covers the most senior employees at Viatris to promote an ownership culture and align the interests of the leadership team with those of shareholders. Each covered employee has five years from the date they became subject to the policy to achieve the minimum ownership requirement. Common stock actually owned by the covered employee (including shares of common stock held by the covered employee in the Restoration Plan), as well as restricted shares and unvested RSUs and PRSUs (including corresponding dividend equivalent units) count toward compliance with these requirements.

Clawback Policy

The Viatris Board has approved a clawback policy relating to incentive compensation programs. The policy provides that Viatris may take action to recoup annual incentive compensation and equity-based incentive compensation gains resulting from specified misconduct that causes Viatris to materially restate its financial statements. The policy also provides that Viatris may take action to recoup some or all bonus and equity incentive compensation in the event of executive misconduct involving material violations of law or Viatris policy as well as failure to manage or monitor another individual who committed such misconduct, and that the Board or a designated Board committee will disclose the circumstances of any recoupment relating to such misconduct if required by law or regulation or if it determines that disclosure is in the best interests of Viatris and its shareholders.

In addition, Viatris has a number of other policies in effect that govern our executive team’s behavior and that set out clear ethical expectations. Those policies, including our Code of Business Conduct and Ethics, empower Viatris to take a full range of disciplinary responses for any violations, and the Board and the Viatris Compensation Committee are not otherwise constrained from seeking to clawback from or deny compensation to any member of the executive team in response to any breach of duties or ethics. The Board considers additional updates to the clawback policy from time-to-time. In addition, to the extent that the SEC adopts rules for clawback policies that require changes to our policy, we will respond accordingly.

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Anti-Hedging and Anti-Pledging Policy

Viatris has a securities trading policy that prohibits directors and Section 16 Officers and their respective designees from trading in hedging instruments or otherwise engaging in any transaction that limits or eliminates, or is designed to limit or eliminate, economic risks associated with the ownership of our securities. Hedging instruments are defined as any prepaid variable forward contracts, equity swaps, collars, exchange funds, insurance contracts, short sales, options, puts, calls or other instruments that hedge or offset, or are designed to hedge or offset, movements in the market value of our securities. For purposes of this policy, our securities include shares and options to purchase shares, and any other type of securities that we may issue, including but not limited to, preferred shares, notes, debentures, and warrants issued by Viatris or any parent, subsidiary, or subsidiary of any parent of Viatris, as well as any derivative financial instruments pertaining to such securities, whether or not issued by us, such as options and forward contracts.

The policy also prohibits Directors and Section 16 Officers and their respective designees from entering into any transaction that involves the holding of our securities in a margin account (other than the “cashless exercise” of stock options) or the pledging of our securities as collateral for loans. The Viatris Compensation Committee may approve exceptions to the prohibition on the use of margin accounts or pledging or securities if, among other factors, the Director or Section 16 Officer demonstrates, in advance, that he or she has the continuing financial capacity to repay any underlying loan or potential margin call without resorting to our securities held in such margin account or our pledged securities and is not in possession of any material information about the Company that has not been made widely available to the investing public.

Consideration of Risk in Company Compensation Policies

The Viatris Compensation Committee has considered risk management in determining compensation policies and believes that our programs are designed appropriately to encourage outstanding, consistent, sustainable business performance over extended periods of time. Management and the Viatris Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies and programs that are intended to drive the achievement of our long-term business objectives while avoiding excessive short-term risk-taking. In addition, we utilize a mix of objective performance measures, so that undue emphasis is not placed on one particular measure, and we employ different types of compensation to provide value over the short-, medium- and long-term. These performance measures are reevaluated annually in light of the evolving risk environment facing our business. When making compensation decisions, we also consider qualitative factors to avoid the consequences that an overly formulaic approach may have on excessive risk-taking by management. At least annually, the Viatris Compensation Committee also receives a report from Meridian Compensation Partners, LLC (“Meridian”), its independent compensation consultant, on risk management in connection with the Company’s compensation program.

The Viatris Compensation Committee believes that our compensation policies and practices do not encourage excessive risk and are not reasonably likely to have a material adverse effect on the Company.

Role of the Viatris Compensation Committee

The Viatris Compensation Committee is comprised solely of independent Directors and oversees the design and implementation of our executive compensation programs. The Compensation Committee reviews and evaluates the performance of our NEOs and determines their compensation and objectives, or, in the case of our Executive Chairman and CEO, recommends compensation and objectives to the independent, non-executive members of the Board. The Compensation Committee monitors compensation trends and developments periodically and undertakes a comprehensive assessment of our compensation programs at least annually. In fulfilling these responsibilities, the Compensation Committee utilizes the support of independent compensation consulting firms, independent outside counsel, and an internal executive compensation team.

In 2020, the Mylan Compensation Committee retained Meridian to provide advice and information regarding the design and implementation of Viatris’ executive compensation programs. Meridian also provided information to the Mylan Compensation Committee regarding regulatory and other technical developments that may be relevant to Mylan’s

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executive compensation programs. In addition, Meridian provided the Mylan Compensation Committee with competitive market information, analyses and trends on executive base salary, annual incentives, long-term incentives, benefits and perquisites.

Meridian has provided similar advice to the Viatris Compensation Committee since the date of the closing of the Combination.

The Viatris Compensation Committee also receives advice from outside counsel including, but not limited to, Cravath, Swaine & Moore LLP.

The Viatris Compensation Committee performs an annual review of the independence of its outside advisors, consistent with NASDAQ requirements and the Viatris Compensation Committee charter.

Tax Deduction Cap on Executive Compensation

Section 162(m) of the Code restricts the deductibility for U.S. Federal income tax purposes of the compensation paid to the CEO, CFO, each of the other NEOs who was an executive officer at the end of the applicable fiscal year and certain other executives to the extent that such compensation for such executive exceeds $1 million. As a result, except to the extent provided in limited transition relief, compensation over $1 million paid to any NEO is no longer deductible under Section 162(m) of the Code. The Board and the Viatris Compensation Committee reserve the right to provide compensation to our executives that is not deductible, including, but not limited to, when necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention or recognize and reward desired performance.

Compensation Committee Report

We have reviewed and discussed the CD&A with management. Based on such review and discussions, we recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted,

Melina Higgins, Chair

Neil Dimick

James M. Kilts

Pauline van der Meer Mohr

Compensation Committee Interlocks and Insider Participation

None of the members of the Viatris Compensation Committee during 2020 (Ms. Dillon, Ms. Higgins and Ms. van der Meer Mohr) was an officer or employee of Viatris, was formerly an officer of Viatris, or had any relationship requiring disclosure by Viatris under Item 404 of Regulation S-K. During 2020, no executive officer of Viatris served on the compensation committee or board of another entity, one of whose executive officers served on the Compensation Committee or the Board of Viatris.

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Executive Compensation Tables

Significant portions of the reported 2020 compensation include one-time transaction-related items that are not components of the Viatris 2021 compensation program. In developing the 2021 program, the Board and Compensation Committee addressed certain legacy company commitments (Consideration #1 in the chart below) approved by the legacy companies as well as the need to retain key executives to stay with, organize, integrate and lead the new company (Consideration #2 in the chart below). It is important to note that only the program details described in the third column (Consideration #3 in the chart below) will be part of the Viatris compensation program on a going forward basis. As shown in the chart below, the 2021 compensation program is designed to promote the achievement of our Company objectives and commitments to shareholders, and ties closely to our strategy that we believe will create shareholder value and long-term sustainability.

[Draft 10.11.2021] PRIVILEGED AND CONFIDENTIAL FOR DISCUSSION PURPOSES Key Board Considerations In Establishing Viatris New Stand-Alone Compensation Program: Uniting Two Distinct Teams And Cultures, While Incentivizing Success As We Prepare For The Future Key Board Consideration #1 Key Board Consideration #2 Key Board Consideration #3 Legacy Contracts and Other Considerations Transaction and Retention Related Considerations New Viatris Compensation Program Legacy and No Longer Addressed Legacy Considerations Current and Future In 2018, the Mylan Board established a Strategic Review Committee which worked with Mr. Coury to evaluate strategies for unlocking shareholder value In 2019, following the review of several potential transactions and strategies, the Mylan Strategic Review Committee and Board identified the Upjohn transaction and its potential to create a differentiated health care company capable of delivering compelling shareholder returns Transaction approved by over 99.5% of Mylan shareholders Identified seasoned management team (including Coury, Goettler, Malik, Narula and Mauro, among others) capable of successfully integrating Mylan and Upjohn and leading combined company toward delivery of shareholder returns through a unique global platform and outstanding execution Viatris Board considered legacy contractual commitments to these officers from their predecessor organizations (Mylan and Pfizer), such as change in control benefits and retention awards, and crafted a plan to deal with these items while creating a unified management team With the objective of retaining the leadership team and incentivizing performance aligned with the creation of shareholder value, the Viatris Board determined that the following actions were critical to setting Viatris up for success: -- Provided Mr. Coury with a one-time award for his performance, execution and leadership in successfully bringing Viatris to fruition -- Secured Mr. Courys future services while incentivizing him to lead the transition of both organizations into Viatris and to create significant future shareholder value with a 100% TSR-based equity award -- Secured Messrs. Goettler and Narulas services with market-based compensation packages to reflect their expanded operational roles and responsibilities with Viatris -- Secured Messrs. Malik and Mauros services with critical retention incentives to mitigate the risk of their departure while also reflecting their significant positions and contributions to Viatris in light of long-standing change in control severance contracts and market-based compensation packages to reflect their new roles with Viatris 2020 is an outlier compensation year because it is the year in which our complex, $25 billion transaction was completed and, as a result, 2020 compensation reflects three different compensation programs and certain one-time transaction-related expenses and does not represent the new Viatris compensation program Going forward, the Viatris Board is committed to a simplified and best in class compensation program that is significantly performance based The 2021 compensation program includes rigorous short- and long-term performance metrics that tie directly to communicated strategic objectives (see page 44) As an illustration of this commitment to our new program, the Viatris Board eliminated excise tax gross ups, new fixed term employment agreements, single trigger change in control provisions and retirement benefit agreements for named executive officers following the Combination

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2020 Summary Compensation Table

The following summary compensation table sets forth the cash and non-cash compensation paid or granted to or earned by the NEOs for 2020 under the combined Mylan, Upjohn, and Viatris compensation programs. Because portions of reported 2020 compensation include one-time transaction-related items and address certain legacy company commitments that are not components of the Viatris 2021 compensation program, it is important to refer to the preceding page for additional context.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Michael Goettler Chief Executive Officer	2020	871,875	1,000,000	2,400,000	—	951,675	—	249,355	5,472,905

Sanjeev Narula Chief Financial Officer	2020	539,183	1,000,000	425,000	—	303,021	—	661,719	2,928,923

Rajiv Malik President	2020	1,155,769	2,500,000	6,210,015	690,001	2,358,386	336,290	851,522	14,101,983

Anthony Mauro President, Developed Markets	2020	800,000	1,000,000	2,880,022	320,005	1,501,164	—	243,446	6,744,637

Robert J. Coury Executive Chairman	2020	1,800,000	10,000,000	12,451,936	—	4,405,590	—	399,850	29,057,376

(1)

Represents the base salary actually paid to the NEO for the full calendar year 2020, including the salary paid by Mylan or Upjohn, as applicable, prior to the closing of the Combination and by Viatris after the closing of the Combination. For Mr. Coury, the amount includes the cash retainer received while serving as Mylan’s non-executive Chairman from January 1, 2020 through April 15, 2020, his base salary for serving as Mylan’s Executive Chairman from April 15, 2020 to the closing of the Combination, and his base salary for serving as Viatris’ Executive Chairman for the remainder of 2020.

(2)

In connection with the Combination, Messrs. Goettler and Narula each became entitled to receive a $1 million transaction-related payment previously granted to them by Pfizer. In connection with the Combination, Mr. Malik and Mr. Mauro received cash awards equal to $2.5 million and $1 million, respectively, in recognition of their significant efforts in connection with integration planning matters related to the Combination in addition to their customary responsibilities. In connection with the Combination, Mr. Coury received a one-time cash recognition award of $10 million (which recognized and rewarded Mr. Coury for, among other things: the fact that Mr. Coury assumed an executive role with Mylan in April 2020 but did not receive an annual equity grant at that time (which, had it been awarded, would have been valued at approximately $10.8 million); his strategic leadership of Mylan; the unexpected and significantly increased efforts expended by Mr. Coury on company matters since April 2020, including during the COVID-19 pandemic; his significant leadership in the analysis and negotiation relating to the Combination and integration planning matters with respect to the Combination; and his expected leadership, direction and efforts for the combined company so that shareholders can realize the significant opportunity and benefits that are expected from the Combination).

(3)

Represents the grant date fair value of the long-term incentive awards granted to the NEO in 2020, as applicable. With respect to Messrs. Goettler and Narula, the grant date fair value represents cash-based awards granted by Pfizer in 2020 prior to the Combination, equal to $2,400,000 and $425,000, respectively. In connection with the Combination, these and certain other Pfizer awards were canceled and forfeited and Messrs. Goettler and Narula were granted Viatris RSUs to replace such forfeited Pfizer awards. For more information on the conversion of Pfizer awards into Viatris RSUs upon the closing of the Combination, see “Combination-Related Treatment of Pfizer’s 2020 Long-Term Incentive Grants to Legacy Upjohn Executives” on page 50 of this Proxy Statement. With respect to Messrs. Malik and Mauro, the grant date fair value represents RSUs and PRSUs granted by Mylan in 2020 prior to the Combination. In the case of PRSUs, value is based on the target value as follows: Mr. Malik ($3,450,010) and Mr. Mauro ($1,600,014). If the maximum achievement of performance goals had been assumed, the grant date fair value of such PRSUs would have been as follows: Mr. Malik ($6,210,032) and Mr. Mauro ($2,880,040). With respect to Mr. Coury, the grant date fair value represents the 1.6 million PRSUs granted by Viatris in connection with the Combination pursuant to his Value Creation Award, based on the Monte Carlo value equal to $12,451,936. For details regarding this performance-based program requiring significant share price appreciation and outstanding total shareholder returns (including dividends and other distributions) see “Executive Chairman Employment Agreement” on pages 51 and 52 of this Proxy Statement. For information regarding assumptions used in determining the expense of such awards, please refer to Note 13 to the Company’s Consolidated Financial Statements contained in the Form 10-K. In connection with the Combination, PRSUs were converted into an award of Viatris RSUs on a one-for-one basis assuming target level performance and RSUs were also converted into Viatris RSUs on a one-for-one basis. For more information on the conversion of Mylan PRSUs and RSUs into Viatris equity awards upon the closing of the Combination, see “Mylan’s 2020 Long-Term Incentive Grants to Legacy Mylan Executives” on pages 48 and 49 of this Proxy Statement.

(4)

Represents the grant date fair value of the option awards granted by Mylan in 2020 prior to the Combination. For information regarding assumptions used in determining the expense of such awards, please refer to Note 13 to the Company’s Consolidated Financial Statements contained in the Form 10-K. In connection with the Combination, these option awards were converted into options to purchase shares of Viatris common stock on a one-for-one basis. For more information on the conversion of Mylan options into Viatris options upon the closing of the Combination, see “Mylan’s 2020 Long-Term Incentive Grants to Legacy Mylan Executives” on pages 48 and 49 of this Proxy Statement.

(5)

Represents amounts paid under the Company’s non-equity incentive compensation plan. Since the Combination did not close until November 16, 2020, annual incentive awards for 2020 represented a combination of payments in respect of Mylan and Upjohn’s bonus programs for three-quarters of 2020 and assumed target level performance for the remainder of 2020. For a discussion of this plan, see “2020 Annual Incentive Compensation Programs” on pages 46 to 48 of this Proxy Statement.

(6)

Represents the aggregate change in present value of Mr. Malik’s accumulated benefit under the Malik RBA. As described herein, the Malik RBA was frozen as of the Combination and Mr. Malik no longer accrues additional benefits under the agreement. In computing this amount, we used the same assumptions that were used to determine the expense amounts recognized in our 2020 financial statements. In 2020, the impact of a decrease in the applicable discount rates led to an increase in the present value of accumulated benefits of $336,290 for Mr. Malik. For further information concerning the Malik RBA, see the Pension Benefits for 2020 Table on page 62 and set forth below “Certain One-Time Retention Arrangements with Messrs. Malik and Mauro,” beginning on page 50 of this Proxy Statement. Messrs. Goettler and Narula participated in pension plans of Pfizer prior to the Combination, and Pfizer retained all liabilities with respect to such plans.

(7)	Amounts shown in this column are detailed in the following chart.

2021 Proxy Statement | 57

Name	Fiscal Year	Use of Company Provided Automobile ($)(a)	Personal Use of Company Aircraft ($)(b)	Expatriate Benefits ($)(c)	401(k) and Profit Sharing Plan Matching and Profit Sharing Contribution ($)(d)	Restoration Plan Contribution ($)(e)	Other ($)(f)	Total ($)

Michael Goettler	2020	2,400	—	43,863	9,750	193,199	143	249,355

Sanjeev Narula	2020	2,400	—	631,856	7,231	20,089	143	661,719

Rajiv Malik	2020	2,204	9,482	606,221	31,222	182,052	20,341	851,522

Anthony Mauro	2020	19,200	—	—	31,484	189,360	3,402	243,446

Robert J. Coury	2020	25,111	30,363	—	28,300	275,306	40,770	399,850

(a)

In the case of Messrs. Goettler, Narula, Mauro and Coury, these numbers represent a vehicle allowance and ancillary expenses associated with such vehicle. In the case of Mr. Malik, this number represents the cost of a vehicle (based on lease value), insurance and ancillary expenses associated with such vehicle.

(b)

Amounts disclosed represent the actual aggregate incremental costs associated with the personal use of corporate aircraft (Mr. Malik, $9,482 and Mr. Coury, $30,363). Incremental costs include annual average hourly fuel and maintenance costs, landing and parking fees, customs and handling charges, passenger catering and ground transportation, crew travel expenses, away from home hanger fees and other trip-related variable costs. Because the aircrafts are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, home-base hangar costs and certain maintenance fees. Aggregate incremental cost as so determined with respect to personal deadhead flights is allocable to the NEO. In certain instances where there are both business and personal passengers, the incremental costs per hour are pro-rated.

(c)

In the case of Messrs. Goettler and Narula, amounts disclosed include the value of certain expatriate, repatriation and relocation benefits of $43,863 and $631,856, respectively, paid by Pfizer and/or Viatris in 2020. Repatriation for Messrs. Goettler and Narula occurred on September 30, 2020. Expatriate benefits for Mr. Malik represent income taxes paid by Mylan in connection with Mr. Malik’s expatriate assignment to the United States from India effective January 1, 2012. Specifically, Mr. Malik is responsible for, and has continued to pay taxes equal to those he would have been obligated to pay had he maintained his principal work location and residence in India rather than having transferred, at Mylan’s request, to the United States, while Mylan generally paid for all additional taxes, including Mr. Malik’s tax obligations on the imputed income associated with Mylan’s payment of taxes on his behalf. Amount shown for 2020 for Mr. Malik is net of Mylan’s estimated tax refunds for each year. The estimated refund was $274,822 for 2020. As of the Combination, Mr. Malik will no longer be eligible for legacy tax equalization benefits that he had historically received from Mylan.

(d)

Amounts disclosed for each NEO include a matching contribution for Messrs. Narula ($1,231), Malik ($14,122), Mauro ($14,384), and Coury ($11,200) and a profit sharing contribution received in March 2021 in respect of fiscal year 2020 for Messrs. Goettler ($9,750) and Narula ($6,000) and to each of Messrs. Malik, Mauro and Coury ($17,100).

(e)

Amounts disclosed include, for Messrs. Goettler, Mauro and Coury a matching contribution under the Restoration Plan of $36,467, $130,584 and $215,857 respectively, and a profit sharing contribution under the Restoration Plan received in March 2021 in respect of fiscal year 2020 for each of Messrs. Malik, Mauro and Coury equal to $182,052, $58,776 and $59,449, respectively. Amounts disclosed for Messrs. Goettler and Narula include Retirement Savings Contributions under Pfizer’s plans in the amount of $156,732 and $20,089, respectively.

(f)

Represents health insurance for Messrs. Malik and Coury ($29,102); certain personal security services for Messrs. Malik and Coury; events for Mr. Malik; tax preparation services related to U.K. tax returns for Messrs. Mauro and Coury; long-term disability premiums for Messrs. Goettler, Narula, Malik, Mauro and Coury; and international travel assistance premiums for Messrs. Malik, Mauro and Coury.

58 | 2021 Proxy Statement

Grants of Plan-Based Awards for 2020

The following table summarizes grants of plan-based awards made to each NEO during 2020.

Name	Grant Date	Approval Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael Goettler			442,640	885,279	1,770,558	—	—	—	—	—	—	—
	2/27/2020	—	—	—	—	—	—	—	—	—	—	2,400,000	(6)
Sanjeev Narula			140,940	281,880	563,760	—	—	—	—	—	—	—
	2/27/2020	—	—	—	—	—	—	—	—	—	—	425,000	(6)

Rajiv Malik			722,678	1,445,355	2,890,710	—	—	—	—	—	—	—
	3/2/2020	2/19/2020	—	—	—	78,948	197,369	355,265	—	—	—	3,450,010
	3/2/2020	2/19/2020	—	—	—	—	—	—	157,895	—	—	2,760,005
	3/2/2020	2/19/2020	—	—	—	—	—	—	—	84,871	17.48	690,001

Anthony Mauro			460,000	920,000	1,840,000	—	—	—	—	—	—	—
	3/2/2020	2/19/2020	—	—	—	36,614	91,534	164,762	—	—	—	1,600,014
	3/2/2020	2/19/2020	—	—	—	—	—	—	73,227	—	—	1,280,008
	3/2/2020	2/19/2020	—	—	—	—	—	—	—	39,361	17.48	320,005

Robert J. Coury			1,350,000	2,700,000	5,400,000	—	—	—	—	—	—	—
	11/23/2020	11/20/2020	—	—	—	320,000	960,000	1,600,000	—	—	—	12,451,936

(1)

The performance goals under the annual incentive compensation program applicable to the NEOs during 2020 are described above in the CD&A. Since the Combination did not close until November 16, 2020, annual incentive awards for 2020 represented a combination of payments in respect of Mylan’s and Upjohn’s annual incentive programs for three-quarters of 2020 and assumed target level performance for the remainder of 2020. For a discussion of these awards, see “2020 Annual Incentive Compensation Programs” on pages 46 to 48 of this Proxy Statement.

(2)

For Messrs. Malik and Mauro, consists of PRSUs awarded under the Amended 2003 Plan. The vesting terms applicable to these awards are described above in the CD&A and below following the Outstanding Equity Awards at the End of 2020 table. In connection with the Combination, these PRSUs were converted into an award of Viatris RSUs on a one-for-one basis assuming target level performance. For more information on the conversion of Mylan PRSUs into Viatris RSUs upon the closing of the Combination, see “Mylan’s 2020 Long-Term Incentive Grants to Legacy Mylan Executives” on pages 48 and 49 of this Proxy Statement. For Mr. Coury, represents the 1.6 million PRSUs Mr. Coury received in connection with the Combination pursuant to his Value Creation Award. For details regarding this performance-based program see “Executive Chairman Employment Agreement” on pages 51 and 52 of this Proxy Statement.

(3)

Consists of RSUs awarded under Mylan’s Amended 2003 Plan. The vesting terms applicable to these awards are described above in the CD&A and below following the Outstanding Equity Awards at the End of 2020 table. In connection with the Combination, these RSUs were converted into an award of Viatris RSUs on a one-for-one basis. For more information on the conversion of Mylan RSUs into Viatris RSUs upon the closing of the Combination, see “Mylan’s 2020 Long-Term Incentive Grants to Legacy Mylan Executives” on pages 48 and 49 of this Proxy Statement.

(4)

Represents the grant of stock options awarded under the Amended 2003 Plan. Stock options were granted with an exercise price equal to the closing price of Mylan’s shares on the date of grant. The vesting terms applicable to these awards are described below following the Outstanding Equity Awards at the End of 2020 table. In connection with the Combination, these option awards were converted into options to purchase shares of Viatris common stock on a one-for-one basis. For more information on the conversion of Mylan options into Viatris options upon the closing of the Combination, see “Mylan’s 2020 Long-Term Incentive Grants to Legacy Mylan Executives” on pages 48 and 49 of this Proxy Statement.

(5)

Represents the grant date fair value of the specific award granted to the NEO. For information regarding assumptions used in determining such value, please refer to Note 13 to the Company’s Consolidated Financial Statements contained in the Form 10-K.

(6)

Represents cash-based awards granted by Pfizer to Messrs. Goettler and Narula in 2020. In connection with the Combination, Viatris granted Make-Whole RSU awards to Messrs. Goettler and Narula to replace the Pfizer equity awards forfeited by such NEOs. The vesting terms applicable to these awards are described above in the CD&A and below following the Outstanding Equity Awards at the End of 2020 table. For more information on the conversion of Pfizer awards into Viatris RSUs upon the closing of the Combination, see “Combination-Related Treatment of Pfizer’s 2020 Long-Term Incentive Grants to Legacy Upjohn Executives” on page 50 of this Proxy Statement.

2021 Proxy Statement | 59

Outstanding Equity Awards at the End of 2020

The following table sets forth information concerning all of the outstanding LTI awards held by each NEO as of December 31, 2020.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Michael Goettler	—	—	—	—	3,499	(4)	65,571	—		—

	—	—	—	—	53,958	(4)	1,011,173	—		—

	—	—	—	—	119,975	(4)	2,248,332	—		—

Sanjeev Narula	—	—	—	—	21,246	(4)	398,150	—		—

Rajiv Malik	34,389	—	55.84	3/5/2024	—		—	—		—

	41,637	—	50.66	11/17/2025	—		—	—		—

	50,168	—	46.27	2/17/2026	—		—	—		—

	65,574	—	45.18	3/3/2027	—		—	—		—

	47,733	23,867	40.97	3/2/2028	—		—	—		—

	20,018	40,035	27.45	3/1/2029	—		—	—		—

	—	84,871	17.48	3/2/2030	14,645		274,447	—		—

	—	—	—	—	73,225	(5)	1,372,237	—		—

	—	—	—	—	67,031		1,256,161	—		—

	—	—	—	—	125,684	(5)	2,355,318	—		—

	—	—	—	—	157,895		2,958,952	—		—

	—	—	—	—	197,369	(5)	3,698,695	—		—

Anthony Mauro	4,266	—	23.44	2/22/2022	—		—	—		—

	3,236	—	30.90	3/6/2023	—		—	—		—

	12,009	—	55.84	3/5/2024	—		—	—		—

	16,265	—	50.66	11/17/2025	—		—	—		—

	27,314	—	46.27	2/17/2026	—		—	—		—

	29,275	—	45.18	3/3/2027	—		—	—		—

	19,889	9,944	40.97	3/2/2028	—		—	—		—

	9,284	18,567	27.45	3/1/2029	—		—	—		—

	—	39,361	17.48	3/2/2030	—		—	—		—

	—	—	—	—	6,102		114,351	—		—

	—	—	—	—	30,511	(5)	571,776	—		—

	—	—	—	—	31,087		582,570	—		—

	—	—	—	—	58,288	(5)	1,092,317	—		—

	—	—	—	—	73,227		1,372,274	—		—

	—	—	—	—	91,534	(5)	1,715,347	—		—

Robert J. Coury	4,413	—	22.66	3/2/2021	—		—	—		—

	4,266	—	23.44	2/22/2022	—		—	—		—

	3,236	—	30.90	3/6/2023	—		—	—		—

	58,952	—	55.84	3/5/2024	—		—	—		—

	63,235	—	50.66	11/17/2025	—		—	—		—

	82,776	—	46.27	2/17/2026	—		—	—		—

	—	—	—	—	250,000		4,685,000	—		—

	—	—	—	—	—		—	1,600,000	(6)	29,984,000

60 | 2021 Proxy Statement

(1)

In connection with the Combination, Mylan option awards were converted into Viatris option awards on a one-for-one basis. Vesting dates applicable to unvested stock options are as follows, in each case, generally subject to continued employment with Viatris: on March 2, 2021, the unvested options at the $40.97 exercise price for Messrs. Malik and Mauro vested; one-half of the unvested stock options at the $27.45 exercise price for Messrs. Malik and Mauro vested on March 2, 2021; and the unvested stock options at the $17.48 exercise price for Messrs. Malik and Mauro will vest in three equal annual installments beginning March 2, 2021. Subject to applicable employment agreement provisions, following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, 100% of options become vested and vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination; (iii) in the case of death, including within two years following termination because of disability, or, in the case of options granted prior to January 1, 2017, retirement, 100% of options become vested and vested options will remain exercisable for the remainder of the original term; and (iv) in the case of an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control, 100% of options become vested (double-trigger awards) and remain exercisable for the remainder of the original term. For more information on the conversion of Mylan options into Viatris options upon the closing of the Combination, see “Mylan’s 2020 Long-Term Incentive Grants to Legacy Mylan Executives” on pages 48 and 49 of this Proxy Statement.

(2)

In connection with the Combination, Mylan RSUs were converted into Viatris RSU awards on a one-for-one basis. On March 2, 2021, 14,645 RSUs for Mr. Malik and 6,102 RSUs for Mr. Mauro vested. Of the 67,031 RSUs for Mr. Malik, 33,515 vested on March 2, 2021, and 33,516 will vest on March 2, 2022; of the 31,087 RSUs for Mr. Mauro, 15,543 vested on March 2, 2021, and 15,544 will vest on March 2, 2022. 157,895 RSUs for Mr. Malik and 73,227 RSUs for Mr. Mauro vest in three equal annual installments beginning on March 2, 2021, and 250,000 RSUs for Mr. Coury will vest on June 24, 2021. In accordance with their terms, all of these awards would vest upon an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control (double-trigger awards) or upon the executive’s death or disability. For more information on the conversion of Mylan RSUs into Viatris RSUs upon the closing of the Combination, see “Mylan’s 2020 Long-Term Incentive Grants to Legacy Mylan Executives” on pages 48 and 49 of this Proxy Statement.

(3)	The market value of RSUs and PRSUs was calculated using the closing price of the Company’s shares as of December 31, 2020, $18.74.
(4)

In connection with the Combination, Viatris granted Make-Whole RSU awards to Messrs. Goettler and Narula to replace the Pfizer equity awards forfeited by such NEOs. These Make-Whole RSU awards have the same vesting schedule as the original Pfizer awards and will cliff-vest on the third anniversary of the original grant date. On February 22, 2021, 3,499 RSUs vested for Mr. Goettler; Mr. Goettler is expected to vest in 53,958 RSUs on February 28, 2022; Mr. Goettler is expected to vest in 119,975 RSUs and Mr. Narula is expected to vest in 21,246 RSUs on February 27, 2023. In accordance with their terms, all of these awards would vest upon an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control (double-trigger awards) or upon the executive’s death or disability. For any other termination reason, these RSUs will be forfeited. For more information on the conversion of Pfizer awards into Viatris RSUs upon the closing of the Combination, see “Combination-Related Treatment of Pfizer’s 2020 Long-Term Incentive Grants to Legacy Upjohn Executives” on page 50 of this Proxy Statement.

(5)

In connection with the Combination, all outstanding Mylan PRSUs were converted into Viatris RSU awards on a one-for-one basis assuming target level performance. On March 2, 2021, Mr. Malik vested in 73,225 shares and Mr. Mauro vested in 30,511 shares or 100% of their original target PRSUs. On March 2, 2022, Mr. Malik is expected to vest in 125,684 shares and Mr. Mauro is expected to vest in 58,288 shares which represents 100% of their original target PRSUs. On March 2, 2023, Mr. Malik is expected to vest in 197,369 shares and Mr. Mauro is expected to vest in 91,534 shares. In accordance with their terms, all of these awards would vest upon an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control (double-trigger awards) or upon the executive’s death or disability. The remaining converted Viatris RSUs are expected to vest upon the earliest to occur of (i) March 2, 2022 or March 2, 2023, as applicable, (ii) an involuntary termination without cause or a voluntary resignation for good reason within two years following a change in control, and (iii) the executive’s death or disability. For more information on the conversion of Mylan PRSUs into Viatris RSUs upon the closing of the Combination, see “Mylan’s 2020 Long-Term Incentive Grants to Legacy Mylan Executives” on pages 48 and 49 of this Proxy Statement.

(6)

In connection with the Combination, Viatris granted 1.6 million PRSUs to Mr. Coury pursuant to his Value Creation Award. The PRSUs were granted on November 23, 2020 and are divided into five separate vesting tranches requiring share price appreciation and shareholder returns (including dividends and other distributions) of 25%, 50%, 75%, 100% and 150% from the date of grant through December 30, 2025. In the case of the first three tranches, the PRSUs are subject to a retention requirement through the first anniversary of achieving the shareholder return goal, and in the case of the final two tranches, the PRSUs are subject to a retention requirement through the term of the award. The PRSUs would vest in full upon termination of employment without cause, resignation for good reason, disability or death. For details regarding these PRSUs see “Executive Chairman Employment Agreement” on pages 51 and 52 of this Proxy Statement.

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Option Exercises and Stock Vested for 2020

The option awards and stock awards reflected in the table below were exercised or became vested for the NEOs during 2020.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Goettler	—	—	—	—
Sanjeev Narula	—	—	—	—
Rajiv Malik	—	—	91,544	1,548,563
Anthony Mauro	—	—	41,013	693,861
Robert J. Coury	—	—	—	—

Pension Benefits for 2020

The following table summarizes the benefits accrued by Mr. Malik as of December 31, 2020, under the Executive Plan and Malik RBA in effect during 2020. The Company does not sponsor any other defined benefit pension programs covering the NEOs.

Name	Plan Name(1)		Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Michael Goettler	N/A		N/A	—	—
Sanjeev Narula	N/A		N/A	—	—
Rajiv Malik	The Executive Plan for Rajiv Malik	(3)	N/A	441,652	—
Rajiv Malik	Retirement Benefit Agreement	(4)	14	5,342,449	—
Anthony Mauro	N/A		N/A	—	—
Robert J. Coury	N/A		N/A	—	—

(1)	Messrs. Goettler, Narula, Mauro and Coury are not party to a defined benefit pension arrangement.
(2)	See pages 53 and 57 of this Proxy Statement for further information on the value of the accumulated pension benefit.
(3)	This is a deferred compensation plan established for the benefit of Mr. Malik. The Company is no longer contributing to this plan.
(4)	Retirement Benefit Agreement has been frozen. Mr. Malik will no longer accrue any additional benefits under the agreement.

Nonqualified Deferred Compensation

The following table sets forth information relating to the Restoration Plan for 2020.

Name	Aggregate Balance at Last FYE ($)	Executive Contributions in Last FY ($)	Company Profit Sharing and Match Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Michael Goettler	—	—	—	—	—	—
Sanjeev Narula	—	—	—	—	—	—
Rajiv Malik	421,610	—	152,198	135,440	—	709,248
Anthony Mauro	2,356,177	75,984	226,782	(145,112)	—	2,513,831
Robert J. Coury	—	39,633	39,633	6,530	—	85,796

62 | 2021 Proxy Statement

Estimated Potential Payments in Connection with a Termination of Employment or Change in Control

The following discussion summarizes the potential payments and benefits that would have been payable to each of the NEOs upon a termination of employment or upon a change in control, in each case, as of December 31, 2020. The amounts discussed below exclude (i) 401(k) retirement plan contributions and distributions that are generally available to all salaried employees, (ii) payments pursuant to vested Restoration Plan balances and vested rights under Retirement Benefit Agreements, (iii) payments pursuant to awards scheduled to vest on or before December 31, 2020 by their terms, (iv) any amounts that may be due at the time of an event in the table below in respect of accrued and unpaid salary, bonuses or vacation and (v) the value of each NEOs’ annual bonus for the 2020 completed fiscal year as the year was complete as of December 31, 2020. These are estimates only and actual amounts payable upon such terminations may be different and will only be determined upon the actual occurrence of any such event.

Michael Goettler

Mr. Goettler is entitled to severance payments and benefits upon certain terminations of employment pursuant to an agreement with Viatris as summarized above under “Certain Arrangements with Messrs. Goettler and Narula” and his equity award agreements with Viatris.

Resignation for Good Reason or Termination Without Cause. If Mr. Goettler’s employment was terminated on December 31, 2020 by Viatris without cause, he would have been entitled to (1) a lump sum payment equal to two times the sum of his base salary and his target annual bonus in effect at the time of such termination and (2) full vesting of his Make-Whole RSUs (which vesting with respect to the Make-Whole RSUs would also apply in the event of a resignation for good reason). The estimated values of such payments and benefits, assuming a December 31, 2020 termination, would have been (i) $6,500,000, in respect of cash severance and (ii) $3,325,076, in respect of the vesting of his Make-Whole RSUs. Mr. Goettler is not entitled to cash severance payments in connection with a termination of employment due to death or disability or enhanced severance payments in connection with terminations following a change in control of Viatris.

Sanjeev Narula

Mr. Narula is entitled to severance payments and benefits upon certain terminations of employment pursuant to an agreement with Pfizer as summarized above under “Certain Arrangements with Messrs. Goettler and Narula” and his equity award agreements with Viatris.

Resignation for Good Reason or Termination Without Cause. If Mr. Narula’s employment was terminated on December 31, 2020 by Viatris without cause or upon resignation by Mr. Narula for good reason (as defined in the letter agreement or equity award agreements), he would have been entitled to (1) a lump sum payment equal to two times the sum of his base salary and his highest annual bonus paid by Pfizer, Upjohn or Viatris in respect of the four calendar years preceding his date of termination (even if paid in a later year) and (2) full vesting of his Make-Whole RSUs. The estimated values of such payments and benefits, assuming a December 31, 2020 termination, would have been (i) $2,214,024, in respect of cash severance and (ii) $398,150, in respect of the vesting of his Make-Whole RSUs. Mr. Narula is not entitled to cash severance payments in connection with a termination of employment due to death or disability or enhanced severance payments in connection with terminations following a change in control of Viatris.

Rajiv Malik

Mr. Malik is entitled to severance payments and benefits upon certain terminations of employment pursuant to his Transition and Succession Agreement with Mylan (which was assumed by Viatris) as summarized above under “Certain One-Time Retention Arrangements with Messrs. Malik and Mauro” and his equity award agreements with Viatris. Because the Combination constituted a change in control of Mylan, the Transition and Succession Agreement will apply to terminations of employment through the 24 month anniversary of the Combination.

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Resignation for Good Reason, Termination Without Cause or Termination due to Death or Disability. If Mr. Malik’s employment was terminated on December 31, 2020 by Viatris without cause, upon resignation for good reason or due to his death or disability (in each case, as defined in the Transition and Succession Agreement or equity award agreements), he would have been entitled to (1) a lump sum payment equal to three times the sum of his base salary and highest bonus paid, (2) three years of continued health and other benefits and (3) full vesting of his RSUs and stock options. Mr. Malik is also entitled to participate in the Company’s Supplemental Health Insurance Plan for certain retired executives following a termination of employment. As discussed above, in connection with the Combination, Mr. Malik waived his right to a Section 280G excise tax gross up. The estimated values of such payments and benefits, assuming a December 31, 2020 termination, would have been (i) $11,231,298, in respect of cash severance and other benefits and (ii) $12,022,747, in respect of the vesting of his RSUs and stock options.

Anthony Mauro

Mr. Mauro is entitled to severance payments and benefits upon certain terminations of employment pursuant to his Transition and Succession Agreement with Mylan (which was assumed by Viatris) as summarized above under “Certain One-Time Retention Arrangements with Messrs. Malik and Mauro” and his equity award agreements with Viatris. Because the Combination constituted a change in control of Mylan, the Transition and Succession Agreement will apply to terminations of employment through the 24 month anniversary of the Combination.

Resignation for Good Reason, Termination Without Cause or Termination due to Death or Disability. If Mr. Mauro’s employment was terminated on December 31, 2020 by Viatris without cause, upon resignation for good reason or due to his death or disability (in each case, as defined in the Transition and Succession Agreement or equity award agreements), he would have been entitled to (1) a lump sum payment equal to three times the sum of his base salary and highest bonus paid, (2) three years of continued health and other benefits and (3) full vesting of his RSUs and stock options. The estimated values of such payments and benefits, assuming a December 31, 2020 termination, would have been (i) $5,751,218, in respect of cash severance and other benefits and (ii) $5,498,231, in respect of the vesting of his RSUs and stock options.

Robert J. Coury

Mr. Coury is entitled to severance payments and benefits upon certain terminations of employment pursuant to the Executive Chairman Agreement as summarized above under “Executive Chairman Employment Agreement” and his equity award agreements with Viatris.

Resignation for Good Reason, Termination Without Cause or Termination due to Death or Disability. If Mr. Coury’s employment was terminated on December 31, 2020 by Viatris without cause, upon resignation for good reason or due to his death or disability (in each case, as defined in the Executive Chairman Agreement), he would have been entitled to (1) a lump sum payment equal to three times the sum of his base salary and target or highest bonus paid, (2) three years of continued health and other benefits and (3) full vesting of his RSUs and PRSUs. The estimated values of such payments and benefits, assuming a December 31, 2020 termination, would have been (i) $13,648,501, in respect of cash severance and other benefits and (ii) $34,669,000, in respect of the vesting of his RSUs and PRSUs. These amounts would not be enhanced if these events occurred following a change in control of Viatris.

64 | 2021 Proxy Statement

CEO Pay Ratio

As the Combination did not close until the middle of the fourth quarter of 2020, Viatris has not yet completed its first full fiscal year of operations and is not yet subject to the requirements of Item 402(u) of Regulation S-K, as the stub Viatris fiscal year 2020 represents a transition period. Therefore, we are not providing a pay ratio disclosure in this CD&A. Viatris intends on fully complying with Item 402(u) of Regulation S-K beginning in our disclosures related to fiscal year 2021.

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Item 3

Advisory Vote on the Frequency of the Say-on-Pay Vote

In addition to the Say-on-Pay vote (Item 2), the Exchange Act also provides shareholders with the opportunity to indicate how frequently the Company should hold future Say-on-Pay votes. This “frequency” vote is required to be held at least once every six years.

In this Item 3, we are asking shareholders to cast a non-binding advisory vote regarding the frequency of future Say-on-Pay votes. Shareholders may indicate whether they would prefer to have future Say-on-Pay votes every one, two or three years or abstain from voting on this proposal.

The Board recommends that shareholders vote to have future Say-on-Pay votes annually. The Board believes that an annual Say-on-Pay vote enhances shareholder communication and engagement by providing a clear and efficient means for the Company to obtain information on investor sentiment about our executive compensation philosophy, program and practices. In addition, an annual Say-on-Pay vote is consistent with the Company’s policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance and executive compensation matters.

While the Board is making a recommendation with respect to this proposal, shareholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation. Although this vote is advisory and not binding, the Board, the Compensation Committee and the Company value the opinions expressed by our shareholders and intend to carefully consider the shareholder vote result. The Viatris Board will disclose its decision as to the frequency of the Say-on-Pay vote in accordance with the timing specified by Form 8-K. We expect to hold our next frequency vote at our 2027 annual meeting of shareholders.

Board Recommendation

Viatris’ Board recommends that shareholders vote for “1 YEAR” as the frequency of the Say-on-Pay vote.

66 | 2021 Proxy Statement

Item 4

Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021

The Audit Committee has appointed Deloitte & Touche LLP as Viatris’ independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that the selection of the independent registered public accounting firm be submitted to shareholders for ratification at the 2021 Annual Meeting.

Representatives of Deloitte are expected to be in attendance at the 2021 Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

While shareholder ratification of the selection of Deloitte is not required by the Company’s Bylaws or other governing documents or law, the Board is submitting the selection of Deloitte to our shareholders for ratification as the Board believes it is a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Board Recommendation

Viatris’ Board recommends a vote “FOR” ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

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Principal Accounting Fees and Services

In connection with the Combination, on November 19, 2020, the Audit Committee dismissed KPMG LLP as the Company’s independent registered public accounting firm and appointed Deloitte to serve in that role going forward. Mylan is the accounting acquirer in the Combination, and Deloitte had served as Mylan’s independent registered public accounting firm since 1976. As a result, the fees described below relate to fees paid by Mylan to Deloitte prior to the Combination and fees paid by Viatris to Deloitte following the closing of the Combination on November 16, 2020. Deloitte has audited Viatris’ financial statements for the fiscal year ended December 31, 2020. No relationships exist with Deloitte other than the usual relationship between such a firm and its client. Details about the nature of the services provided by, and fees Viatris and Mylan paid to, Deloitte and affiliated firms for such services during 2020 and 2019 are set forth below.

	In Millions

	2020	2019
Audit Fees(1)	$11.93	$10.29
Audit Related Fees(2)	$0.21	$0.56
Tax Fees(3)	$2.38	$0.22
All Other Fees(4)	$0.00	$0.04
Total Fees	$14.52	$11.11

(1)

Represents fees for professional services provided for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly condensed consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and accounting, reporting and disclosure matters.

(2)

Represents fees for assurance services related to the audit of the Company’s annual consolidated financial statements, including statutory audits of certain of the Company’s subsidiaries, the audit of the Company’s employee benefit plans, comfort letters, certain SEC filings and other agreed-upon procedures.

(3)	Represents fees primarily related to tax return preparation, tax planning and tax compliance support services, as well as fees related to tax advice provided in connection with the Combination.
(4)	Represents fees related primarily to advisory services.

Audit Committee Pre-Approval Policy

The Audit Committee has a policy regarding pre-approval of audit, audit-related, tax and other services that the independent registered public accounting firm may perform for Viatris. Under the policy, the Committee must review and pre-approve on an individual basis any requests for audit, audit-related, tax and other services not covered by certain services pre-approved by the Committee up to certain amounts. All services performed by Deloitte during 2020 and 2019 were pre-approved by the Audit Committee or, with respect to periods prior to November 16, 2020, the Mylan Audit Committee in accordance with their respective pre-approval policies.

68 | 2021 Proxy Statement

Report of the Audit Committee of Viatris’ Board

The following Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent the Company specifically incorporates such information by reference.

October 26, 2021

The Audit Committee is currently comprised of five Directors, each of whom is independent as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (“SEC”) and the applicable NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on Viatris Inc.’s (the “Company”) website at https://www.viatris.com/-/media/project/common/viatris/pdf/corporate-governance/audit-committee-charter.pdf.

Management is responsible for the preparation and integrity of the Company’s financial statements. Management is also responsible for implementing and maintaining appropriate accounting and financial reporting policies, procedures, and internal controls designed to ensure compliance with applicable accounting standards and laws and regulations. The independent registered public accounting firm (the “independent auditor”) is responsible for auditing and reviewing the Company’s financial statements and auditing the Company’s internal control over financial reporting, in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue their reports thereon. One of the Audit Committee’s responsibilities is to oversee these processes.

In this context, the Audit Committee met a total of two (2) times in 2020 (after November 16, 2020, the consummation of the combination of Mylan N.V. with Pfizer Inc.’s Upjohn business through a Reverse Morris Trust transaction to form the Company) and six (6) times in 2021 as of October 22, 2021, and has reviewed and discussed with management, including Viatris’ internal auditor, and with the independent auditor, Viatris’ audited consolidated financial statements and its internal control over financial reporting. These discussions covered the quality, as well as the acceptability, of Viatris’ financial reporting practices and the completeness and clarity of the related financial disclosures as well as the effectiveness of Viatris’ internal control over financial reporting and its disclosure controls and procedures. Management represented to the Audit Committee that Viatris’ consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

Viatris’ independent auditor also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the PCAOB’s Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning the independent auditor’s independence, and the Audit Committee discussed these matters with the independent auditor. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to Viatris is compatible with the firm’s independence. Deloitte & Touche LLP, Viatris’ independent auditor, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Viatris’ Annual Report on Form 10-K for 2020, which was filed with the SEC.

BY THE AUDIT COMMITTEE:

Neil Dimick, Chair

W. Don Cornwell

JoEllen Lyons Dillon

Richard A. Mark

Mark W. Parrish

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Appendix A – Questions and Answers

The following questions and answers are intended to address questions that you, as a shareholder of Viatris, may have regarding the 2021 Annual Meeting and provide information with respect to the 2021 Annual Meeting, proxy materials and voting. Viatris urges you to carefully read this entire Proxy Statement in addition to these questions and answers.

Q:	What is this Proxy Statement, and why it is it important?

A:

This Proxy Statement is part of a solicitation of proxies by Viatris’ Board for use at the 2021 Annual Meeting and provides Viatris’ shareholders and beneficial owners of shares of Viatris common stock as of the close of business on October 21, 2021 (the “Record Date”) with information relating to their decisions to vote, grant a proxy to vote, attend and, if relevant, instruct their vote to be cast at the 2021 Annual Meeting. As such, this Proxy Statement contains important information about the 2021 Annual Meeting and the matters to be voted on at such meeting; you should read it carefully and in its entirety.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with rules adopted by the SEC, we may furnish proxy materials to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. As a result, most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, on or about October 29, 2021 we mailed to Viatris shareholders as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) that instructs you as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy on the Internet; however, the Internet Notice is not itself a proxy card and should not be returned with voting instructions. If you would like to receive a paper or email copy of the Company’s proxy materials, you should follow the instructions for requesting such materials in the Internet Notice.

Q:	What is included in the Company’s proxy materials?

A:

The Company’s proxy materials include this Proxy Statement for the 2021 Annual Meeting and the Form 10-K. The Form 10-K is not incorporated into this Proxy Statement and shall not be deemed to be solicitation materials. If you received the Internet Notice, voting instructions can be found in the Internet Notice. If you received a paper copy of these materials, the proxy materials also included the accompanying proxy card or voting instruction form, as applicable, for the 2021 Annual Meeting. For detailed information on voting, see the questions below entitled, “How do I vote if I was a registered shareholder of Viatris as of the Record Date?” or “How do I vote if I am a beneficial owner of shares of Viatris common stock and hold them in street name?”, as appropriate, as well as the Notice of 2021 Annual Meeting of Shareholders in this Proxy Statement.

Q:	How can I access the proxy materials over the Internet?

A:

The Internet Notice, proxy card, or voting instruction form will contain instructions on how to view the Company’s proxy materials on the Internet and vote your shares. Our proxy materials are also available on the Company’s website at investor.viatris.com.

Q.	What is the purpose of the 2021 Annual Meeting?

A:	The 2021 Annual Meeting is being held for Viatris shareholders to vote on the following items:

1.	To elect four Class I Directors each to hold office until the 2023 annual meeting

2.	To approve, on a non-binding advisory basis, the 2020 compensation of the NEOs of the Company (the Say-on-Pay vote)

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3.	To conduct a non-binding advisory vote on the frequency of the Say-on-Pay vote

4.	To ratify the selection of Deloitte as Viatris’ independent registered public accounting firm for the fiscal year ending December 31, 2021

Q:	When and where will the 2021 Annual Meeting be held?

A:	The 2021 Annual Meeting will be held at the Hilton Naples, 5111 Tamiami Trail North, Naples, Florida 34103, on December 10, 2021, at 11:00 a.m. Eastern Time (ET).

Persons attending the 2021 Annual Meeting will not be permitted to use cameras, recording devices and other similar electronic devices during the meeting. In addition, attendees may be subject to additional requirements prior to entry to the meeting – see the question below entitled “How can I attend the 2021 Annual Meeting?”.

Q:	How does Viatris’ Board recommend I vote?

A:

Viatris’ Board unanimously recommends that the Company’s shareholders vote “FOR” the election of each Class I Director; “FOR” approval, on an advisory basis, of the 2020 compensation of the NEOs of the Company; “FOR”, on an advisory basis, one year as the frequency for the Say-on-Pay vote; and “FOR” ratification of the selection of Deloitte as Viatris’ independent registered public accounting firm for the fiscal year ending December 31, 2021.

Q:	How can I attend the 2021 Annual Meeting?

A:

If you wish to attend the 2021 Annual Meeting in person, please so inform Viatris in writing by sending notice to the attention of Viatris’ Corporate Secretary at 1000 Mylan Blvd., Canonsburg, PA 15317 (the “Corporate Address”) or by e-mail to corporatesecretary@viatris.com, in each case prior to 5:00 p.m. Eastern Time (ET) on December 9, 2021 (the “Cut-Off Time”).

Beneficial owners of Viatris common stock that are held through a broker, bank, trust company or other nominee (“street name”) may not vote the underlying shares of common stock at the 2021 Annual Meeting unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant registered shareholder (as defined in the following Question and Answer) of the underlying shares on the Record Date. In addition, beneficial owners of Viatris common stock must provide proof of ownership, such as a recent account statement or letter from a brokerage firm, bank nominee or other institution proving ownership on the Record Date.

Proper identification, such as a driver’s license or passport, along with your notice of the meeting, must be presented at the meeting.

Failure to comply with such notification and identification requirements may result in not being admitted to the meeting.

The 2021 Annual Meeting is currently scheduled to be held in person. Due to continued and evolving regulations regarding travel, gatherings, and other restrictions relating to COVID-19 public health concerns, the Company’s directors and officers may be required to participate remotely or the Company may decide to hold the meeting in a different location or virtually. The Company also must impose additional requirements on meeting attendees to protect attendees’ health and safety and may need to impose additional limitations dependent upon local requirements. Attendees will be required to provide the results of a negative COVID-19 test (viral or antigen) taken within the prior 72 hours or may alternatively provide proof of vaccination in order to enter the meeting. In addition, attendees must observe social distancing requirements. We will announce any relevant updates via press release and on our website at investor.viatris.com, and we encourage you to check our website prior to the meeting if you plan to attend.

Q:	Who is entitled to vote at the 2021 Annual Meeting and how many votes do they have?

A:

Holders of Viatris common stock as of the Record Date are entitled to vote their shares at the 2021 Annual Meeting. If your shares are registered in your name with the Company’s transfer agent and registrar, American Stock

A-2 | 2021 Proxy Statement

Transfer & Trust Company, LLC, you are the “registered shareholder” of those shares. Registered shareholders as of the Record Date may attend the 2021 Annual Meeting and, if relevant, vote in person or authorize a third-party to attend and, if relevant, vote at the 2021 Annual Meeting on their behalf through use of a proxy card. If you are a beneficial owner of Viatris common stock and hold your shares in street name, the relevant institution will send you instructions describing the procedure for instructing the institution how to vote the shares of Viatris common stock you beneficially own.

If you wish to vote the shares of Viatris common stock you beneficially own directly either in person at the 2021 Annual Meeting or by proxy, you first must obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your shares of Viatris common stock.

As of the close of business on October 21, 2021, there were 1,209,391,843 shares of Viatris common stock outstanding and entitled to vote. Each share of Viatris common stock, which is Viatris’ only outstanding voting security, is entitled to one vote on each matter properly brought before the 2021 Annual Meeting. Shareholders do not have cumulative voting rights.

Q:	What vote is required to elect Directors and adopt each of the other proposals discussed in this Proxy Statement?

A:	If a quorum exists at the 2021 Annual Meeting, shareholders shall have approved:

•

the election of a Director if a majority of the votes cast are in favor of such election. For purposes of the preceding sentence, a majority of votes cast means that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election. Votes cast include any votes against that Director’s election and any direction to withhold authority in each case and exclude abstentions and broker non-votes (as defined below) with respect to that Director’s election. If a nominee for Director who is an incumbent Director is not elected and no successor has been elected at such meeting, the Director must promptly tender his or her irrevocable resignation to the Board in accordance with our Bylaws (Please see “How Our Board Governs and Is Governed – Viatris’ Board Structure” on page 18).

•

any matter (other than the election of Directors, which is addressed in the foregoing paragraph) if a majority of votes cast on such matter by shareholders present in person or represented by proxy at the meeting and entitled to vote on such matter are in favor of such matter. For purposes of the preceding sentence, a majority of votes cast means that the number of shares voted “for” a matter exceeds 50% of the number of votes cast with respect to that matter. Votes cast include votes against the matter and exclude abstentions and broker non-votes with respect to that matter.

Q:	What constitutes a quorum?

A:

The holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the 2021 Annual Meeting, present in person or represented by proxy, constitutes a quorum. Broker non-votes and abstentions will be considered for purposes of establishing a quorum.

Q:	How do I vote if I was a registered shareholder of Viatris as of the Record Date?

A:	If you were a registered shareholder as of the Record Date, the Internet Notice has been sent directly to you.

If you were a registered shareholder as of the Record Date, plan to attend the 2021 Annual Meeting and wish to vote in person, you will be given a ballot at the 2021 Annual Meeting. In addition, if you plan to attend the 2021 Annual Meeting, please be prepared to provide proper identification, such as a driver’s license or passport.

If you were a registered shareholder as of the Record Date and do not plan to attend the 2021 Annual Meeting in person, you may cast your vote no later than the Cut-Off Time by Internet by following the instructions provided in the Internet Notice or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to the instructions provided on the proxy card. Viatris requests that you promptly submit your proxy.

See the Internet Notice and Notice of 2021 Annual General Meeting of Shareholders above for additional information about how to vote.

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If you were a registered shareholder as of the Record Date and you vote by proxy, the individuals named as proxy holders will vote your shares of Viatris common stock in the manner you indicate. All shares of Viatris common stock represented by properly executed proxies received no later than the Cut-Off Time will be voted at the meeting in the manner specified by the Viatris shareholder giving those proxies. If the proxy is returned without an indication as to how the shares of Viatris common stock represented are to be voted with respect to one or more items (and without expressly indicating to abstain), the shares of Viatris common stock represented by the proxy will be voted in accordance with the recommendation of the Viatris Board, as described in the Proxy Statement.

Q:	How do I vote if I am a participant in the Mylan Profit Sharing 401(k) Plan or the Mylan Puerto Rico Profit Sharing Employee Savings Plan?

A:

Participants in the Mylan Profit Sharing 401(k) Plan or the Mylan Puerto Rico Profit Sharing Employee Savings Plan will receive voting instructions for their shares of Viatris common stock held in those plans. In order to have the trustee vote your shares as you direct, you must timely furnish your voting instructions. To allow sufficient time for voting by the relevant trustees, your voting instructions must be received by 8:00 a.m. Eastern Time (ET) on December 8, 2021.

Q:	How do I vote if I am a beneficial owner of shares of Viatris common stock and hold them in street name?

A:

If you are a beneficial owner of Viatris common stock and hold your shares in street name, you may also vote through a voting instruction form over the Internet by following the instructions provided in the Internet Notice or, if you requested to receive printed proxy materials, the relevant institution will send you instructions describing the procedure for instructing the institution how to vote the shares of Viatris common stock you beneficially own.

If you are a beneficial owner of Viatris common stock and hold your shares in street name, plan to attend the 2021 Annual Meeting, and wish to vote in person, you will be given a ballot at the 2021 Annual Meeting. Please note, however, that you must bring to the 2021 Annual Meeting a legal proxy executed in your favor from the registered shareholder of the underlying shares on the Record Date (through your broker, bank, trust company or other nominee) authorizing you to vote at the 2021 Annual Meeting. You must also provide proof of ownership, such as a recent account statement or letter from your brokerage firm, bank nominee or other institution proving ownership on the Record Date. In addition, if you plan to attend the 2021 Annual Meeting, please be prepared to provide proper identification, such as a driver’s license or passport.

If you are a beneficial owner of shares of Viatris common stock and hold your shares in street name, see “If my shares are held in street name by my broker, will my broker automatically vote my shares for me?” below for more information on giving instructions to your broker, bank, trust company or other nominee.

See the Internet Notice and Notice of 2021 Annual Meeting of Shareholders above for additional information about how to vote.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:

If you are a beneficial owner of Viatris common stock and hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. All of the items to be voted on at the 2021 Annual Meeting other than the ratification of the selection of Deloitte as Viatris’ independent registered public accounting firm for fiscal year 2021 are considered non-routine matters. You should instruct your broker, bank, trust company or other nominee as to how to vote your shares of Viatris common stock, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not give instructions to your broker, bank, trust company or other nominee, (i) your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote (a so-called “broker non-vote”) but (ii) the broker, bank, trust company or other nominee will nevertheless be entitled to vote your shares of common stock in its discretion on routine matters and may give or authorize the giving of a proxy to vote such shares in its discretion on such matters.

A-4 | 2021 Proxy Statement

As discussed above, beneficial owners of Viatris common stock held through a broker, bank, trust company or other nominee may not vote the underlying shares at the 2021 Annual Meeting unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant registered shareholder on the Record Date of the underlying shares of common stock.

Q:	May I change my vote or revoke my proxy or voting instructions after I have voted?

A:

Yes. If you are a registered shareholder, you may change your vote of your shares of Viatris common stock or revoke your proxy at any time prior to the Cut-Off Time. You can do this by submitting a new proxy at a later date (but prior to the Cut-Off Time) via the Internet, by telephone, or by mail following the instructions provided in the Internet Notice or, if requested, the proxy card. Alternatively, you may give notice of your attendance at the 2021 Annual Meeting (prior to the Cut-Off Time in the manner described above) and vote in person. You may also revoke your proxy by sending a written statement prior to the Cut-Off Time revoking your proxy to Viatris’ Corporate Address to the attention of Viatris’ Corporate Secretary.

If your shares are held through and/or in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your voting instructions.

Q:	What happens if I transfer my shares of Viatris common stock before the 2021 Annual Meeting?

A:

The Record Date for the 2021 Annual Meeting is earlier than the date of the 2021 Annual Meeting. If you transfer your shares of Viatris common stock after the Record Date, you will retain your right to attend and vote at the 2021 Annual Meeting.

Q:	Who tabulates the votes?

A:

The inspector of election will, among other matters, determine the number of shares represented at the 2021 Annual Meeting to confirm the presence of a quorum, determine the validity of all proxies and ballots and certify the voting results. Due to government and other restrictions relating to COVID-19 public health and safety concerns, the inspector of election may be required to participate via remote communication.

Q:	Where can I find the voting results of the 2021 Annual Meeting?

A:

Viatris expects to announce the preliminary voting results at the 2021 Annual Meeting. In addition, within four business days following certification of the final voting results, Viatris intends to report the final voting results in a Current Report on Form 8-K filed with the SEC.

Q:	How are proxies solicited and what is the cost?

A:

Viatris will bear all expenses incurred in connection with the solicitation of proxies, including the costs associated with the filing, printing and publication of the Proxy Statement. Viatris has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable expenses, for these services. Viatris will reimburse brokerage firms, bank nominees and other institutions for their costs in forwarding proxy materials to beneficial owners of Viatris common stock. Our Directors, officers and employees, some of whom may be considered participants in the solicitation, may also solicit proxies by mail, telephone or personal contact without additional remuneration.

Q:	What is householding?

A:

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are sending only one copy of the Internet Notice and, if applicable, the proxy materials, to that address unless we have received contrary instructions from any shareholder at that address. This practice is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of the Internet Notice and, if applicable, the proxy materials, Viatris will promptly deliver, upon oral or written request, a

2021 Proxy Statement | A-5

separate copy of the Internet Notice and, if applicable, the proxy materials to any shareholder residing at an address to which only one copy was mailed. If you would like to request additional copies of the Internet Notice and, if applicable, the proxy materials (or in the future would like to receive separate copies) or if you are receiving multiple copies and would like to request that only a single copy be mailed in the future, you can request householding by contacting the Corporate Secretary as described under “How may I communicate with Viatris’ Directors?” below.

Q:	How may I communicate with Viatris’ Directors?

A:

Viatris’ Board has established a process for any interested parties to contact the Board, or the independent Directors as a group or any other group or committee of Directors, by writing to them at the following address:

Viatris Inc.

Corporate Secretary

1000 Mylan Boulevard

Canonsburg, PA 15317

Corporate Secretary – CorporateSecretary@Viatris.com

Communications regarding accounting, internal accounting controls or auditing matters may be reported to our Directors using AuditCommitteeChair@Viatris.com. All communications received as set forth above shall be opened by the office of the Secretary for the purpose of determining whether the contents represent an appropriate message to the Company’s Directors. Materials that are not in the nature of advertising, solicitations, or promotions of a product or service or patently offensive shall be forwarded to the Chair of the Board and the Lead Independent Director, if applicable, and as appropriate to each Director who is a member of the group or committee to which the envelope is addressed.

Q:	Could matters other than those stated in the notice of the meeting be considered at the 2021 Annual Meeting?

A:

The Board is not aware of any matters that are expected to come before the 2021 Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly brought before the meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

Q:	What is the deadline to propose actions for consideration at the 2022 annual meeting of shareholders?

A:

Pursuant to U.S. federal securities laws, if a shareholder wishes to have a proposal included in Viatris’ Proxy Statement for the 2022 annual meeting of shareholders, then the shareholder must follow the procedures outlined in Rule 14a-8 of the Exchange Act. If you wish to submit a proposal intended to be presented at the 2022 annual meeting pursuant to Rule 14a-8, your proposal must be received by us at our principal executive offices (1000 Mylan Boulevard, Canonsburg, PA 15317) no later than July 1, 2022, and must otherwise comply with the requirements of Rule 14a-8 to be considered for inclusion in the 2022 proxy statement and form of proxy.

Under our proxy access bylaw, if a shareholder (or a group of no more than 20 shareholders) who has owned at least 3% of the voting power of the outstanding shares of all classes of capital stock entitled to vote in the election of Directors, voting together as a single class, continuously for at least three years immediately preceding the date of the notice of proxy access nomination and has otherwise complied with the requirements set forth in our Bylaws wants us to include Director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2022 annual meeting of shareholders, the nominations must be delivered to or be mailed and received by the Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days in advance of the anniversary of the date that the Company first distributed its proxy statement to shareholders for the previous year’s annual meeting of shareholders (which would be no earlier than June 1, 2022 and no later than July 1, 2022). No such shareholder (or group of shareholders), however, will be able to meet the requisite three year holding period for purposes of submitting a proxy access nomination at our 2022 annual meeting of shareholders.

A-6 | 2021 Proxy Statement

In addition, for any nominations or any other business that is not to be included in our proxy statement to be properly brought before an annual meeting of shareholders, the shareholder must give timely notice in writing to the Secretary and comply with the requirements set forth in our Bylaws and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (which would be no earlier than August 12, 2022 and no later than September 11, 2022), provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The Bylaws are available on our website at https://www.viatris.com/en/About-Us/Corporate-Governance.

Q:	How do I recommend a candidate for nomination to Viatris’ Board?

A:

The Governance and Nominating Committee will consider for nomination by the Viatris Board potential Director candidates properly recommended by shareholders, subject to the discretion of the Board and to Viatris’ Amended and Restated Certificate of Incorporation and our Bylaws. In considering candidates recommended by shareholders, the Governance and Nominating Committee will take into consideration, among other matters, the needs of the Board and Viatris and the qualifications of the candidate, including, among other things, those traits, abilities and experiences described above (Please see “How Our Directors Are Selected and Evaluated” on pages 25 to 26).

Any submission to the Governance and Nominating Committee of a recommended candidate for consideration must include, among other information, the name of the recommending shareholder and evidence of such person’s ownership of Viatris shares, and the name of the recommended candidate, his or her resume or a statement of his or her principal occupation or employment, and the recommended candidate’s signed consent to be named as a Director if recommended by the Governance and Nominating Committee and nominated by the Board. Any shareholder recommendations for Director must be sent to Viatris’ Corporate Secretary not later than 120 days prior to the anniversary date of Viatris’ most recent annual meeting of shareholders (which would be August 12, 2022) at the following address:

Viatris Inc.

Corporate Secretary

1000 Mylan Boulevard

Canonsburg, PA 15317

Any shareholder nominations must be made according to the procedures set forth in our Bylaws (including via our proxy access bylaw) as described under “What is the deadline to propose actions for consideration at the 2022 annual meeting of shareholders?” above.

2021 Proxy Statement | A-7

Q:	How do I inspect the list of shareholders entitled to vote at the 2021 Annual Meeting?

A:

A list of shareholders entitled to vote at the 2021 Annual Meeting will be available for inspection during ordinary business hours at the Corporate Address from November 30, 2021 to December 9, 2021, as well as at the 2021 Annual Meeting. Please contact the Corporate Secretary by sending an email to corporatesecretary@viatris.com if you wish to inspect the list prior to the 2021 Annual Meeting.

Q:	What do I need to do now?

A:

Carefully read and consider the information contained in this Proxy Statement and vote your shares either in person or by following the instructions in the Internet Notice or, if you requested to receive printed proxy materials, pursuant to the instructions provided on the proxy card or voting instruction form, as applicable.

Q:	Who can help answer my questions?

A:

If you have questions about the 2021 Annual Meeting, including the items to be voted on at the meeting, need assistance in voting, or if you desire copies of this Proxy Statement or proxy cards, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

A-8 | 2021 Proxy Statement

Appendix B

Forward-Looking Statements

This Proxy Statement and Shareholder Letters contain “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the Combination, the benefits and synergies of the Combination or our global restructuring program, future opportunities for the Company and its products and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	the integration of Mylan and the Upjohn Business or the implementation of the Company’s global restructuring program being more difficult, time consuming or costly than expected;

•

the possibility that the Company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the Combination or its global restructuring program within the expected timeframe or at all;

•	the possibility that the Company may be unable to successfully integrate Mylan and the Upjohn Business or implement its global restructuring program;

•	operational or financial difficulties or losses associated with the Company’s reliance on agreements with Pfizer in connection with the Combination, including with respect to transition services;

•	the possibility that the Company may be unable to achieve all intended benefits of its strategic initiatives;

•	the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by the COVID-19 pandemic;

•	the Company’s failure to achieve expected or targeted future financial and operating performance and results;

•	actions and decisions of healthcare and pharmaceutical regulators;

•

changes in relevant laws and regulations, including but not limited to changes in tax, healthcare and pharmaceutical laws and regulations globally (including the impact of potential tax reform in the U.S.);

•	the ability to attract and retain key personnel;

•	the Company’s liquidity, capital resources and ability to obtain financing;

•	any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”;

•	success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products;

•

any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand;

•	the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company;

2021 Proxy Statement | B-1

•	any significant breach of data security or data privacy or disruptions to our information technology systems;

•	risks associated with having significant operations globally;

•	the ability to protect intellectual property and preserve intellectual property rights;

•	changes in third-party relationships;

•

the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the Combination;

•	the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products;

•	changes in the economic and financial conditions of the Company or its partners;

•	uncertainties regarding future demand, pricing and reimbursement for the Company’s products;

•	uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions and global exchange rates; and

•

inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A in the 2020 Form 10-K, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website, and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated by reference in this Proxy Statement or Shareholder Letters and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended. Viatris undertakes no obligation to update any statements herein for revisions or changes after the filing date of this Proxy Statement and Shareholder Letters other than as required by law.

Non-GAAP Financial Measures

This Proxy Statement and Shareholder Letters include the presentation and discussion of certain financial information that differs from what is reported under U.S. GAAP. These non-GAAP financial measures, including adjusted EBITDA and free cash flow, are presented in order to supplement investors’ and other readers’ understanding and assessment of Viatris’ financial performance. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, we believe that an evaluation of our ongoing operations (and comparisons of our current operations with historical and future operations) would be difficult if the disclosure of our financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using these adjusted metrics, along with other performance metrics. Beginning in 2021, management’s incentive compensation will be derived, in part, based on non-GAAP financial measures. Non-GAAP financial measures set forth in this Proxy Statement and Shareholder Letters also include adjusted EBITDA, ROIC (as defined herein) and Adjusted FCF/Credit Agreement Debt (as defined herein), each of which was a performance metric used in Mylan’s 2020 long-term and annual incentive compensation program as discussed herein. This Appendix B contains reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP

B-2 | 2021 Proxy Statement

financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth in this Appendix B, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. Due to rounding, numbers presented in the following reconciliations may not add up precisely to the totals provided.

Reconciliation of Pre-Combination Mylan Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA for purposes of 2020 annual incentive performance relating to Mylan legacy executives is calculated in the same manner Mylan publicly reported adjusted EBITDA as set forth below, except that the calculation for the incentive program utilized budgeted foreign exchange rates. Below is a reconciliation of Mylan’s U.S. GAAP net earnings (loss) to EBITDA and adjusted EBITDA for the nine months ended September 30, 2020:

	Nine months ended September 30, 2020

(in millions)	As Reported	Adjusted for Currency Impact
U.S. GAAP net earnings (loss)	$ 245.9	$ 222.7
Add/(deduct) adjustments:
Clean energy investments pre-tax loss	37.4	37.4
Income tax provision (benefit)	46.4	42.0
Interest expense(a)	353.4	353.5
Depreciation and amortization(b)	1,263.0	1,263.4
EBITDA	$1,946.1	$1,919.0
Add/(deduct) adjustments:
Share-based compensation expense (income)	49.8	49.8
Litigation settlements and other contingencies, net	36.5	36.5
Restructuring, acquisition related and other special items(c)	606.6	609.5
Adjusted EBITDA	$2,639.0	$2,614.8

(a)	Includes clean energy investment financing and accretion of contingent consideration.
(b)	Includes purchase accounting related amortization.
(c)

Includes restructuring related costs, acquisition related costs (primarily including SG&A) and other special items, including cost of sales, research and development expense, selling, general and administrative expense, and other expense.

Adjusted FCF/Credit Agreement Debt

Adjusted FCF/Credit Agreement Debt for purposes of Mylan’s 2020 long-term incentive grants to legacy Mylan executives would have been calculated by dividing adjusted free cash flow by Credit Agreement Debt, each as described below.

Adjusted Free Cash Flow

Adjusted free cash flow for purposes of Mylan’s 2020 long-term incentive grants to legacy Mylan executives would have been calculated by adding or deducting certain items from Mylan’s U.S. GAAP net cash provided by operating activities to arrive at adjusted free cash flow. Historically, Mylan added or deducted the following items: restructuring and related costs, financing related expenses, corporate contingencies, acquisition related costs, R&D expenses, capital expenditures, proceeds from sale of certain property, plant and equipment, and other costs and expenditures.

Credit Agreement Debt

Credit Agreement Debt for purposes of Mylan’s 2020 long-term incentive grants to legacy Mylan executives would have been calculated as Mylan’s average quarterly total notional debt for the preceding four quarters as calculated pursuant

2021 Proxy Statement | B-3

to the revolving credit facility dated as of July 27, 2018 (as amended, supplemented or otherwise modified from time to time), among Mylan Inc., as borrower, the Company, as guarantor, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Bank of America, N.A., as administrative agent. Total notional debt would have been calculated using the reported long-term debt and short-term borrowings/other current obligation balances, and adding or deducting the net discount on debt issuances, deferred financing fees and fair value adjustments for hedged debt.

Return on Invested Capital (ROIC)

ROIC for purposes of Mylan’s 2020 long-term incentive grants to legacy Mylan executives would have been calculated using that year’s adjusted net operating profit after tax divided by the prior year’s total invested capital.

Adjusted net operating profit after tax would have been calculated by adding adjusted pre-tax income plus adjusted interest expense (to get to adjusted income before interest and tax) less estimated adjusted income tax expense. Estimated adjusted income tax expense is the adjusted estimated income tax rate multiplied by adjusted income before interest and tax. Prior year’s total invested capital would have been calculated by adding the prior year’s accounts payable, other current liabilities and income taxes payable balances to the prior year’s total invested assets. Prior year’s total invested assets would have been calculated by deducting the prior year’s cash and near cash items, short-term investments, deferred income taxes, clean energy investments, and restricted cash from the total assets reported on Mylan’s prior year audited consolidated balance sheet.

Adjusted Effective Tax Rate

Mylan would have calculated the adjusted effective tax rate by dividing the adjusted income tax provision by adjusted earnings before income taxes. Adjusted income tax provision would have been calculated as U.S. GAAP income tax provision or benefit plus adjusted tax expense and adjusted income tax provision. Adjusted earnings before income taxes would have been calculated as U.S. GAAP earnings before income taxes plus the total amount of pre-tax non-GAAP adjustments in reconciling U.S. GAAP net earnings to adjusted net earnings as described below.

Adjusted Interest Expense

Mylan would have calculated adjusted interest expense as U.S. GAAP interest expense less interest expense related to clean energy investments, accretion of contingent consideration liabilities, restructuring and related costs, and other special items.

Adjusted Net Earnings

Mylan would have calculated adjusted net earnings by adding or deducting acquisition activity and other significant event activity to U.S. GAAP net earnings. Activity historically considered in this calculation includes purchase accounting related amortization, net litigation settlements and other contingencies, interest expense (primarily relating to clean energy financing and accretion of contingent consideration), clean energy investments pre-tax loss, acquisition related costs, restructuring related costs, share-based compensation expense, and other special items. This calculation also considers the tax effect of the previously mentioned items.

Adjusted Pre-Tax Income

Mylan would have calculated adjusted pre-tax income as adjusted net earnings (as described above) plus or minus the U.S. GAAP reported income tax benefit or provision and the tax effect of non-GAAP adjustments and other income tax related items.

B-4 | 2021 Proxy Statement

Reconciliation of Viatris Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,

(In millions)	2021	2020	2021	2020
U.S. GAAP net (loss) earnings	$(279.2)	$39.4	$(1,316.8)	$60.2
Add adjustments:
Net contribution attributable to equity method investments	16.7	17.2	34.6	34.5
Income tax provision (benefit)	60.1	(19.4)	656.4	(9.5)
Interest expense(a)	167.1	116.2	336.1	236.1
Depreciation and amortization(b)	1,317.1	415.7	2,739.6	830.7
EBITDA	$1,281.8	$569.1	$2,449.9	$1,152.0
Add adjustments:
Share-based compensation expense	31.0	15.3	63.7	34.7
Litigation settlements and other contingencies, net	23.0	15.8	45.9	17.6
Restructuring, acquisition related and other special items(c)	339.6	278.4	752.5	425.0
Adjusted EBITDA	$1,675.4	$878.6	$3,312.0	$1,629.3

(a)	Includes amortization of premiums and discounts on long-term debt.
(b)	Includes purchase accounting related amortization.
(c)

Includes restructuring related costs, acquisition related costs (primarily including SG&A) and other special items, including cost of sales, research and development expense, selling, general and administrative expense, and other expense.

Free cash flow

Free cash flow for purposes of Viatris’ annual incentive program is calculated from Viatris’ audited financial statements as net cash flows generated by operating activities (as defined by U.S. GAAP) less net capital expenditures and adjusted for unplanned litigation gains or losses equal to or greater than $25 million in the aggregate, if any. For purposes of Viatris’ long-term incentive awards such amount is further adjusted for certain material asset sales, if any.

2021 Proxy Statement | B-5

2021 viatris Inc. All Rights Reserved. VIATRIS and the Viatris Logo are trademark of Mylan Inc., a Viatris Company.

TO FACILITATE TIMELY RECEIPT OF YOUR PROXY DESPITE ANY POTENTIAL SYSTEMS DISRUPTION DUE TO

COVID-19, WE ENCOURAGE YOU TO VOTE BY TELEPHONE OR THE INTERNET TODAY.

YOUR VOTE IS IMPORTANT

Please take a moment to vote your common stock of Viatris Inc.

for the upcoming 2021 annual meeting of shareholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-855-429-7917, on a touch-tone phone. If outside the U.S. or Canada, call 1-575-208-6225. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.

Vote by Internet – Please access https://www.proxyvotenow.com/vtrs, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.

Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Viatris Inc. c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. However, we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

To vote, mark boxes below in blue or black ink as follows

THE VIATRIS INC. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR IN ITEM 1, “FOR” ITEMS 2 AND 4 AND “1 YEAR” ON ITEM 3

Company Proposals (Items 1 through 4)
1. Election of the following four Class I directors, each to hold office until the 2023 annual meeting of shareholders:
	FOR	AGAINST	ABSTAIN

A. Neil Dimick	☐	☐	☐

B. Michael Goettler	☐	☐	☐

C. Ian Read	☐	☐	☐

D. Pauline van der Meer Mohr	☐	☐	☐

2. Approval, on non-binding advisory basis, of the 2020 compensation of the named executive officers of the Company (the “Say-on-Pay vote”)		FOR ☐	AGAINST ☐	ABSTAIN ☐
	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3. A non-binding advisory vote on the frequency of the Say-on-Pay vote	☐	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021		☐	☐	☐

Date: , 2021

Signature

Signature (if held jointly)

Title

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE BY TELEPHONE OR INTERNET TODAY!

SEE REVERSE SIDE

FOR SIMPLE VOTING INSTRUCTIONS.

Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the 2021 Viatris Inc. Annual Meeting of Shareholders, including the Annual Report on Form 10-K and the Proxy Statement, are available over the Internet. To view the proxy materials, please have the reverse side of this proxy card available and visit www.eproxyaccess.com/vtrs2021.

Electronic Delivery of Future Proxy Materials: If you wish to receive all future proxy materials electronically by e-mail, please visit www.eproxyaccess.com/vtrs2021 and follow the instructions there.

 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED

VIATRIS INC.

PROXY FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on December 10, 2021 at 11:00 a.m. Eastern Time (ET)

PROXY VOTING DEADLINE: 11:00 a.m. EASTERN TIME (ET) DECEMBER 9, 2021

This Proxy is Solicited on Behalf of the Board of Directors of Viatris Inc. (the “Board”)

P R O X Y

The undersigned hereby appoints Robert J. Coury and Mark W. Parrish, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all common stock of Viatris Inc. (“Viatris” or the “Company”) which the undersigned is entitled to vote and act at the 2021 Annual Meeting of Shareholders of Viatris to be held on December 10, 2021 at 11:00 a.m. (ET) at the Hilton Naples, 5111 Tamiami Trail North, Naples, FL 34103, with all the powers the undersigned would possess if personally present at the meeting or at any postponement or adjournment thereof and particularly, but without limiting the generality of the foregoing:

This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted “FOR” each director in ITEM 1, “FOR” ITEMS 2 and 4 and “1 YEAR” on ITEM 3 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

For PIan Participants Only: If the undersigned has a beneficial interest in shares held in the Mylan Profit Sharing Plan and/or the Mylan Puerto Rico Profit Sharing Employee Plan, the undersigned hereby directs Bank of America, N.A., as trustee for the Mylan Profit Sharing 401(k) Plan, and Banco Popular de Puerto Rico, as trustee for the Mylan Puerto Rico Profit Sharing Employee Savings Plan (together, the “Trustees”), to appoint Robert J. Coury and Mark W. Parrish, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the Trustees to vote and act with respect to all common stock of Viatris credited to the accounts of the undersigned under the above-named plans which the Trustees are entitled to vote and act on behalf of the undersigned at the 2021 Annual Meeting of Shareholders of Viatris, with all the powers the Trustees would possess if personally present at the meeting or any postponement or adjournment thereof, and particularly, but without limiting the generality of the foregoing: If properly executed and received by the relevant Trustee prior to the Plan Voting Deadline, this voting instruction form will be voted “FOR” ITEM 1, “FOR” ITEMS 2 and 4 AND “1 YEAR” on ITEM 3 unless a contrary vote is indicated, in which case the proxy will be voted as directed. Voting instructions with respect to such plan shares must be provided by 8:00 a.m. Eastern time (ET) on December 8, 2021 (the “Plan Voting Deadline”).

(Continued and to be signed on the reverse side)